       As filed with the Securities and Exchange Commission on September 6, 1996
                                                      Registration No. 33-______
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-4
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933


                               SUMMA INDUSTRIES
            (Exact name of registrant as specified in its charter)


          California                                  3559                             95-1240978
          ----------                                  ----                             ----------
(State or other jurisdiction               (Primary Standard Industrial             (I.R.S. Employer
   of incorporation)                       Classification Code Number)             Identification Number)

21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503; (310) 792-7024
  (Address and telephone number of registrant's principal executive offices)

                         James R. Swartwout, President
                               Summa Industries
21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503; (310) 792-7024
           (Name, address and telephone number of agent for service)

                                  Copies to:

                         James M. Phillips, Jr., Esq.
                               Phillips & Haddan
                        4695 MacArthur Court, Ste. 840
                        Newport Beach, California 92660

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after the Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: [ ]

================================================================================
                        CALCULATION OF REGISTRATION FEE


    Title of Each Class                        Proposed Maximum     Proposed Maxi-      Amount of Regi-
      of Securities             Amount to       Offering Price      mum Aggregate       stration Fee*
    to be Registered         be Registered        Per Unit*         Offering Price*
- -------------------------------------------------------------------------------------------------------
Common Stock............        2,439,066          $6.66            $16,244,179.56        $5,601.42

=======================================================================================================

* Calculated pursuant to Rule 457(f)(1), on the basis of the average of the closing price on the Nasdaq National Market of a share of the Common Stock of Summa Industries on August __, 1996.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                     Cross-Reference Sheet to Form S-4 of
                               Summa Industries

                PART I.  INFORMATION REQUIRED IN THE PROSPECTUS


Item of Form S-4                                          Caption in Joint Proxy Statement/Prospectus
- ----------------                                          -------------------------------------------

A. INFORMATION ABOUT THE TRANSACTION
   1.  Forepart of Registration Statement and              Facing Page; Cross-Reference Sheet; Outside Front Cover
         Outside Front Cover Page of Prospectus            Page of Joint Proxy Statement/Prospectus; Risk Factors

   2.  Inside Front and Outside Back Cover                 Available Information; Table of Contents
         Pages of Prospectus

   3.  Risk Factors, Ratio of Earnings to                  Summary; N/A
         Fixed Charges and Other Information.

   4.  Terms of the Transaction                            Summary; Description of the Proposed Merger

   5.  Pro Forma Financial Information                     Summary; Summa and LexaLite Pro Forma Financial
                                                           Information

   6.  Material Contacts with the Company                  Summary; Description of the Proposed
         Being Acquired Merger;

   7.  Additional Information Required for                 *
         Reoffering by Persons and Parties
         Deemed to be Underwriters

   8.  Interests of Named Experts and                      Legal Matters; Experts
         Counsel

   9.  Disclosure of Commission Position on                Management of Summa - Limitation of
        Indemnification for Securities Act                 Directors' and Officers' Liability and Indemnification
        Liabilities

B. INFORMATION ABOUT THE REGISTRANT

   10. Information with Respect to                         *
         S-3 Registrants

   11. Incorporation of Certain Information                *
         by Reference

   12. Information with Respect to S-2 or                  *
         S-3 Registrants

   13. Incorporation of Certain Information                *
         by Reference


   14. Information with Respect to                         Summary; Description of the Proposed Merger; Summa
         Registrants Other than S-3                        Common Stock Prices and Dividends; Summa Selected
         or S-2 Registrants                                Financial Data; Summa Management's Discussion and
                                                           Analysis of Summa's Results of Operations and Financial
                                                           Condition; Summa and LexaLite Comparative Per Share
                                                           Data; Summa and LexaLite Pro Forma Financial Informa-
                                                           tion; Information Concerning Summa

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

    15. Information with Respect to                        *
          S-3 Companies

    16. Information with Respect to S-2 or                 *
          S-3 Companies

    17. Information with Respect to Companies              Summary; Description of the Proposed Merger; LexaLite
          Other than S-2 or S-3 Companies                  Common Stock Prices and Dividends; LexaLite Selected
                                                           Financial Data; LexaLite Management's Discussion and
                                                           Analysis of LexaLite's Results of Operations and Financial
                                                           Condition; Summa and LexaLite Comparative Per Share
                                                           Data; Summa and LexaLite Pro Forma Financial Informa-
                                                           tion; Information Concerning LexaLite

D.  VOTING AND MANAGEMENT INFORMATION

    18.  Information if Proxies, Consents or               Summary; Description of the Proposed Merger; Information
           Authorizations are to be Solicited              Concerning Summa; Information Concerning LexaLite;
                                                           Other Matters

    19.  Information if Proxies, Consents or               *
           Authorizations are not to be Solicited
           in an Exchange Offer

                       LEXALITE INTERNATIONAL CORPORATION
                               10163 US 31 North
                        Charlevoix, Michigan 49720-0498

                                October __, 1996

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders of LexaLite International Corporation ("LexaLite") to be held at 10:00 a.m., local time, on November __, 1996 at the Charlevoix Country Club, located at 9600 Clubhouse Drive, Charlevoix, Michigan 49720 (the "Special Meeting").

    At the Special Meeting, you will be asked to approve the merger (the "Merger") of a wholly-owned subsidiary of Summa Industries, a California corporation, with and into LexaLite pursuant to the Agreement of Merger attached to the Joint Proxy Statement/Prospectus as Appendix I. As a consequence of the Merger, the outstanding shares of LexaLite Common Stock will be converted into shares of Summa Common Stock (the "Merger"). The Board of Directors of LexaLite has carefully reviewed and considered the terms and conditions of the Merger and has received the opinion of Wedbush Morgan Securities as to the fairness of the Merger to the stockholders of LexaLite from a financial point of view. The full text of the opinion of Wedbush Morgan is attached to the Joint Proxy Statement/Prospectus as Appendix II. The Board of Directors of LexaLite has concluded that the Merger is fair to and in the best interests of LexaLite and its stockholders and recommends that you vote FOR the approval of the Merger.

    If the Merger is approved by the stockholders of LexaLite and the Merger is consummated, LexaLite will become a wholly-owned subsidiary of Summa, and each share of LexaLite Common Stock outstanding at the time the Merger becomes effective will be converted into 1.5 shares (subject to possible upward adjustment) of Summa Common Stock, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

    THE DETAILS OF THE MERGER ARE DISCUSSED IN THE JOINT PROXY
STATEMENT/PROSPECTUS WHICH ACCOMPANIES THIS LETTER. YOU ARE URGED TO REVIEW IT CAREFULLY.

    Under Delaware law, the Reorganization Agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of LexaLite Common Stock. Therefore, whether or not you personally will attend the Special Meeting, please vote for the proposed transaction by promptly completing, signing, dating and mailing the enclosed proxy form. You may always revoke your proxy at or before the time of the Special Meeting if you wish to vote in person. Regardless of the number of shares you own, your vote is important.

    PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. Promptly after the Merger is consummated, you will be sent instructions regarding the mechanics of exchanging your existing LexaLite stock certificates for new certificates representing shares of Summa Common Stock.

                                           Sincerely,


                                           Josh T. Barnes
                                           Chief Executive Officer

                       LEXALITE INTERNATIONAL CORPORATION

                               10163 US 31 North
                        Charlevoix, Michigan 49720-0498


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER __, 1996



To the Stockholders of
LexaLite International Corporation                             October __, 1996


    NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "LexaLite Special Meeting") of LexaLite International Corporation, a Delaware corporation ("LexaLite"), will be held on November __, 1996, at 10:00 a.m., local time, at the Charlevoix Country Club, located at 9600 Clubhouse Drive, Charlevoix, Michigan 49720, for the following purposes:

    (1) To consider and vote upon a proposal to approve the merger (the "Merger") of Charlevoix the Beautiful, Inc., a newly-to-be-formed and wholly-owned subsidiary of Summa Industries, a California corporation ("Summa"), with and into LexaLite pursuant to the Agreement of Merger in the form attached to this Joint Proxy Statement/Prospectus as Appendix I and the Agreement and Plan of Reorganization by and between Summa and LexaLite dated as of July 18, 1996, all as described in more detail in the attached Joint Proxy Statement/Prospectus which accompanies this Notice; and

    (2) To transact such other business as may properly come before the LexaLite Special Meeting or any adjournment or postponement thereof.

    The Board of Directors of LexaLite has fixed October __, 1996 as the record date for the determination of stockholders of LexaLite entitled to notice of and to vote at the LexaLite Special Meeting, or at any continuance or adjournment thereof, and only stockholders of record at the close of business on that date will be entitled to vote at the LexaLite Special Meeting.

    All stockholders are cordially invited to attend the LexaLite Special Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. If you attend the LexaLite Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

    The attached Joint Proxy Statement/Prospectus is a joint proxy statement of LexaLite and Summa for their respective stockholder meetings and constitutes the Prospectus of Summa with respect to the shares of Summa Common Stock issuable to the stockholders of LexaLite as a consequence of the proposed Merger.

                                           By Order of the Board of Directors,



                                           -------------------------------------
                                           Patricia A. DeYoung, Secretary

                                SUMMA INDUSTRIES

                      21250 Hawthorne Boulevard, Suite 500
                           Torrance, California 90503

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER __, 1996


To the Shareholders of
Summa Industries                                               October __, 1996


    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the "Summa Annual Meeting") of Summa Industries, a California corporation ("Summa"), will be held on November __, 1996, at 2:00 p.m., local time, at the Mariott Hotel, 3635 Fashion Way, Torrance, California (near southeast corner of Hawthorne and Torrance Boulevards, behind the Computax Building) for the following purposes:

    (1) To consider and vote upon a proposal to approve the merger (the "Merger") of Charlevoix The Beautiful, Inc., a newly-to-be-formed California corporation and wholly-owned subsidiary of Summa ("Subsidiary"), with and into LexaLite International Corporation, a Delaware corporation ("LexaLite"), pursuant to the Agreement of Merger in the form attached to this Joint Proxy Statement/Prospectus as Appendix I and the and Agreement and Plan of Reorganization by and between Summa and LexaLite dated as of July 18, 1996 (the "Reorganization Agreement"), all as described in more detail in the attached Joint Proxy Statement/Prospectus which accompanies this Notice. In approving the Merger, the shareholders of Summa will also approve, among other things, an amendment to the Articles of Incorporation of Summa to establish a 9-member Board of Directors divided into three classes serving staggered 3-year terms (Summa currently has an 8-member Board divided into two classes), and the adoption by Summa of the LexaLite Employee Stock Ownership Plan, as amended, all as more particularly described in the Joint Proxy Statement/Prospectus;

    (2) To elect three directors to serve 3-year terms if the Merger is approved and consummated, including two incumbent directors whose terms are expiring and Josh Barnes, the Chief Executive Officer and a director of LexaLite, and three incumbent directors to serve 2-year terms. If the Merger is not approved, to elect the four incumbent directors whose terms are expiring to serve as directors for new 2-year terms; and

    (3) To transact such other business as may properly come before the Summa Annual Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed October __, 1996 as the record date for the determination of shareholders of Summa entitled to notice of and to vote at the Summa Annual Meeting, or at any continuance or adjournment thereof, and only shareholders of record at the close of business on that date will be entitled to vote at the Summa Annual Meeting.

    All shareholders are cordially invited to attend the Summa Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. If you attend the Summa Annual Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

    The attached Joint Proxy Statement/Prospectus also constitutes the Prospectus of Summa with respect to the shares of Summa Common Stock issuable to the shareholders of LexaLite as a consequence of the proposed Merger.

                                           By Order of the Board of Directors,


                                           -------------------------------------
                                           Paul A. Walbrun, Secretary

                                SUMMA INDUSTRIES
                       LEXALITE INTERNATIONAL CORPORATION
                             JOINT PROXY STATEMENT
                              ___________________

                         PROSPECTUS OF SUMMA INDUSTRIES
                              ___________________

    This Joint Proxy Statement/Prospectus is being furnished to shareholders of Summa Industries, a California corporation ("Summa"), in connection with the solicitation of proxies by the Board of Directors of Summa for use at the Special Meeting of Shareholders of Summa to be held on November __, 1996, at the Mariott Hotel, 3635 Fashion Way, Torrance, California, at 2:00 p.m. local time, and at any continuation or adjournment thereof (the "Summa Annual Meeting"). As of October __, 1996, the record date for the Summa Annual Meeting, there were _________ shares of Summa's Common Stock outstanding. At the Summa Annual Meeting, the shareholders of Summa will be asked to consider and vote upon a proposal to approve a merger (the "Merger") of Charlevoix the Beautiful, Inc., a newly-to-be-formed and wholly-owned subsidiary of Summa ("Subsidiary"), with and into LexaLite pursuant to the Agreement of Merger (the "Merger Agreement") attached hereto as Appendix I and on the further terms, and subject to the conditions, set forth in the Agreement and Plan of Reorganization dated as of July 18, 1996 by and between Summa and LexaLite (the "Reorganization Agreement"). Upon consummation of the Merger, which would be effective upon filing of the Merger Agreement, or a certificate of merger with respect thereto, in the offices of the Secretaries of State of California and Delaware, Subsidiary would be merged with and into LexaLite, which would be the surviving corporation in the Merger and which would continue to carry on the business and affairs of LexaLite as a wholly-owned subsidiary of Summa. As a consequence of the Merger, the former stockholders of LexaLite would receive an aggregate of ___________ shares (subject to possible upward adjustment) of Summa's Common Stock. In addition, the Articles of Incorporation of Summa will be amended to establish a 9-member Board of Directors divided into three classes serving staggered 3-year terms, and Summa would adopt the LexaLite Employee Stock Ownership Plan, as amended. See "Description of the Proposed Merger."

    This Joint Proxy Statement/Prospectus is also being furnished to stockholders of LexaLite International Corporation, a Delaware corporation ("LexaLite"), in connection with the solicitation of proxies by the Board of Directors of LexaLite for use at the Special Meeting of Stockholders of LexaLite to be held on November __, 1996, at the Charlevoix Country Club, located at 9600 Clubhouse Drive, Charlevoix, Michigan 49720, at 10:00 a.m., local time, and at any continuation or adjournment thereof (the "LexaLite Special Meeting"). As of October __, 1996, the record date for the LexaLite Special Meeting, there were _________ shares of LexaLite's Common Stock outstanding. At the LexaLite Special Meeting, the stockholders of LexaLite will be asked to consider and vote upon a proposal to approve the Merger of Subsidiary with and into LexaLite pursuant to the terms and conditions of the Reorganization Agreement and the Merger Agreement.

    THE BOARDS OF DIRECTORS OF BOTH SUMMA AND LEXALITE UNANIMOUSLY HAVE APPROVED THE MERGER AND RECOMMENDED THAT THE SHAREHOLDERS OF SUMMA AND STOCKHOLDERS OF LEXALITE VOTE IN FAVOR OF THE PROPOSED MERGER.

    This Joint Proxy Statement/Prospectus also constitutes a Prospectus of Summa which is a part of a Registration Statement on Form S-4 that Summa has filed with the Securities and Exchange Commission with respect to the shares of Summa's Common Stock issuable to the stockholders of LexaLite as a consequence of the proposed Merger. Summa's principal executive offices are located at 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503, its telephone number is (310) 792-7024, and its telecopier number is (310) 792-7079.

    THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED
      OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This Joint Proxy Statement/Prospectus is first being mailed to shareholders of Summa and stockholders of LexaLite on or about October __, 1996. All information herein with respect to each of Summa and Subsidiary has been furnished by Summa, and all information herein with respect to LexaLite has been furnished by LexaLite.

    See "Risk Factors" beginning at page 12 for a discussion of certain matters that should be considered by the stockholders of LexaLite and the shareholders of Summa with respect to the Merger and an investment in Summa following the Merger.

     The date of this Joint Proxy Statement/Prospectus is October __, 1996

                             AVAILABLE INFORMATION

    Summa is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's regional offices at 230 South Dearborn Street, Chicago, Illinois 60604 and 75 Park Place, New York, New York 10007. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

    Summa has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-4 with respect to the shares of Summa Common Stock issuable to the stockholders of LexaLite as a consequence of the proposed Merger. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Summa included as a part of the Registration Statement, but does not contain all of the information set forth in the Registration Statement. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement in full, including the exhibits and schedules thereto, may be inspected without charge at the office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may also be obtained from the commission upon payment of prescribed fees by writing to the Commission at the above address. Summa will provide, without charge, upon written or oral request of any shareholder of Summa or stockholder of LexaLite, a copy of the Reorganization Agreement which has been filed as an exhibit to the Registration Statement and to which the Merger Agreement set forth in Appendix I is attached as Exhibit A. Requests should be addressed to Summa, 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503,
Attention: James R. Swartwout; telephone: (310) 792-7024. So that timely delivery of the documents can be made, such requests should be made by September __, 1996.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SUMMA OR LEXALITE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----
[S]                                                                         [C]

AVAILABLE INFORMATION................................................        2

SUMMARY..............................................................        5
   Annual Meeting of Summa Shareholders..............................        5
   Special Meeting of LexaLite Stockholders..........................        5
   The Proposed Merger...............................................        5
   Summary Historical Financial Information..........................        10
   Summary Pro Forma Combined Financial Information..................        11
   Comparative Per Share Financial Information.......................        11

RISK FACTORS.........................................................        12

VOTING AND PROXIES...................................................        16

OWNERSHIP OF SUMMA'S COMMON STOCK....................................        17

OWNERSHIP OF LEXALITE'S COMMON STOCK.................................        18

DESCRIPTION OF THE PROPOSED MERGER...................................        19
   Purpose and Background of the Merger..............................        19
   The Merger........................................................        21
   Manner and Basis of Converting Shares.............................        21
   Treatment of Stock Options........................................        22
   Opinion of Financial Advisor to LexaLite and Summa................        22
   Additional Conditions to the Merger...............................        23
   Amendment or Termination..........................................        23
   Standstill Agreement..............................................        24
   Interests of Certain Persons in the Merger........................        24
   Affiliates' Restrictions on Resale of Summa's Common Stock........        24
   Accounting Treatment..............................................        25
   Merger Expenses; Brokerage Fees...................................        25
   Certain Federal Income Tax Considerations.........................        25
   Approval of the Merger............................................        26
   Rights of Dissenting Stockholders.................................        26

THE COMBINED COMPANIES...............................................        28

SUMMA AND LEXALITE PRO FORMA FINANCIAL INFORMATION...................        29

SUMMA COMMON STOCK PRICES AND DIVIDENDS..............................        33

DESCRIPTION OF SECURITIES............................................        34
   Summa Capital Stock...............................................        34
   LexaLite Capital Stock............................................        34
   Comparison of Rights of LexaLite and Summa Shareholders...........        35

INFORMATION CONCERNING SUMMA.........................................        37
   Business..........................................................        37
           General...................................................        37
           Products..................................................        37
           Marketing.................................................        38
           Raw Materials.............................................        39
           Backlog...................................................        39
           Competitive Conditions....................................        39
           Patents, Trademarks and Licenses..........................        40
           Legal Proceedings.........................................        40
           Employees.................................................        40
           Facilities................................................        40
   Summa Selected Financial Data.....................................        41

                                                                            Page
                                                                            ----
[S]                                                                         [C]

   Summa Management's Discussion and Analysis of
     Summa's Results of Operations and Financial Condition...........        42
           Results of Operations.....................................        42
           Liquidity and Capital Resources...........................        43
           Sale of Discontinued Operations...........................        44
     Management of Summa.............................................        45
           Executive Officers and Directors..........................        45
           Compensation of Officer and Directors.....................        46
           Employment Agreement......................................        47
           Stock Options.............................................        47
           401(k) Plan...............................................        48
           Limitation of Directors' and Officers' Liability
            and Indemnification......................................        48
     Compensation Committee Report...................................        49
           Report on Annual Compensation of Executive Officers.......        49
     Stock Performance Graph.........................................        49

INFORMATION CONCERNING LEXALITE......................................        50
     Business........................................................        50
             General.................................................        50
             Products................................................        50
             Research and Development................................        50
             Manufacturing...........................................        51
             Marketing...............................................        51
             Raw Materials...........................................        51
             Backlog.................................................        52
             Competitive Conditions..................................        52
             Patents, Trademarks and Licenses........................        52
             Compliance with Environmental Regulations...............        52
             Legal Proceedings.......................................        52
             Employees...............................................        52
             Facilities..............................................        52
     LexaLite Selected Financial Data................................        53
     LexaLite Management's Discussion and Analysis of
       LexaLite's Results of Operations and Financial Condition......        54
             Results of Operations...................................        54
             Liquidity and Capital Resources.........................        54
     Management of LexaLite..........................................        55
             Executive Officers and Directors........................        55
             Compensation of Officer and Directors...................        56
             Certain Transactions....................................        57
             Stock Options...........................................        57
             Stock Award Plan........................................        58
             Employee Stock Ownership Plan...........................        58
             Limitation of Directors' and Officers' Liability
               and Indemnification...................................        59

ELECTION OF SUMMA DIRECTORS..........................................        60

OTHER MATTERS........................................................        60

LEGAL MATTERS........................................................        61

EXPERTS..............................................................        61

INDEPENDENT ACCOUNTANTS..............................................        61

SHAREHOLDER PROPOSALS................................................        61

INDEX TO FINANCIAL STATEMENTS........................................        62
     Appendix I   -  Agreement of Merger by and among Summa Industries,
                     Charlevoix the Beautiful, Inc. and LexaLite
                     International Corporation
     Appendix II  -  Opinion of Wedbush Morgan Securities
     Appendix III -  Provisions of Delaware General Corporation Law
                     Relating to Dissenters' Rights

                                    SUMMARY

       The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is necessarily selective and is qualified in its entirety by the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus and the attached Appendices. See "Risk Factors" for certain information that should be considered by the stockholders of LexaLite and the shareholders of Summa.


                      Annual Meeting of Summa Shareholders

       Proxies are being solicited by the Board of Directors of Summa for use at the Annual Meeting of the Shareholders of Summa (the "Summa Annual Meeting") to be held at 2:00 p.m., local time, at the Mariott Hotel, 3635 Fashion Way, Torrance, California, on November __, 1996, and at any continuation or adjournment thereof, for the purpose of considering and voting upon a proposed merger (the "Merger") of Charlevoix the Beautiful, Inc., a newly-to-be-formed California corporation and wholly-owned subsidiary of Summa ("Subsidiary"), with and into LexaLite International Corporation, a Delaware corporation ("LexaLite"), all as more particularly described herein and in the Notice of Annual Meeting accompanying this Joint Proxy Statement/Prospectus. In approving the Merger, the shareholders of Summa will also approve, among other things, an amendment to the Articles of Incorporation of Summa to establish a 9-member Board of Directors divided into three classes serving staggered 3-year terms (Summa currently has an 8-member Board divided into two classes), and the adoption by Summa of the LexaLite Employee Stock Ownership Plan, as amended, all as more particularly described herein. If the Merger is approved, the shareholders of Summa also will be asked to elect three directors to serve 3-year terms, including two incumbent directors whose terms are expiring and Josh
T. Barnes, the Chief Executive Officer and a director of LexaLite, and three additional incumbent directors to serve 2-year terms. If the Merger is not approved, only the four incumbent directors whose terms are expiring will be nominated for election to serve as directors for new 2-year terms. The record date for determining the shareholders of Summa entitled to notice of and to vote at the Summa Annual Meeting is October __, 1996.


                    Special Meeting of LexaLite Stockholders

       Proxies are being solicited by the Board of Directors of LexaLite for use at a Special Meeting of the Stockholders of LexaLite (the "LexaLite Special Meeting") to be held at 10:00 a.m., local time, at the Charlevoix Country Club, located at 9600 Clubhouse Drive, Charlevoix, Michigan 49720, on November __, 1996, and at any continuation or adjournment thereof, for the purpose of considering and voting upon the proposed Merger, as more particularly described herein and in the Notice of Special Meeting accompanying this Joint Proxy Statement/Prospectus. The record date for determining the stockholders of LexaLite entitled to notice of and to vote at the LexaLite Special Meeting is October __, 1996.


                              The Proposed Merger

       Pursuant to the Reorganization Agreement dated as of July 18, 1996, Summa and LexaLite have agreed, subject to the approval of the shareholders of Summa and the stockholders of LexaLite and the satisfaction of certain other conditions, that Subsidiary will merge with and into LexaLite on the terms and conditions more particularly described herein.

Summa Summa is a publicly-owned California corporation whose Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and traded on The Nasdaq National Market under the symbol, "SUMX". Through its two wholly-owned operating subsidiaries, Summa designs and manufacturers material handling components, some of which Summa initially developed in plastic, including plastic chains, belts and customized components, water cannons for fire fighting in harsh environments, and proprietary pneumatic/hydraulic actuators and other components for defense aircraft. As of October __, 1996, the record date for the Summa Annual Meeting, _________ shares of the Common Stock of Summa were issued and outstanding.

LexaLite LexaLite is a privately held Delaware corporation headquartered in Charlevoix, Michigan. LexaLite designs and manufactures injection-molded plastic optical components for OEM customers in the lighting industry. As of October __, 1996, the record date for the LexaLite Special Meeting, _________ shares of the Common Stock of LexaLite were issued and outstanding.

Subsidiary   Charlevoix the Beautiful, Inc. is a California corporation which has recently been organized as a wholly-owned subsidiary of Summa solely for the purpose of entering into the Merger. As a consequence of the Merger, Subsidiary will merge with and into LexaLite which, as the surviving corporation in the Merger, will continue to conduct its business and operations as a wholly-owned subsidiary of Summa.

Reasons for  In 1991, Summa adopted a strategy of growth through acquisitions
the Merger   of profitable manufacturing companies with proprietary products or protected market niches. The acquisition of LexaLite as a consequence of the Merger will be the third such acquisition that Summa has accomplished. For the past several years, the LexaLite
             Board of Directors has sought a transaction which could provide liquidity for its stockholders while ensuring the continuity of the organization. The LexaLite Board evaluated an initial public offering, outside equity investment and potential business combinations with other companies, ultimately determining not to pursue any particular proposal. LexaLite did establish an Employee
             Stock Ownership Plan, although only approximately 34% of the stock is now owned by the ESOP. Various strategic alternatives to maximize stockholder value and increase liquidity, while preserving the culture of the organization and considering the interests of employees, customers and the community have been considered.

             The acquisition of LexaLite as a consequence of the Merger will provide Summa with a third operating subsidiary, thereby enabling Summa to further expand its operations by adding additional product offerings. Among other perceived benefits to the Summa shareholders, the number of shares of Summa Common Stock in the public float, as well as the number of Summa shareholders, will increase significantly, which may enhance the marketability of the Summa Common Stock and provide increased liquidity for all Summa shareholders. Even though the number of outstanding shares will increase substantially, the acquisition of LexaLite is not expected to be dilutive of Summa's earnings per share.

             The stockholders of LexaLite will retain the opportunity to continue to share in any growth of LexaLite's businesses that might be achieved following the Merger, although the value of their investment will no longer be dependent solely upon the success or failure of LexaLite, since the market value of the shares of Summa's Common Stock that they will receive as a consequence of the Merger will reflect the results of operations in several different businesses. In addition, by receiving registered stock of a publicly-held company, it is believed that the stockholders of LexaLite will be better able to liquidate some or all of their investment when they choose to do so. Moreover, since the Merger is intended to qualify as a "tax-free reorganization", no taxable event should occur unless and until a former LexaLite stockholder decides to sell at a future date shares of the Summa Common Stock received as a consequence of the Merger. Management of both Summa and LexaLite believes that the shareholders of each company will benefit from the proposed Merger.

Terms of    Upon the  Effective Date (as  defined  below) of the Merger, the Merger  will be merged  with and into LexaLite, and each outstanding share of LexaLite's Common Stock will be converted into one and one-half
            (1.5) shares of Summa's Common Stock, such that the holders of LexaLite's Common Stock immediately prior to the Merger will receive, as a group, an aggregate of _________ shares of Summa's
            Common Stock. If the average closing price of Summa's Common Stock for the 5-day trading period ending three days prior to the LexaLite
            Special Meeting is less than $6.66, LexaLite may terminate the transactions contemplated by the Reorganization Agreement unless
            Summa agrees to increase the number of shares of Summa's Common
            Stock issuable as a consequence of the Merger to that total number which would have an aggregate market value (based on such average closing price) of $15,000,000. See "Description of the Proposed
            Merger - Manner and Basis of Converting Shares."

             Outstanding stock options to purchase up to 72,372 shares of LexaLite's Common Stock, at the weighted average exercise price of $____ per share, will be exchanged for options to purchase up to _______ shares of Summa's Common Stock, for the same aggregate exercise prices. In addition, see "Description of the Proposed Merger- Manner and Basis of Converting Shares; Interests of Certain Persons in the Merger." Summa also has agreed to issue 30,000 additional shares of Summa Common Stock to a financial intermediary for services rendered to Summa in connection with the proposed Merger.

             Accordingly, the former stockholders of LexaLite as a group would own approximately __% of the _________ shares of Summa's Common Stock to be outstanding immediately following the Merger, before taking into account the total of 156,825 shares issuable upon exercise of the options to purchase Summa's Common Stock that will be held by former stockholders of LexaLite following the Merger. The percentage ownership by the former stockholders of LexaLite would be decreased upon the exercise of options to purchase up to 425,000 shares of Summa's Common Stock granted or to be granted under Summa's stock option plans (options to purchase 245,473 shares are currently outstanding), and upon the issuance of additional shares of Summa's Common Stock following the Merger, if any, to make further acquisitions or raise additional equity capital.

Opinion of   Wedbush Morgan Securities ("Wedbush Morgan") has delivered to the
Financial    Boards of Directors of both LexaLite and Summa a written opinion
Advisor to   dated as of __________, 1996, to the effect that, based upon and
LexaLite     subject to various considerations set forth in the opinion, the
and Summa    Merger is fair from a financial point of view to both LexaLite and the stockholders of LexaLite and the shareholders of Summa. A copy of the opinion of Wedbush Morgan, Summa which sets forth the assumptions made, matters considered and the scope of their review, is attached to this Joint Proxy Statement/Prospectus as Appendix II and should be read in its entirety. See "Description of the Proposed Merger - Opinion of Financial Advisor to LexaLite and
             Summa."

Conditions   Consummation of the Merger is subject to various conditions,
to the       including, among others, approval of the Merger by the shareholders
Merger       of Summa and the stockholders of LexaLite, and the receipt of any
Amendment;   required regulatory approvals.  The Reorganization Agreement and
Termination  the Merger Agreement may each be amended by written agreement of each of the parties before approval by the Summa shareholders and the LexaLite stockholders, as well as thereafter if such amendment would not materially and adversely affect the shareholders of Summa or the stockholders of LexaLite, as the case may be. These agreements may also be terminated and the Merger abandoned before the Effective Date by the mutual consent of the Boards of Directors of each of the parties, or by the Board of Directors of either party if the Merger has not been consummated by January 31, 1997, except that the foregoing right to terminate is not available to a party whose failure to perform any covenant or condition within that party's control is the proximate cause of the failure to be consummated by that date. In addition, the Reorganization Agreement and the transactions contemplated thereby may be terminated by either LexaLite or Summa in the event that the Board of Directors of either has determined that consummation of the Merger could reasonably be expected to cause the directors of the terminating party to violate their fiduciary duties under applicable law. Any termination as described above would be conditioned upon payment by the terminating party to the other of the sum of $500,000, as liquidated damages in respect of the loss of the non-terminating party's prospective economic opportunity, plus reimbursement of all out-of-pocket expenses reasonably incurred by the non-terminating party through the date of such termination. See "Description of the Proposed Merger-Additional Conditions to the Merger; Amendment or
             Termination."

Certain      Based upon certain assumptions, it is expected that the Merger will
Federal      constitute a tax-free reorganization under Section 368 of the
Income Tax   Internal Revenue Code of 1986, as amended (the "Code"), such that
Consequences (i) the stockholders of LexaLite who receive shares of Summa's
             Common Stock will recognize no gain or loss for federal income tax purposes as a consequence of the Merger, (ii) the tax basis of Summa's Common Stock received by those shareholders will be the same as the tax basis of the shares of LexaLite's Common Stock exchanged therefor, and (iii) the holding period of Summa's Common
             Stock received will include the holding period of LexaLite's Common
             Stock exchanged therefor. However, no opinions of counsel or rulings from the Internal Revenue Service have been or will be obtained as to any of the federal tax consequences of the Merger.
             See "Description of the Proposed Merger -Certain Federal Income Tax
             Considerations."

Comparison   The rights of holders of Summa Common Stock differ in certain
of Rights    respects from the rights of holders of LexaLite Common Stock, of LexaLite  including the fact that Summa is subject to the informational
and Summa    requirements of the Exchange Act and that Summa Common Stock is
Shareholders traded on The Nasdaq National Market. See "Description of
             Securities - Comparison of Rights of LexaLite and Summa
             Shareholders.

Resale of    The shares of Summa's Common Stock to be received by the
Summa        stockholders of LexaLite as a consequence of the Merger will be
Common       registered under the Securities Act of 1933, as amended (the
Stock        "Securities Act"), and thus will be freely transferable by all of the former stockholders of LexaLite except for those former stockholders who become "affiliates" of Summa following the Merger.
             See "Description of the Merger-Affiliate's Restrictions on Resale of Summa's Common Stock."

Dissenters'  Holders of LexaLite's Common Stock who object to the Merger may
Rights under certain circumstances, and by following prescribed statutory procedures, receive cash for their shares. The failure of a dissenting shareholder to follow such procedures, described more fully elsewhere in this Joint Proxy Statement/Prospectus, may result in termination or waiver of rights as a dissenter. The Merger may be terminated by Summa in the event that the holders of more than 2% of LexaLite's Common Stock perfect their dissenters' rights as described herein. See "Description of the Proposed Merger -Rights of Dissenting LexaLite Stockholders."

Recent       The Common Stock of Summa is traded on The Nasdaq National Market.
Market       On July 18, 1996, the last full trading day prior to the public
Prices       announcement by Summa and LexaLite of their mutual execution of the
             Reorganization Agreement, the closing sale price for a share of Summa's Common Stock was $6.00. On October __, 1996, the closing sales price for a share of Summa's Common Stock on The Nasdaq
             National Market was $____. See "Summa Common Stock Prices and
             Dividends."

Effective    The Merger will be consummated if and on such date as the executed
Date         Merger Agreement is filed with the California Secretary of State and a certificate of merger with respect thereto is filed with the Delaware Secretary of State (the "Effective Date"). The Effective
             Date is currently expected to occur on or shortly after ___________, 1996, the date of the Summa Annual Meeting, subject to approval of the Merger by the Summa shareholders and the LexaLite stockholders and the satisfaction or waiver of the other conditions to the Merger. See "Description of the Proposed Merger - The
             Merger."

Recommen-   The Boards of Directors of Summa and LexaLite have both unanimously dations of  approved the Merger as being of in the best interests of their
Board of    respective corporations, shareholders and stockholders, and has
Directors   recommended that the Merger be approved by their respective shareholders and stockholders.

Vote        The affirmative vote of holders of a majority of the outstanding
Required    shares of both the Summa Common Stock and the LexaLite Common Stock is required to approve the Merger. Of the _________ shares of Summa's Common Stock outstanding as of the record date for the Summa
            Annual Meeting, directors and executive officers of Summa who owned or had voting control over an aggregate of _______ shares, or approximately ____%, have indicated their intention to vote in favor of the proposed Merger. The affirmative votes of the holders of an additional _________ shares of Summa's Common Stock will be required for approval of the Merger by the shareholders of Summa. Of the _________ shares of LexaLite's Common Stock outstanding as of the record date for the LexaLite Special Meeting, the directors and executive officers of LexaLite owned or had voting control over approximately __%. Each of these directors and executive officers has indicated an intention to vote in favor of the proposed Merger.
            The affirmative votes of the holders of an additional _______ shares of LexaLite's Common Stock will be required for approval of the Merger by the stockholders of LexaLite.

Amendment   In approving the Merger, the shareholders of Summa will also
of Summa    approve an amendment to the Articles of Incorporation of Summa to
Articles    establish a 9-member Board of Directors divided into three classes
Incorpor-   serving staggered 3-year terms. Summa's Board of Directors currently
ation;      consists of eight members divided into two classes, with half of the
Election    members elected to serve 2-year terms at each annual meeting. If the
of          Merger is approved and consummated, Josh T. Barnes, the Chief
Directors   Executive Officer and a director of LexaLite, will be nominated for election at the Summa Annual Meeting to serve as a director of Summa for a 3-year term, along with two incumbent directors of Summa whose current terms are expiring, and three additional incumbent directors will be elected to serve new 2-year terms. Otherwise, only the four incumbent directors whose terms are expiring will be nominated for election at the Summa Annual Meeting, each to serve new 2-year terms. See "Description of the Proposed Merger-Approval of the Merger."

Adoption    In approving the Merger, the shareholders of Summa also will approve
of          the adoption by Summa of the Employee Stock Ownership Plan ("ESOP")
LexaLite    of LexaLite, as amended, so that the ESOP Trustee will be required
ESOP        to purchase shares of Summa's Common Stock in the market whenever it receives a cash contribution to the ESOP. Alternately, Summa will be able to make direct contributions of Common Stock to the ESOP as determined by the Board of Directors. Additionally, Summa would be able, but not obligated, to expand the ESOP to include employees of other Summa subsidiaries.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                                 (in thousands)

   The following tables summarize information set forth in the audited and unaudited financial statements of Summa, in the audited and unaudited financial statements of LexaLite, and in the respective notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus, and should be read in conjunction with those financial statements and related notes and with the separate "Summa Management's Discussion and Analysis of Summa's Results of Operations and Financial Condition" and "LexaLite Management's Discussion and Analysis of LexaLite's Results of Operations and Financial Condition" also included elsewhere herein.

                               SUMMA INDUSTRIES

                                                                                                          Nine months
                                                                       Year ended August 31,              ended May 31,
                                                              ------------------------------------     -----------------
                                                                 1993         1994        1995           1995       1996
                                                                 ----         ----        ----           ----       ----
  Income Statement Data:
  ----------------------

  Net sales..............................................    $ 5,284      $10,279      $10,247     $    7,647     $8,903

  Income from continuing operations before
    provision for taxes..................................        568        1,146        1,158            853        940

  Income from continuing operations......................        213          501          676            449        541

  Income (loss) from discontinued operations,
    net of effect of income tax..........................        179          118          (28)             4       (235)

  Extraordinary item, tax benefit of net operating
    loss carryforward....................................        321                        -               -          -

  Cumulative effect of accounting change.................         -           100           -               -          -

  Net income.............................................    $   713      $   719      $   648     $      453    $   306

  Weighted average number of shares......................      1,020        1,584        1,553          1,552      1,582

  Balance Sheet Data:
  ------------------

  Total assets...........................................    $ 8,758      $10,009      $11,278       $ 10,654    $11,941

  Working capital........................................      2,203        2,086        1,882          2,187      2,202

  Long-term debt.........................................        415          305          400            300        330

  Shareholders' equity...................................    $ 6,505      $ 7,224      $ 7,930        $ 7,735    $ 8,376

                                       LEXALITE INTERNATIONAL CORPORATION

                                                               Year ended June 30,
                                                      --------------------------------------
                                                                 1994         1995        1996
                                                                 ----         ----        ----
Income Statement Data:
- ---------------------

Net Sales................................................    $26,771      $33,235      $36,088

Income before provision for income taxes.................      1,814        2,224        2,550

Net income...............................................    $  1,183     $  1,422     $ 1,588

Weighted average number of shares........................       1,385        1,427       1,477

Balance Sheet Data:
- ------------------

Total assets.............................................    $17,147      $23,388      $24,109

Working capital..........................................      2,249        3,060        3,599

Long-term debt...........................................      5,670       10,490        8,264

Stockholders' equity.....................................    $ 5,983      $ 7,714      $ 9,505

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

  The following information has been derived from and should be read in conjunction with the separate audited historical financial statements of Summa and LexaLite, the unaudited interim financial statements of Summa, the unaudited pro forma combined financial statements of Summa and LexaLite, and the respective notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma combined income statement data gives effect to the Merger as if it had occurred on September 1, 1994. The pro forma combined balance sheet gives effect to the Merger as if it had occurred on May 31, 1996. The pro forma financial information should not be construed to be indicative of the actual financial condition or results of operations of Summa after consummation of the Merger.


                                                                      Year ended          Nine months ended
                                                                    August 31, 1995         May 31, 1996
                                                                    ---------------      ---------------
Income Statement Data:
- ---------------------

  Net sales.....................................................     $ 43,482,000         $ 34,787,000

  Income from continuing operations before
    provision for taxes.........................................        3,332,000            2,979,000

  Net income from continuing operations.........................     $  2,068,000         $  1,801,000

  Weighted average number of shares.............................        3,694,000            3,795,000

                                                                                               As of
Balance Sheet Data:                                                                         May 31, 1996
- ------------------                                                                        ---------------

  Total assets..................................................                          $ 38,050,000

  Working capital...............................................                             5,351,000

  Long-term debt................................................                             8,594,000

  Shareholders' equity..........................................                            18,881,000





                  COMPARATIVE PER SHARE FINANCIAL INFORMATION

  The following information has been derived from and should be read in conjunction with the separate audited historical financial statements of Summa and LexaLite, the unaudited interim financial statements of Summa, the unaudited pro forma combined financial statements of Summa and LexaLite, and the respective notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus.


                                                                      Year ended          Nine months ended
Summa - Historical:                                                 August 31, 1995         May 31, 1996
- -------------------                                                 ---------------      -----------------

     Net income per share from continuing
      operations                                                        $ .44                $ .34

     Cash dividends per share                                              -                  -

     Book value per share                                                5.14                 5.23

                                                                     Year ended
LexaLite - Historical:                                              June 30, 1996
- ----------------------                                             ---------------

     Net income per share                                               $1.08

     Cash dividends per share                                              -

     Book value per share                                                6.51

                                                                      Year ended          Nine months ended
Pro forma combined:                                                 August 31, 1995         May 31, 1996
- -------------------                                                 ---------------       -----------------

     Net income per share from continuing
      operations                                                        $ .56                $ .47

     Cash dividends per share                                              -                    -

     Book value per share                                                4.22                 4.74

                                  RISK FACTORS

     In evaluating whether to approve the Merger, the stockholders of LexaLite and the shareholders of Summa should carefully consider the following factors in addition to the other information presented in this Joint Proxy Statement/ Prospectus and the documents incorporated by reference herein. The statements contained in this Joint Proxy Statement/Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding Summa's expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this "Risk Factors" portion of this Joint Proxy Statement/Prospectus as well as those set forth elsewhere in this Joint Proxy Statement/Prospectus. The forward-looking statements are made as of the date of this Joint Proxy Statement/Prospectus and neither Summa nor LexaLite assumes any obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Growth Through Acquisitions Strategy; Management of Growth

    Although Summa has been in business for more than 50 years, prior to 1991 it was engaged in only one business, the manufacture of process equipment, which was unprofitable from 1983 to 1990, in which year it had revenues of only $3,257,000. In 1991, Summa adopted a strategy for growth through acquisitions of profitable manufacturing companies with proprietary products or protected market niches. See "Description of the Proposed Merger - Purpose and Background of the Merger." GST Industries, Inc. was acquired in 1991 and KVP Systems, Inc. was acquired in 1993. In June 1996, the unprofitable process equipment business was sold. Therefore, although GST and KVP had each been established for over 15 years prior to their acquisition by Summa, the continuing businesses of Summa have been operating under their current ownership structure for only five years and three years respectively. For these reasons, among others, there can be no assurance that Summa will be able to sustain rates of revenue growth and profitability in future periods which are comparable to those experienced in the past two years.

    The success of Summa's strategy for growth through acquisitions will depend to a large extent on the ability of Summa to identify suitable candidates for acquisition, and to negotiate acceptable terms and conditions upon which a target company would be acquired. Furthermore, with a developing focus on businesses which manufacture engineered plastic components, the number of opportunities which meet this acquisition criteria will be smaller. In addition, with the increased size of Summa, larger acquisition candidates will have to be sought in the future to sustain the growth rate of Summa and the number of such candidates will be smaller. Competition for such acquisitions may be greater and there is no assurance Summa will be able to successfully compete with larger companies and buyer groups. There can be no assurance that the terms upon which a prospective company can be acquired will be favorable to Summa, or that Summa will not encounter unforeseen difficulties and liabilities in connection with any such acquisition. Although typically the existing management of an acquired company would be retained to manage day to day operations, it is anticipated that the business of an acquired company could be expanded through enhanced financial, marketing and administrative support to be furnished by the executive officers of Summa. However, any such expansion could place a significant strain on Summa's management and resources, require Summa to implement additional operating, marketing and financial controls, and necessitate that Summa hire additional personnel, which could have a significant adverse effect on Summa's operating results. It is also likely that any such acquisition would require Summa to raise additional capital to finance the acquisition or provide working capital to the acquired company. If this additional capital were raised through debt financings, Summa would incur substantial additional interest expense; sales of additional equity to raise the needed capital would dilute, on a pro-rata basis, the percentage ownership of all holders of Summa Common, including the former stockholders of LexaLite. There can however, be no assurance that sufficient financing will be available to Summa to implement its acquisition strategy on terms and conditions that are acceptable to Summa, if at all.

Integration of Businesses

    Since it is expected that the operations of LexaLite will not be combined with those of any of Summa's other operating subsidiaries as a consequence of the Merger, the achievement of most of the perceived advantages of the Merger will not be measured by the ability of the combined companies to eliminate overlapping facilities or personnel or achieve other efficiencies or economies of scale. Rather, the success of the acquisition will depend more on the continuing compatibility of the management of both Summa and LexaLite. It is anticipated, however, that a number of administrative issues such as tax and legal, personnel policies, and shareholder relations will be handled primarily at the Summa level, thereby permitting the management of LexaLite to devote more time and attention to sales and marketing, product development, and customer service. There can be no assurance that there will be no changes in either company's operations, marketing or sales following the Merger, that the combined entities will be able to attain shareholder values greater than if the two companies operated independently, or that the other perceived benefits of the Merger will be realized.

Business Concentration Risk

    LexaLite sells its products and services primarily to manufacturers of lighting fixtures, of which there is a limited number. As a consequence, a significant portion of LexaLite sales are to a relatively-few customers. See, "Information Concerning LexaLite - Markets." GST, although its sales will represent only approximately 4% of the combined company's sales, has a high concentration of sales for one airplane system even though several customers are involved. That airplane, the F-16, is very mature and sales of parts for it are expected to decline. The largest customer of any unit of the consolidated company will represent approximately 10% of combined company sales and there can be no assurance that sales to several significant customers might not be simultaneously adversely effected.

Fluctuations in Revenues and Earnings

    Although none of the businesses to be conducted by Summa following the Merger are considered to be seasonal, each involves the sale of components to be incorporated into capital equipment provided by its customers, the demand for which depends upon a number of factors beyond the control of Summa. Among other factors which would affect the demand for the products offered by Summa, economic conditions generally, including the availability of credit, as well as market conditions particular to various of the industries in which Summa products are sold, can be expected to have a significant impact upon the decisions of prospective customers as to the timing of purchases of additional or replacement products. For these and other reasons, it is possible that Summa's quarterly revenues and profitability on a consolidated basis may fluctuate from time to time, although the likelihood of extreme changes may be mitigated by the fact that the operating subsidiaries sell components into several different markets. Moreover, there can be no assurance that a major economic downturn or severe tightening of credit would not adversely affect the demand for all of Summa's products concurrently.

General Risks of Business

    Any future success that Summa might enjoy will depend upon many factors including factors which may be beyond the control of Summa or which cannot be predicted at this time. These factors may include changes in the markets for the products offered by Summa through its operating subsidiaries, increased levels of competition including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs including costs of production, supplies, personnel, equipment, import duties and transportation, reduced margins caused by competitive pressures and other factors, and increases in governmental regulation imposed under federal, state or local laws, including regulations applicable to environmental, labor and trade matters.

Competition; New Product Development; Proprietary Rights

    The markets for each of the products that will be manufactured and sold by each of Summa's operating subsidiaries following the Merger are characterized by extensive competition. There are a number of companies that currently offer competing products, and it can be expected that additional competing products will be introduced by other companies in the future. Many of Summa's existing and potential competitors have greater financial, marketing, and research capabilities than Summa. The performance of Summa will depend on the ability of Summa to develop and market new products that will gain customer acceptance and loyalty, as well as its ability to adapt its product offerings to meet changing pricing considerations and other market factors. Summa's operating performance would be adversely affected if Summa were to incur delays in developing new products or if such products did not gain market acceptance. Therefore, there can be no assurance that Summa's existing or future products will be sufficiently successful to enable Summa to effectively compete in its prospective market or, should Summa's product offerings meet with significant customer acceptance, that one or more current or future competitors will not introduce products which render Summa's products noncompetitive. Both Summa and

LexaLite hold numerous patents on products which they have developed or acquired. The extent to which these patents provide a commercial advantage or inhibit the development of competing products varies. To a large extent, however, Summa will be required to rely upon common law concepts of confidentiality and trade secret laws, as well as economic barriers created by the required investments in tooling and technical personnel and the development of customer relationships, to protect its proprietary products.

Dependence on Management

    Implementation of Summa's strategy for growth through acquisitions will depend to a significant extent upon the continued services of Mr. Swartwout and his ability to identify appropriate candidates for acquisition, to negotiate deals acceptable to the Board of Summa and the shareholders of Summa, and supervise the management of a variety of operating subsidiaries. Summa also will continue to depend upon other members of its senior administrative staff, and upon the continuing services of the key management employees of each of the companies it acquires. The loss of the services of one or more of these key employees could have a material adverse affect upon Summa. All of LexaLite's executive officers have indicated their intention to continue in their present positions. However, there can be no assurance that Summa will be successful in retaining its key employees, or in attracting and retaining any additional personnel it requires.

Key Technical Personnel

    Several key engineers who have designed many of Summa's products are in the latter stages of their careers. Karl V. Palmaer was the founder of KVP Systems, Inc. and is now a product development consultant to and a director of Summa. Robert L. Green founded GST Industries, Inc. and is currently its President and a Vice President of Summa. Josh T. Barnes founded LexaLite and is currently its Chief Executive Officer. After the Merger, Mr. Barnes will be on the Board of Directors of Summa and will serve on a consulting basis at LexaLite. Messrs. Palmaer, Green and Barnes are 75, 74 and 68 years old, respectively. There is no assurance that these key individuals will continue to contribute at the same level in the future that they do currently and there is no assurance that the product inventors and designers within Summa and LexaLite, or inventors and designers recruited in the future, can perform those functions as innovatively and effectively as these three individuals.

Sale of Discontinued Operations

    On June 17, 1996, Summa sold all of the issued and outstanding capital stock of Morehouse-COWLES, Inc., the subsidiary through which Summa had conducted its process equipment business since 1991, when Summa embarked on its strategy of growth through acquisitions. For the nine months ended May 31, 1995, Morehouse-COWLES, Inc. operated at a loss before income taxes of approximately $421,000, on sales of approximately $5,638,000. In connection with the sale, Summa received $750,000 in cash, a ten-year subordinated promissory note, in the original principal amount of $1,771,000, that is secured by a pledge of both the stock and assets of Morehouse-COWLES, Inc., and a ten-year lease on Summa's facilities in Fullerton, California. See "Summa Management's Discussion and Analysis of Summa's Results of Operations and Financial Condition -Sale of Discontinued Operations." In the event that the new owners of Morehouse-COWLES, Inc. are unable to return its operations to a level of profitability sufficient to meet the obligations incurred in the transaction, there is a risk that the new owners may default in payments under the lease or on the subordinated note given as part of the purchase price, in which event Summa might incur substantial losses and/or be required to foreclose on the note and resume the responsibility for the business and operations of Morehouse-COWLES, Inc. which could be encumbered by debt owed by the new owners, including amounts borrowed to finance the purchase of the stock of Morehouse-COWLES, INC. from Summa.

Litigation

    Summa has encountered lawsuits from time to time in the ordinary course of its business. See, "Information Concerning Summa - Legal Proceedings." Although Summa has obtained liability insurance coverage for each of the past five years, such insurance may not be available in the future at economically feasible premium rates. Additionally, some lawsuits which have been filed against Summa in the past have contained claims the subject of which was not covered by insurance. Such excluded claims could be filed in the future. Any losses that Summa may suffer from current or future lawsuits, and the effect such litigation may have upon the reputation and marketability of Summa's products, may have a material adverse impact on the financial condition and prospects of Summa.

Limited Prior Market; Possible Volatility of Summa's Stock Price; Shares Eligible for Future Sale

    Prior to this offering, there has been a limited public market for Summa's Common Stock. As of October __, 1996, there were _________ shares of Summa's Common Stock outstanding, of which a total of _________ shares were held by non-affiliates of Summa. For the first nine months of 1996, the closing sales price for a share of Summa's Common Stock ranged from a low of $____ to a high of $____, on an average weekly trading volume of approximately __________ shares. On October __, 1996, the closing price for a share of Summa's Common Stock on the Nasdaq National Market was $______. The effective price per share at which shares of Summa's Common Stock will be issued as a consequence of the Merger should not be considered an indication of any price at which Summa's Common Stock may trade in the future. The market price of Summa's Common Stock will be subject to change as a result of market conditions and other factors and no assurance can be given that Summa's Common Stock can be resold at a price equal to or greater than the price at the time of the Merger. The stock markets have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors may adversely affect the market price of Summa's Common Stock for reasons unrelated to Summa's operating performance. See "Summa Common Stock Prices and Dividends."

    Although the number of shares of Summa's Common Stock outstanding in the public float, and the number of Summa shareholders will increase significantly following the Merger, there can be no assurance that a more active trading market for the Summa Common Stock will develop or be sustained following the Merger. Moreover, since the shares issuable as a consequence of the Merger generally will be freely tradeable, sales of these shares by former stockholders of LexaLite may cause substantial fluctuations in the market price of Summa's Common Stock over short time periods. A number of the former stockholders of LexaLite have indicated an intention to sell, as soon as practicable following the Merger, all or a portion of the shares of Summa's Common Stock issuable to them as a consequence of the Merger. In addition, of the ______ shares of Summa's Common stock currently outstanding which were issued more than three years ago, ____________ are not held by "affiliates" of Summa, and can therefore be sold under Rule 144 without regard to the volume limitations thereof. Summa has also registered __________ shares issuable upon exercise of options granted and to be granted under its stock option plans. Sales of substantial amounts of Summa's Common Stock under Rule 144, or otherwise, or even the potential for such sales, could have a depressive effect on the market price of shares of Summa's Common Stock and could impair Summa's ability to raise capital through the sale of its equity securities.

Ability to Issue Preferred Stock; Anti-Takeover Devices

    Summa is authorized to issue up to ________ shares of Preferred Stock in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by Summa's shareholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. Although Summa has no present plans to issue any additional shares of Preferred Stock, the issuance of Preferred Stock in the future could affect the rights of the holders of Summa's Common Stock and thereby reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict Summa's ability to merge with or sell its assets to a third party, or otherwise delay, discourage, or prevent a change in control of Summa. In addition, Summa's Articles of Incorporation and bylaws provide for elimination of cumulative voting and the classification of the Board of Directors, provisions which are also likely to delay, discourage, or prevent a change in control of Summa.

Lack of Dividends.

    Summa has not paid any cash dividends on its Common Stock since 1983 and does not anticipate that it will pay dividends in the foreseeable future. Instead, Summa intends to apply any earnings to the expansion and development of its business. See "Summa Common Stock Prices and Dividends."

                              VOTING AND PROXIES

    As of October __, 1996, the record date for the determination of the shareholders of Summa entitled to notice of, and to vote at, the Summa Annual Meeting, there were _________ shares of Summa's Common Stock outstanding, which were held of record by a total of ___ shareholders. Each share entitles the holder to one vote on each matter to come before the Summa Annual Meeting.

    As of October __, 1996, the record date for the determination of the stockholders of LexaLite entitled to notice of, and to vote at, the LexaLite Special Meeting, there were _________ shares of LexaLite's Common Stock outstanding, which were held of record by a total of 44 stockholders, including the LexaLite ESOP. Each share entitles the holder to one vote on each matter to come before the LexaLite Special Meeting.

    The presence in person or by proxy of the holders of a majority of the outstanding shares of Summa's Common Stock and LexaLite's Common Stock is necessary to constitute a quorum for purposes of transaction of business at the Summa Annual Meeting and the LexaLite Special Meeting, respectively. The affirmative vote of the holders of a majority of the outstanding shares of Summa's Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of LexaLite's Common Stock is required to approve the proposed Merger. Abstentions, failures to vote and broker non-votes will not be counted as votes either in favor of or against approval of the proposed Merger. Because approval of the proposed Merger requires the affirmative vote of a majority of outstanding shares of Summa Common Stock and LexaLite Common Stock, however, a Summa shareholder or a LexaLite stockholder who fails to return a proxy or otherwise to vote or who abstains from voting on the proposed Merger will have effectively voted against the proposal for purposes of determining the number or votes needed for approval.

    In the event that the shareholders of Summa approve the Merger, three individuals will be nominated by the Board of Directors of Summa for election to serve 3-year terms on the Board of Directors, including Messrs. Horst and Swartwout, incumbent directors whose terms are expiring as of the Summa Annual Meeting, and Josh T. Barnes, the Chief Executive Officer and a director of LexaLite. In addition, three additional incumbents, Messrs. Morris, Palmaer and Roth will be nominated for election to serve new 2-year terms on the Summa Board of Directors. Should the shareholders of Summa fail to approve the Merger, only the four incumbent directors whose terms are expiring, Messrs. Morris, Horst, Swartwout and Palmaer will be nominated for election to new 2-year terms on the Board of Directors of Summa. In accordance with Summa's Articles of Incorporation, there will be no cumulative voting for the election of directors. Accordingly, the six nominees (if the Merger is approved) or four nominees (if the Merger is not approved), as the case may be, receiving the highest number of votes at the Summa Annual Meeting, will be elected. In the event that the Merger is not consummated for any reason, despite the approval thereof by the shareholders of Summa, the amendment of Summa's Articles of Incorporation to establish a 9-member classified board of directors will not be implemented and only the four incumbent directors whose terms are expiring will deemed to have been elected to the Summa Board of Directors, each to serve a new 2-year term.

    Proxies for use at the Summa Annual Meeting and at the LexaLite Special Meeting accompany copies of this Joint Proxy Statement/Prospectus. Properly executed and returned proxies, unless revoked, will be voted as directed by the Summa Shareholder or the LexaLite Stockholder, as the case may be, or, in the absence of such direction, by the persons named therein FOR the approval of the proposed Merger in accordance with the recommendation of the Board of Directors of each of Summa and LexaLite and FOR the election as a director of Summa of each individual nominated therefor by the Board of Directors of Summa. As to any other business which may properly come before either the Summa Annual Meeting or the LexaLite Special Meeting, the proxy holders will vote in accordance with their best judgment. A proxy may be revoked at any time before it is voted by delivery of written notice of revocation to the Secretary of Summa or the Secretary of LexaLite, as the case may be, or by delivery of a subsequently dated proxy, or by attendance at the Summa Annual Meeting or the LexaLite Special Meeting and voting in person. Attendance at the Summa Annual Meeting or the LexaLite Special Meeting without also voting will not in and of itself constitute the revocation of a proxy.

    The respective costs of soliciting proxies will be borne by Summa and LexaLite. It is expected that proxies will be solicited exclusively by mail; however, if it should appear desirable to do so, directors, officers and employees of Summa or LexaLite may communicate with their respective shareholders and stockholders, and with banks, brokerage houses, nominees and others by telephone, telegraph, or in person, to request that proxies be furnished.

                       OWNERSHIP OF SUMMA'S COMMON STOCK

    The following table sets forth certain information regarding the ownership of Summa Common Stock as of October __, 1996 by each shareholder known by Summa to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, each director of Summa, and all executive officers and directors of Summa as a group. Each of the shareholders has sole voting and investment power with respect to the shares he beneficially owns, subject to applicable community property laws. Unless otherwise indicated, the address of each shareholder listed is in care of Summa, 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503.

                                             Shares              Percent
                                          Beneficially             of
         Name                                Owned               Class (1)
- ---------------------------               ------------          ---------

Luis A. and Jacqueline E. Hernandez          157,589               9.8
3060 Gainsborough Road
Pasadena, California 91107

Catherine M. Samuelson (2)                    83,883               5.2
545 Laguna Road
Pasadena, California 91105

Coalson C. Morris (3)                         10,945               0.7

Dale H. Morehouse (3)(4)(5)                   99,622               6.2

Michael L. Horst(3)                           13,057               0.8

William R. Zimmerman (3)                      10,025               0.6

James R. Swartwout (3)                        73,479               4.6

David McConaughy (3)                          12,500               0.8

Karl V. Palmaer (3)                          140,228               8.8

Byron C. Roth (3)                             10,000               0.6

All directors and executive
officers as a group (8 persons)              367,905              23.1
_________________________________

(1) The percentages shown include shares which each named shareholder has the right to acquire within 60 days of the date hereof. In calculating percentage ownership, all shares which a named shareholder has the right to so acquire are deemed outstanding for the purpose of computing the percentage ownership of that shareholder, but are not deemed outstanding for the purpose of computing the percentage ownership by any other shareholder.

(2)  Held as Trustee for the Catherine M. Samuelson Trust.

(3)  Includes currently exercisable stock options.

(4) Includes shares held as Trustee for the Morehouse Family Revocable Living Trust.

(5) Includes shares held as Trustee for Dale H. Morehouse, Inc. Defined Benefit Pension Trust.

                     OWNERSHIP OF LEXALITE'S COMMON STOCK

  The following table sets forth certain information regarding the ownership of LexaLite's Common Stock as of October __, 1996 by each stockholder known by LexaLite to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, each director of LexaLite, executive officer, and all executive officers and directors of LexaLite as a group. Each of the named stockholders has sole voting and investment power with respect to the shares he beneficially owns, subject to applicable community property laws. Unless otherwise indicated, the address of each stockholder listed is in care of LexaLite, 10163 US 31 North, Charlevoix, Michigan 49720-0498.


                                                Shares            Percent
                                             Beneficially            of
          Name                                  Owned             Class (1
- -------------------------------             -------------         --------

Arthur R. Marshall (2)                         165,000              11.2

Josh T. Barnes (2)(4)(5)                       165,905              11.2

Wilfred G. Cryderman (2)                       165,000              11.2

Ann R. Kendall                                 100,000               6.8

Stanley Lundsten                                50,000               3.4

John Altman                                          0               ___

Thomas M. Phillips (3)(5)                       45,483               3.1

Sherwood A. Mitter (3)(5)                        7,415               0.5

Patricia A. DeYoung (3)(4)(5)                   25,472               1.7

Employee Stock Ownership Trust                 501,998              33.9

All directors and executive
officers as a group (8 persons)                724,275             48.9%
_________________________________

(1) The percentages shown include shares which each named stockholder has the right to acquire within 60 days of the date hereof. In calculating percentage ownership, all shares which a named stockholder has the right to so acquire are deemed outstanding for the purpose of computing the percentage ownership of that stockholder, but are not deemed outstanding for the purpose of computing the percentage ownership by any other stockholder.

(2)  Includes shares held in one or more trusts.

(3) Includes shares earned and reserved, to be issued pursuant to the Stock Award Bonus Plan.

(4)  Includes stock held on behalf of the individual in a section 401(k) Plan.

(5) Includes stock held on behalf of the individual in an Employee Stock Ownership Trust.

                       DESCRIPTION OF THE PROPOSED MERGER

    The following information with respect to the proposed Merger does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement and related Merger Agreement.

                      Purpose and Background of the Merger

Summa Strategy for Growth through Acquisitions
- ----------------------------------------------

    In 1991, Summa adopted a strategy of growth through acquisitions, with the intent of expanding its operations by acquiring additional product offerings, enhancing gross profit margins, increasing combined sales so that general and administrative costs will constitute a smaller percentage of total revenues, enhancing overall profitability, and increasing the market value of Summa's Common Stock to provide liquidity and value for its shareholders by increasing the number of outstanding shares in the public float and the trading activity in the stock.

    The first acquisition consummated by Summa following the adoption of this strategy occurred in October 1991, when Summa purchased all of the outstanding capital stock of GST Industries, Inc. GST has two divisions, the Stang Industrial Products Division which manufactures and sells water cannons for firefighting and the GST Industries Division which manufactures and sells proprietary sub-systems and components for the defense aircraft industry, primarily for the F-16 and derivative aircraft. As the purchase price for the stock of GST, Summa paid an aggregate $2.3 million in cash, and gave the GST shareholders subordinated promissory notes in an aggregate principal amount of $200,000, with interest only payable thereon at the rate of 10% per annum at the end of the first and second years and all principal payable at the end of the second year following the closing. In addition, through July 31, 1996, the former shareholders of GST have earned contingent performance payments in the cumulative aggregate amount of $2,008,000. The obligation for the contingent payments expires October 31, 1996. The acquisition was partially funded by borrowings under Summa's credit facility with Community Bank, which were subsequently repaid.

    At the time of the GST acquisition, Summa also formed a wholly-owned subsidiary, Morehouse-COWLES, Inc., to which it transferred all of the operating assets of its industrial process equipment business. In June 1996, Morehouse-COWLES, Inc. was subsequently sold to a private investment group. See "Summa Management's Discussion and Analysis of Summa's Results of Operation and Financial Condition - Sale of Discontinued Operations."

    In July 1993, Summa acquired all of the outstanding capital stock of KVP Systems, Inc. which designs, manufactures and markets material handling components, including injection-molded plastic conveyor belting. Belts which can operate on a curve were pioneered by KVP. In connection with this acquisition, which was accomplished through the merger of KVP with and into a newly formed and wholly-owned subsidiary of Summa, an aggregate of 555,275 shares of Summa's common stock was issued to the shareholders of KVP in a transaction registered under the Securities Act. In addition, Karl V. Palmaer, the founder of KVP, joined the Board of Directors of Summa, on which he continues to serve.

    Consequently, upon consummation of the Merger, Summa will have three wholly-owned operating subsidiaries, GST Industries, Inc., KVP Systems, Inc. and LexaLite International Corporation. In evaluating future acquisitions, Summa will endeavor to identify target companies that manufacture industrial products which have a proprietary advantage because of patent protection, brand recognition, unique manufacturing requirements, or other comparable characteristics. It is anticipated that target companies typically will have been profitable in recent periods, particularly if the acquisition is to be made through the issuance of Summa Common Stock, so that the acquisition will not have an immediate dilutive affect on post-acquisition, consolidated earnings per share. In addition, since it is intended that each acquired company will be maintained as a separate operating unit in most instances, existing management of each target company will be extensively evaluated in an attempt to ascertain whether such management possesses the capability and compatibility to continue to manage the day to day operations of the target company following the acquisition. Perhaps most importantly, Summa will seek to determine that there is a significant likelihood that the acquisition can be expected to result in a sustainable increase in earnings per share within 12 months of the closing.

Introduction of Summa and LexaLite
- ----------------------------------

    Following more than thirty years of continuing success in the design, fabrication and marketing of components to the Lighting Industry, including several recent years of growth and expansion, the LexaLite Board of Directors considered several strategic directions for LexaLite. Criteria considered critical in their evaluations included liquidity of stock, without the expense and uncertainty of a public offering, fair value for stockholders, avoidance of a taxable event, and, most importantly, assurance that any considered transaction would reasonably continue the growth of LexaLite, ongoing business in the same locations and minimal personnel disruption.

    Indications of interest in all, or substantially all, of LexaLite's stock or assets were evaluated by its Board over a period of time, with each being discarded or declined due to not meeting all required conditions and not being in the best interest of stockholders and employees.

    Late in 1995, a broker, familiar with Summa, became aware that LexaLite was willing to evaluate a transaction that met their criteria. In January of 1996, the broker introduced Summa to LexaLite, with subsequent visits by Mr. Swartwout and Mr. Barnes to their respective facilities in California and Michigan. Negotiations occurred over a period of six months, during which time LexaLite considered other offers and negotiated with other potential buyers. On May 7, 1996, Summa made a first formal offer to acquire LexaLite on a stock-for-stock basis.

    Following extensive negotiations and a number of revisions to the terms originally proposed by Summa, on May 11, 1996, an Agreement in Principle was approved by the Boards of Directors of both parties. On July 18, 1996, Summa and LexaLite executed the Definitive Reorganization Agreement which provides, among other things, for the acquisition of all of LexaLite's outstanding stock through the merger (the "Merger") of a newly formed and wholly owned subsidiary of Summa ("Subsidiary") with and into LexaLite.

    As a consequence of the Merger, the shareholders of LexaLite will receive shares of Summa's Common Stock which together will constitute approximately 58% of the shares of Summa's Common Stock to be outstanding immediately following the Merger. The percentage of shares of Summa's Common Stock to be received by the shareholders of LexaLite as a consequence of the Merger, in relation to the percentage of such outstanding shares to be retained by the current shareholders of Summa immediately following the Merger, was determined as the result of negotiations between the management of Summa and the management of LexaLite. In the course of such negotiations, numerous factors were taken into consideration by both Summa and LexaLite, including recent market prices for shares of Summa's Common Stock, an evaluation of the assets, obligations, operations and earnings of, and judgments with respect to the prospects for, both Summa and LexaLite, and other offers for the purchase of LexaLite, with each party giving varying degrees of emphasis upon such factors. In addition, the respective Board of Directors of each company also gave consideration to certain internal projections by the management of both Summa and LexaLite. These internal projections were based upon assumptions and estimates which the respective management of the two companies believe to be reasonable, but are not included herein nor intended as public representations of future performance by either party.

Reasons for the Merger
- ----------------------

    Management of Summa believes that the acquisition of LexaLite through the proposed Merger is consistent with the Summa strategy for growth through acquisitions. Among other perceived benefits to the Summa shareholders, the number of shares of Summa's Common Stock in the public float, as well as the number of Summa shareholders, will increase significantly. As reflected in the table under the caption." Summa and LexaLite Comparative Per Share Data," the acquisition of LexaLite is not expected to be dilutive of Summa's earnings per share. Although no assurance can be given, for these and other reasons it is anticipated that the public market for Summa's Common Stock will be enhanced, thereby providing increased liquidity for the shareholders of Summa.

    Because the primary manufacturing technology of LexaLite, injection-molding of engineering plastic components, is the same as that of Summa's largest subsidiary, KVP Systems, Inc., this transaction will give Summa the opportunity to develop a strategic focus for future business development and acquisitions -- "engineered plastic components for industrial and commercial markets." This focus will increase the likelihood that operating synergies could be achieved from future acquisitions. Additionally, the investment community may perceive the combined company as a business with a strategic focus as opposed to a conglomerate, which may result in a higher valuation of Summa's stock.

    The combined company will have substantially more shares outstanding and substantially higher sales, earnings, assets and net worth than Summa has now. The increased size of the enterprise could make investment in the shares of Summa attractive to some institutional investors who might currently not consider the stock. This could increase the demand for the stock, resulting in more liquidity and higher stock prices.

    LexaLite will have enhanced access to capital for continued growth in the future. Since Summa has negligible debt, the combined company will have a substantially stronger consolidated balance sheet than LexaLite has alone, which will result in increased borrowing capacity. Additionally, because the combined company will be publicly traded, it could raise additional capital by a subsequent equity offering. Also, LexaLite has an ESOP which is required to buy back any of the stock distributed to employees if they so demand. Since the combined company will be publicly traded, this requirement will be eliminated (after a three-year contractual extension). This will eliminate a long-term commitment, the required funds for which can instead be reinvested in the business.

    The Merger is expected to provide the stockholders of LexaLite with many of the same benefits as are anticipated would be realized by the shareholders of Summa. For example, the stockholders of LexaLite will retain the opportunity to continue to share in any growth of LexaLite's business that might be achieved following the Merger, although the value of their investment will no longer be dependent solely upon the success or failure of LexaLite, since the market value of the shares of Summa's Common Stock that they will receive as a consequence of the Merger will reflect the results of operations in several different businesses. In addition, by receiving registered stock of a publicly-held company, it is believed that the stockholders of LexaLite will be better able to liquidate some or all of their investment when they choose to do so. Moreover, since the Merger is intended to qualify as a "tax-free reorganization", no taxable event should occur unless and until a former LexaLite stockholder decides to sell, at a future date, shares of Summa's Common Stock received as a consequence of the Merger. LexaLite's Board of Directors also considered Summa's stated intention that, after consummation of the Merger, LexaLite's corporate headquarters will remain in Charlevoix, Michigan, and that LexaLite's business will be carried on under its present name and with substantially the same management at its present facilities.


                                   The Merger

    Subject to the conditions and the termination provisions contained in the Reorganization Agreement, the proposed Merger will become effective at the time and on the date on which the Merger Agreement and a certificate of merger with respect thereto, along with any other required documents, are duly filed with the Secretary of State of California and the Secretary of State of Delaware, respectively. It is currently anticipated that, if the proposed Merger is approved by the shareholders of Summa at its Annual Meeting and the stockholders of LexaLite at its Special Meeting, and all other conditions of the Merger have been fulfilled or waived, the Effective Date will occur on the date that the Summa Annual Meeting has been scheduled, or a date as soon as practicable thereafter. Upon consummation of the Merger, Subsidiary will merge with and into LexaLite. As a result of the Merger, Subsidiary as a corporation will cease to exist and LexaLite will remain as the surviving corporation and a wholly-owned subsidiary of Summa, and each currently outstanding share of LexaLite's Common Stock will automatically be converted into shares of Summa's Common Stock on the basis described below.

                     Manner and Basis of Converting Shares

    If the Merger is consummated, the Reorganization Agreement provides that each outstanding share of LexaLite's Common Stock, other than any shares constituting "dissenting shares" under Section 262 of the Delaware General Corporate Law, will on the Effective Date be converted into one and one-half (1.5) shares of Summa's Common Stock. However, in the event that the average closing price of Summa's Common Stock on The Nasdaq National Market is less than $6.66 per share during the 5 consecutive trading days ending on and including the third trading day prior to the date of the LexaLite Special Meeting, LexaLite may notify Summa of LexaLite's intention to terminate the Reorganization Agreement and the transactions contemplated thereby unless Summa agrees, as described below, to increase the number of shares of Summa's Common Stock issuable to the stockholders of LexaLite as a consequence of the Merger. Upon receipt of such notification, Summa may elect either to terminate the Reorganization Agreement or to increase the number of shares of Summa's Common Stock issuable to the stockholders of LexaLite as a group to that total number of shares which would have an aggregate value (based upon the average closing price calculated as described above) equal to $15,000,000. Summa has indicated that it is unlikely that Summa would elect to increase the number of shares of Summa's Common Stock issuable as a consequence of the Merger if the increased number of shares would exceed 3,000,000, including shares to be issuable upon exercise of options to be held by former option-holders of LexaLite. The conversion of shares of LexaLite's Common Stock into shares of Summa's Common Stock will occur on the Effective Date by operation of law, without any action on the part of the holder thereof and without regard to the date on which certificates formerly representing shares of LexaLite's Common Stock are physically surrendered, or on which certificates for shares of Summa's Common Stock are delivered to former LexaLite stockholders.

    As soon as practicable after the Effective Date, a letter of transmittal will be mailed to each former stockholder of LexaLite containing instructions with respect to the surrender of LexaLite stock certificates to U.S. Stock Transfer Corporation, which will act as Exchange Agent for the former stockholders of LexaLite, in exchange for certificates representing the number of shares of Summa's Common Stock into which their LexaLite shares have been converted. However, it will not be necessary for stockholders of LexaLite to exchange their existing stock certificates for stock certificates of Summa. In the event that a transfer of shares of LexaLite's Common Stock prior to the Effective Date was not reflected on LexaLite's stock transfer records, the transferee may be required, as a condition to exchange, to present the certificate representing such shares together with all documents required to evidence and effect such transfer and payment of applicable transfer taxes or evidence that any applicable stock transfer taxes have been paid.


                           Treatment of Stock Options

    As of the close of business on October __, 1996 there were an aggregate of 72,372 shares of LexaLite's Common Stock reserved for issuance upon the exercise of outstanding stock options. See "Information Concerning LexaLite - Management
- - Stock Options." Pursuant to the provisions of the Reorganization Agreement, upon consummation of the Merger each of these options will be exchanged on the Effective Date for options to purchase one and one-half (1.5) shares of Summa's Common Stock, subject to possible upward adjustment, for each share of Lexa-Lite's Common Stock subject thereto, at the same aggregate price. Consequently, immediately following consummation of the Merger, former option holders of LexaLite will hold, in the aggregate, options to purchase a total of _______ shares of Summa's Common Stock, subject to possible upward adjustment.

    As of the close of business on October __, 1996, there were _______ shares of Summa's Common Stock reserved for issuance upon the exercise of outstanding stock options, at a weighted average exercise price of $____ per share. Each of these options will continue to be outstanding following the Merger on the terms and conditions as in effect immediately prior thereto without modification. An additional _______ shares are reserved for issuance upon exercise of stock options that may be granted under the Summa existing stock option plans. See "Information Concerning Summa - Management - Stock Options."


               Opinion of Financial Advisor to LexaLite and Summa

    Among other conditions to the respective obligations of LexaLite and Summa to consummate the Merger, the Reorganization Agreement specifies that an investment banking firm mutually acceptable to Summa and LexaLite shall have rendered an opinion, prior to the date on which this Joint Proxy Statement/Prospectus is first mailed, which is not subsequently withdrawn, addressed to the Boards of Directors of both LexaLite and Summa, to the effect that the terms and conditions upon which the Merger is to be consummated pursuant to the Reorganization Agreement are fair from a financial point of view to both the stockholders of LexaLite and the shareholders of Summa. After representatives of both LexaLite and Summa had jointly interviewed a number of independent investment banking firms, the parties mutually engaged the investment banking firm of Wedbush Morgan Securities ("Wedbush Morgan") to undertake the necessary examination and analysis of the respective businesses, assets, liabilities, revenues, earnings, prospects and management of each of LexaLite and Summa, and to consider such other factors as in the judgment of Wedbush Morgan was necessary, for the purpose of rendering the "fairness" opinion specified by the Reorganization Agreement. Wedbush Morgan was not asked to recommend the amount of consideration to be paid to the stockholders of LexaLite as a consequence of the Merger, which was determined through arms length negotiations between Summa and LexaLite. Rather, Wedbush Morgan was asked to render an opinion as to whether the consideration agreed upon by the parties was fair from a financial point of view to both the stockholders of LexaLite and the shareholders of Summa, with no restrictions or limitations being imposed on Wedbush Morgan with respect to their procedures or investigations of Summa or LexaLite. On ___________, 1996, Wedbush Morgan delivered its written opinion to the Boards of Directors of LexaLite and Summa to the effect that the terms and conditions of the proposed Merger are fair from a financial point of view to the stockholders of LexaLite and the shareholders of Summa. In arriving at its opinion, Wedbush Morgan reviewed relevant documents, visited the facilities of, and interviewed the managements of both Summa and LexaLite and performed extensive financial analyses of Summa and LexaLite. These analyses included a study of the valuation of public market comparable companies, review of the valuation of comparable merger and acquisition transactions, and analysis of the relevant contribution of key financial performance criteria by Summa and LexaLite to the consolidated enterprise. The full text of the written opinion of Wedbush Morgan, which sets forth the assumptions made and the factors considered by Wedbush Morgan in rendering its opinion, as well as the limitations on the review undertaken in connection therewith, is set forth as Appendix II to this Joint Proxy Statement/Prospectus and should be read in its entirety. The opinion of Wedbush Morgan is addressed only to the Boards of Directors of LexaLite and Summa, and does not constitute a recommendation by Wedbush Morgan to any stockholder of LexaLite or shareholder of Summa as to how to vote on the proposed Merger.


                      Additional Conditions to the Merger

    As set forth in the Reorganization Agreement, the obligations of Summa and LexaLite to consummate the Merger are subject to a number of additional conditions, including, among others: (1) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have been declared effective by the Commission, thereby registering the shares of Summa's Common Stock issuable to the stockholders of LexaLite as a consequence of the Merger under the Securities Act; (2) the Merger shall have been approved by holders of at least a majority of the shares of LexaLite's Common Stock outstanding on the record date for the LexaLite Special Meeting; (3) the Merger shall have been approved by holders of at least a majority of the shares of Summa's Common Stock outstanding on the record date for the Summa Annual Meeting; (4) the holders of not more than 2% of LexaLite's Common Stock shall have become "perfected dissenting stockholders" pursuant to the provisions of the Delaware General Corporate Law; (5) all former LexaLite Stockholders who will become "affiliates" of Summa as a consequence of the merger (as such term is defined in Rule 145 under the Securities Act) shall have entered into an agreement restricting their ability to engage in resales or transfers of Summa's Common Stock following the Merger; (6) all approvals and authorizations of all governmental authorities required for the consummation of the Merger, and for the issuance of the shares of Summa's Common Stock issuable as a consequence thereof, shall have been received; (7) all of the shares of Summa's Common Stock issuable to the stockholders of LexaLite as a consequence of the Merger shall have been listed for trading on The Nasdaq National Market; and (8) all representations and warranties made by each party to the other in the Reorganization Agreement shall continue to be accurate in all material respects, and there shall have been no material adverse change in the business or financial condition of either party.

    At any time before or after the approval of the Merger by the shareholders of Summa and the stockholders of LexaLite, the Board of Directors of either Summa or LexaLite may, without shareholder or stockholder approval, waive compliance with any of the applicable terms or conditions contained in the Reorganization Agreement, except that the Merger may not be consummated unless at least a majority of the outstanding shares of both LexaLite's Common Stock and Summa's Common Stock are voted in favor of the Merger.

                            Amendment or Termination

    Both the Reorganization Agreement and the Merger Agreement may be amended by written agreement between the parties either before or after the approval of the Merger by the stockholders of LexaLite and the shareholders of Summa, provided that after such approval no such amendment may be made that will, in the judgment of the LexaLite Board of Directors or the Summa Board of Directors, as the case may be, materially and adversely affect the respective rights of the LexaLite stockholders or the Summa shareholders.

    The Reorganization Agreement and the Merger Agreement may each be terminated at any time before or after approval by the shareholders of Summa and the stockholders of LexaLite, by mutual agreement of the Boards of Directors of LexaLite and Summa, or by the Board of Directors of either party if the Merger has not been consummated by January 31, 1997, except that the foregoing right to terminate is not available to a party whose failure to perform any covenant or condition within that party's control is the proximate cause of the failure of the Merger to be consummated by that date. In addition, the Reorganization Agreement and the transactions contemplated thereby may be terminated by either LexaLite or Summa in the event that the Board of Directors of either has determined that consummation of the Merger could reasonably be expected to cause the directors of the terminating party to violate their fiduciary duties under applicable law. Any termination as described in the preceding sentence would be conditioned upon payment by the terminating party to the other of the sum of $500,000, as liquidated damages in respect of the loss of the non-terminating party's prospective economic opportunity, plus reimbursement of all out-of-pocket expenses reasonably incurred by the non-terminating party through the date of such termination.

                              Standstill Agreement

    In the Reorganization Agreement, LexaLite and Summa have agreed that before the effective time of the Merger, unless the Reorganization Agreement is sooner terminated, neither of them will entertain, negotiate or discuss with any third party, directly or indirectly, any business combination, sale of assets or stock or other transaction that would be inconsistent with the transactions contem-plated by the Reorganization Agreement, including the Merger. In addition, LexaLite and Summa have agreed that if either of them terminates the Reorgani-zation Agreement, then for the following three years neither of them may, without the written consent of the Board of Directors of the other party, acquire, seek, propose or agree to acquire, or cause to be acquired the assets, business or voting securities of the other party or any rights or options to acquire such ownership, seek or propose to influence or control the management or policies of the other party, or enter into negotiations, discussions, arrangements or understandings with any third party with respect to the foregoing.

                   Interests of Certain Persons in the Merger

    Pursuant to the Reorganization Agreement, and as a condition to the obligation of Summa to consummate the Merger contemplated thereby, Josh T. Barnes, who is the founder, Chief Executive Officer and a director of LexaLite, shall have entered into an agreement with LexaLite pursuant to which he will agree to continue to provide specified consulting services to LexaLite following the Merger. The agreement to be entered into with Josh T. Barnes provides for continuation of his current compensation and benefits for an indeterminate period following the Merger.

    The Reorganization Agreement provides that, as a condition of LexaLite's obligation to consummate the Merger, Josh T. Barnes must have been elected to the Board of Directors of Summa, effective as of the Effective Date of the Merger, to serve in that capacity until changed in accordance with applicable law and the Articles of Incorporation and Bylaws of Summa. Mr. Barnes will receive no additional compensation for his services as a director.

    The Reorganization Agreement further provides that, after the Merger, Mr. Barnes and Thomas M. Phillips, President and a director of LexaLite, will continue as directors of LexaLite, along with Mr. Swartwout, until changed in accordance with applicable law and the Certificate of Incorporation and Bylaws of LexaLite. For a description of arrangements between LexaLite and certain of the executive officers and directors of LexaLite that will survive the Merger, see "Information Concerning LexaLite - Management of LexaLite - Certain Transactions."


    In connection with the Merger, the holders of all outstanding options to purchase shares of LexaLite's Common Stock will surrender their options for cancellation, in consideration of the grant by Summa of options to purchase one and one-half (1.5) shares of Summa's Common Stock, subject to possible upward adjustment, for each share of LexaLite's Common Stock subject to their outstanding LexaLite options, at the same aggregate exercise prices. See "Description of the Merger - Treatment of Stock Options and Stock Awards." Of the outstanding options to purchase LexaLite's Common Stock, Josh T. Barnes holds options to purchase 3,500 shares. See "Information Concerning LexaLite - Management -Stock Options."

          Affiliates' Restrictions on Resale of Summa's Common Stock

    The shares of Summa's Common Stock to be issued in the Merger will be registered under the Securities Act, pursuant to the Registration Statement on Form S-4 of which this Joint Proxy Statement/Prospectus is a part, thereby allowing such securities to be traded without restriction by all former holders of LexaLite's Common Stock who do not become "affiliates" of Summa as a consequence of the Merger, as such term is defined for purposes of Rule 145 under the Securities Act. As a condition to the Merger, Josh T. Barnes, who will join the Board of Directors of Summa and will acquire approximately ____% of Summa's Common Stock outstanding immediately following the Merger, will be required to execute an "affiliate agreement" pursuant to which he will agree not to publicly sell or otherwise dispose of any of Summa's Common Stock received in the Merger except in transactions permitted by the resale provisions of Rule 144.

                              Accounting Treatment

    The Merger will be accounted for as a "purchase" by Summa of the net assets of LexaLite in accordance with generally accepted accounting principles. Accordingly, the purchase price will be allocated to the assets and liabilities acquired based on fair values, and the results of LexaLite's operations will be included in the consolidated results of operations of Summa only from and after the Effective Date of the Merger.

                        Merger Expenses; Brokerage Fees

    Each party will pay all of its own expenses incurred incident to the preparation and carrying out of the transactions contemplated by the Reor-ganization Agreement. Summa estimates that the expenses it will incur in connection with the Merger, including effecting compliance with federal and state securities law registrations, other filings, legal, accounting, exchange agent, printing, mailing and other costs, fees and expenses, will aggregate approximately $__________. LexaLite estimates that the expenses which it will incur in connection with the Merger for legal, accounting and other fees and expenses will aggregate approximately $150,000.

    In addition to the foregoing expenses, upon consummation of the Merger Summa has agreed to issue an aggregate of 30,000 shares of Summa's Common Stock to Synergy, Inc., and pay Synergy, Inc. $42,000 in cash, in satisfaction of any and all claims that Synergy, Inc. might have against Summa and LexaLite in respect of brokerage or finder's fees in connection with the Merger.


                   Certain Federal Income Tax Considerations

    Set forth below is a summary of certain federal income tax consequences of the Merger to LexaLite stockholders under the Internal Revenue Code of 1986, as amended (the "Code"). The discussion does not deal with all the tax consequences of the Merger that may be relevant to particular LexaLite stockholders, such as dealers in securities, foreign persons or certain persons who acquired LexaLite stock (or options to acquire stock) as consideration for the performance of services.

    Based upon certain assumptions, it is expected that the Merger will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and that accordingly:

    (a) No gain or loss will be recognized for federal income tax purposes by stockholders of LexaLite upon their receipt of shares of Summa's Common Stock in exchange for their LexaLite Common Stock;

    (b) Each former LexaLite stockholder's aggregate adjusted basis in the shares of LexaLite's Common Stock exchanged in the Merger will be carried over to the shares of Summa's Common Stock received in the Merger;

    (c) The holding period for the shares of Summa's Common Stock received in the Merger is expected to include the holding period for LexaLite's Common Stock exchanged therefor, provided LexaLite's Common Stock is held as a capital asset as of the Effective Date;

    (d) Upon the subsequent sale of each share of Summa's Common Stock received by former LexaLite stockholders in the Merger, gain or loss will be recognized. Such gain or loss will be measured by the difference between the amount received therefor and the adjusted basis of such share. If such share is a capital asset in the hands of the selling stockholder, such gain or loss will be capital gain or loss which will be long term or short term depending upon the holding period; and

    (e) Cash received by a LexaLite stockholder who exercises his or her dissenters' appraisal rights, or in lieu of fractional shares, will generally be taxable as capital gain or loss, depending upon the stockholder's basis in the shares and assuming that such shares are capital assets in his hands.

    BECAUSE OF THE UNCERTAINTY OF SEVERAL OF THE TAX CONSEQUENCES OF THE MERGER, IT IS STRONGLY URGED THAT ALL LEXALITE STOCKHOLDERS CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.


                             Approval of the Merger

    The Boards of Directors of LexaLite, Summa, and Subsidiary have each unanimously approved the Reorganization Agreement, the related Merger Agreement, and the transactions contemplated thereby. In addition, Summa, as the sole shareholder of Subsidiary, has also previously approved the Merger. Under Delaware and California law, the Merger cannot be consummated without the affirmative vote of the holders of a majority of the outstanding shares of LexaLite's Common Stock and of Summa's Common Stock in favor of the Merger Agreement and the transactions contemplated thereby.

    In approving the Merger, the shareholders of Summa will also approve, among other things, an amendment to the Articles of Incorporation of Summa to establish a 9-member Board of Directors divided into three classes serving staggered 3-year terms. Summa's Board of Directors currently consists of eight members divided into two classes, with half of the members elected to serve 2-year terms at each annual meeting of shareholders. Accordingly, should the shareholders of Summa approve the Merger, the period of time required for Summa shareholders who oppose the policies of Summa's Board of Directors to remove a majority of the Board will be extended from two to three years, unless they can show cause and obtain the required vote under California law.

    Each of the executive officers and directors of LexaLite has indicated his intention to vote or cause to be voted all of the shares of LexaLite's Common Stock owned by him, or over which he has voting control, in favor of the Merger. As of the record date for the LexaLite Special Meeting, these individuals owned or had voting control over an aggregate of 724,275 shares, or approximately 48.9% of the outstanding shares of LexaLite's Common Stock. Accordingly, approval of the Merger by the stockholders of LexaLite will require the affirmation vote of the holders of an additional _________ shares of LexaLite's Common Stock.

    Executive officers and directors of Summa who, as of the record date for the Summa Annual Meeting, together owned or had voting control over an aggregate of 265,405 shares of Summa's Common Stock, or approximately 16.7% of the shares outstanding, have indicated their intention to vote or cause to be voted all of the shares of Summa's Common Stock owned by them, or over which they have voting
control, in favor of the Merger.    The affirmative vote of an additional
__________ shares of Summa's Common Stock will therefor be required for the approval of the Merger by the shareholders of Summa.


                   Rights of Dissenting LexaLite Stockholders

    If the Merger is consummated, holders of LexaLite's Common Stock, in respect of which appraisal rights have been perfected and not withdrawn or lost, will be entitled to have the "fair value" of their shares of LexaLite's Common Stock at the Effective Date (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them by complying with the provisions of Section 262 of the Delaware General Corporation Law. The following is a brief summary of Section 262 which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. This summary is qualified in its entirety by reference to
Section 262, the text of which is attached hereto as Appendix III. Appendix III should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so because failure to comply with the procedures set forth in Section 262 will result in the loss of appraisal rights.

    Holders of LexaLite's Common Stock of record who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of shares of LexaLite's Common Stock must be filed with LexaLite before the taking of the vote on the proposal to approve and adopt the Merger Agreement. Such written demand for appraisal of shares must be in addition to and separate from any proxy or vote abstaining from voting on or voting against the proposal to approve and adopt the Merger Agreement. Voting against, abstaining from voting on or failing to vote on the proposal to approve and adopt the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262.

    Holders of LexaLite's Common Stock electing to exercise their appraisal rights under Section 262 must not vote for approval and adoption of the Merger Agreement. If a holder of LexaLite's Common Stock returns a signed proxy but does not specify a vote against approval and adoption of the Merger Agreement or a direction to abstain from voting on the approval and adoption of the Merger Agreement, the proxy will be voted for approval and adoption of the Merger Agreement, which will have the effect of waiving such holder's appraisal rights.

    A demand for appraisal must be executed by or for the stockholders of record, fully and correctly, as such stockholder's name appears on the certificate representing such stockholder's shares of LexaLite's Common Stock.

    A stockholder who elects to exercise appraisal rights should mail or deliver his written demand to LexaLite International Corporation, 10163 US 31 North, Charlevoix, Michigan 49720-0498, Attention: Secretary. A written demand may also be delivered to Secretary at the LexaLite Special Meeting prior to the vote on the Merger Agreement. The written demand for appraisal should comply with the preceding paragraphs, and should specify the stockholder's name and mailing address and the number of shares of LexaLite's Common Stock owned by such stockholder and should state that the holder is thereby demanding appraisal of his shares. It is the responsibility of each stockholder electing appraisal rights to ensure that the written demand is received by LexaLite before the taking of the vote on the Reorganization Agreement and Merger Agreement at the LexaLite Special Meeting. Within ten days after the Effective Date, LexaLite, as the surviving corporation, must provide notice of the Effective Date to all holders of LexaLite's Common Stock who timely complied with Section 262 and did not either vote for, or return a signed proxy which did not specify a vote against or a direction to abstain from voting on, approval and adoption of the Merger Agreement.

    A stockholder who makes a written demand for appraisal of shares of Lexa-Lite's Common Stock must continuously hold such shares through the Effective Date.

    Within 120 days after the Effective Date, either LexaLite, as the surviving corporation, or any stockholder who has complied with the required conditions of
Section 262 may file a petition in a Delaware court demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware court will determine which stockholders are entitled to appraisal rights and will appraise the shares of LexaLite's Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. The cost of the appraisal proceeding may be determined by the Delaware court and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of LexaLite's Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears his own expenses.

    Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Date, be entitled to vote for any purpose the shares of LexaLite's Common Stock subject to such demand or to receive payment of dividends or distributions on such shares, except for dividends and distributions payable to stockholders of record at a date prior to the Effective Date.

    At any time within 60 days after the Effective Date, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw his demand for appraisal only with the consent of LexaLite, as the surviving corporation. If no petition for appraisal is filed with the Delaware court within 120 days after the Effective Date, stockholders' rights to appraisal shall cease. Inasmuch as LexaLite, as the surviving corporation, has no obligation, and does not intend, to file such a petition, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware court, and such approval may be conditioned upon such terms as the Delaware court deems just.

    Since Summa's Common Stock is traded on The Nasdaq National Market, shareholders of Summa who object to the Merger may vote against the Merger at the Summa Annual Meeting but will not be entitled to dissenters' rights if the Merger is consummated over their objections, unless the holders of five percent or more of Summa's outstanding Common Stock make appropriate demands under Chapter 13 of the California General Corporation Law.

                             THE COMBINED COMPANIES

    Once the Merger is consummated, LexaLite, as the surviving corporation in the Merger, will continue its business and operations as a wholly-owned operating subsidiary of Summa. As stated in the Reorganization Agreement, it is the intention of the parties that the corporate headquarters of LexaLite remain in Charlevoix, Michigan, and that LexaLite's corporate name will remain unchanged, for an indefinite period of time following the Merger. As a condition to the respective obligations of the parties to consummate the Merger, Josh T. Barnes is to be added to the Board of Directors of Summa, and the Board of Directors of LexaLite immediately following the Merger is to be composed of James R. Swartwout, the President and Chief Executive Officer of Summa, Thomas
M. Phillips, the President of LexaLite, and Josh T. Barnes, the Chief Executive Officer of LexaLite. See "Description of the Merger - Interests of Certain Persons in the Merger."

    As one of three operating subsidiaries of Summa immediately following the Merger, LexaLite will operate on a semi-autonomous basis in much the same way as the other two operating subsidiaries of Summa currently function. The management of each operating subsidiary has independent profit and loss responsibility, subject to the achievement of specified objectives and compliance with budgetary goals set forth in an operating plan developed each year in consultation with Mr. Swartwout, the Chief Executive Officer of Summa, and presented to the Summa Board of Directors for approval on an annual basis.

    Summa has no employees other than Mr. Swartwout, Paul A. Walbrun, its Controller, and an administrative assistant. The corporate staff does not direct operations of subsidiaries on an ongoing basis but, in addition to planning and financial oversight, provides financing, conducts Summa's acquisition program and business development activities, and handles investor relations matters. In addition, from time to time the corporate staff is active in non-operational business activities such as risk management and employee benefit program management. Summa assesses corporate charges on a basis established annually, related to asset utilization by subsidiaries.

              SUMMA AND LEXALITE PRO FORMA FINANCIAL INFORMATION

                                Summa Industries
        Unaudited Pro Forma Condensed Consolidated Financial Statements


    The accompanying unaudited pro forma condensed consolidated financial statements reflect the acquisition by Summa of all the issued and outstanding capital stock of LexaLite as a consequence of the Merger of Subsidiary with and into LexaLite. The transaction will be accounted as a purchase by Summa of the net assets of LexaLite.

    The unaudited pro forma condensed consolidated balance sheet is based upon Summa's historical balance sheet at May 31, 1996 and LexaLite's historical balance sheet as of June 30, 1996 and is presented as if the transaction had been consummated on May 31, 1996.

    The unaudited pro forma condensed consolidated statements of income for the 12 month period ended August 31, 1995 and for the nine month period ended May 31, 1996 give effect to the merger of Subsidiary and LexaLite as if the transaction had occurred at September 1, 1994, the beginning of Summa's fiscal year ended August 31, 1995. The unaudited pro forma condensed consolidated income statements combine historical results of operations of Summa for the twelve months ended August 31, 1995 and the historical results of the operations of LexaLite for the twelve months ended June 30, 1995. The proforma condensed consolidated income statements combine historical results of operations of Summa for the nine months ended May 31, 1996 and the historical results of the operations of LexaLite for the nine months ended March 31, 1996.

    The pro forma adjustments are based upon available information and upon certain assumptions which the respective management of Summa and LexaLite believes are reasonable. However, the unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results which would have been achieved if the transaction had been completed on the respective dates above or the results which may be achieved in the future.

                                SUMMA INDUSTRIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 May 31, 1996

                                                                                                         Pro Forma
                                           Summa             LexaLite           Adjustments               Combined
                                           -----             --------           -----------              ---------
ASSETS
Current assets:
  Cash                                 $   238,000          $   620,000         $                         $   858,000
  Accounts receivable                    1,629,000            6,364,000                                     7,993,000
  Inventories                            2,151,000            1,511,000              50,000                 3,712,000
  Prepaid expenses and other               573,000              679,000                        (1)          1,252,000
                                       -----------          -----------         -----------               -----------

    Total current assets                 4,591,000            9,174,000              50,000                13,815,000
                                       -----------          -----------         -----------               -----------

Property, plant and equipment            5,943,000           24,453,000          (9,477,000)   (3)         20,919,000
  Less accumulated depreciation         (1,939,000)         (11,427,000)         11,427,000    (2)         (1,939,000)
                                       -----------          -----------         -----------               -----------

    Net property, plant and
     equipment                           4,004,000           13,026,000           1,950,000                18,980,000
Net assets of discontinued
     operations                          2,369,000                                                          2,369,000
Other assets                                                  1,909,000                                     1,909,000
Goodwill and other tangibles               977,000                                                            977,000
                                       -----------          -----------         -----------               -----------
                                       $11,941,000          $24,109,000         $ 2,000,000               $38,050,000
                                       ===========          ===========         ===========               ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities:
    Revolving line of credit           $   582,000          $                   $                         $   582,000
    Accounts payable                       930,000            2,027,000                                     2,957,000
    Accrued liabilities                    776,000            2,348,000             500,000   (4)           3,624,000
    Current maturities of
      long-term debt                       101,000            1,200,000                                     1,301,000
                                       -----------          -----------         -----------               -----------

      Total current liabilities          2,389,000            5,575,000             500,000                 8,464,000
      Bonds payable                                           5,000,000                                     5,000,000
      Other long-term debt and
       deferred credits and other
       long term liabilities             1,176,000            4,029,000             500,000   (5)           5,705,000
                                       -----------          -----------         -----------               -----------

      Total liabilities                  3,565,000           14,604,000           1,000,000                19,169,000
                                       -----------          -----------         -----------               -----------

  Shareholders' equity
    Common stock                         6,151,000            2,158,000           8,347,000   (6)          16,656,000
    Retained earnings                    2,225,000            7,347,000          (7,347,000)  (6)           2,225,000
                                       -----------          -----------         -----------               -----------

      Total shareholders' equity         8,376,000            9,505,000           1,000,000                18,881,000
                                       -----------          -----------         -----------               -----------
                                       $11,941,000          $24,109,000         $ 2,000,000               $38,050,000
                                       ===========          ===========         ===========               ===========

                                SUMMA INDUSTRIES
             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                       FOR THE YEAR ENDED AUGUST 31, 1995

                                                                                                                   Pro Forma
                                            Summa                 LexaLite             Adjustments                 Combined
                                            -----                 --------             -----------                 --------
Net Sales                                $10,247,000             $33,235,000           $    ---                   $43,482,000
                                         -----------             -----------           -----------                -----------
Cost and expenses:
  Cost of sales                            5,609,000              25,321,000                50,000  (7)            30,980,000
  Selling and administrative
   and other expense                       3,480,000               5,127,000                 ---                    8,607,000
  Interest expense                             -                     563,000                 ---                      563,000
                                         -----------             -----------           -----------                -----------
    Total cost and expenses                9,089,000              31,011,000                50,000                 40,150,000
                                         -----------             -----------           -----------                -----------
Income from continuing operations
  before provision for taxes               1,158,000               2,224,000               (50,000)                 3,332,000

Provision for income taxes                   482,000                 802,000               (20,000)                 1,264,000
                                         -----------             -----------           -----------                -----------


Income from continuing operations            676,000               1,422,000               (30,000)                 2,068,000
                                         ===========             ===========           ===========                ===========
Income per common and equivalent
  share:
   Income from continuing
    operations                           $       .44             $      1.00                                       $      .56
                                         ===========             ===========                                       ==========
Weighted average shares
 outstanding                               1,553,000               1,427,000               714,000  (6)             3,694,000
                                        =============            ===========           ===========                 ==========

                                SUMMA INDUSTRIES
             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE NINE MONTHS ENDED MAY 31, 1996

                                                                                            Pro Forma
                                                  Summa       LexaLite    Adjustments        Combined
                                                  -----       --------    -----------       ---------
      Net Sales                              $8,903,000    $25,884,000    $               $34,787,000
                                             -----------   -----------    -----------     ------------
      Cost and expenses:
       Cost of sales                          4,928,000     19,432,000                     24,360,000
       Selling, general and adminis-
        trative and other expenses            3,035,000      3,973,000                      7,008,000
       Interest expense, net                                   440,000                        440,000
                                               ---------   -----------    -----------     ------------
         Total cost and expenses              7,963,000     23,845,000                     31,808,000
                                             -----------   -----------    -----------     ------------
      Income from continuing operations
       before provision for taxes               940,000      2,039,000                      2,979,000

      Provision for income taxes                399,000        779,000                      1,178,000
                                            ------------   -----------    -----------     ------------
      Income from continuing operations         541,000      1,260,000                      1,801,000
                                            ------------   -----------    -----------     ------------
      Income per common and equivalent share:
        Income from continuing
         operations                           $     .34    $       .85                     $      .47
                                              =========    ===========                     ==========
      Weighted average shares outstanding     1,582,000      1,475,000        738,000 (6)   3,795,000
                                             ==========   ============   ============      ==========


The pro forma condensed consolidated financial statements give effect to certain pro forma adjustments, as follows:

(1). Adjustment of work in process and finished goods inventory to eliminate manufacturing profit.
(2).   Reset of accumulated depreciation of acquired assets to zero.
(3). Adjustment of property, plant and equipment to estimated fair value allocation.
(4).   Accrual of transaction fees and related costs.
(5). Accrual of contingent liability in connection with Employee Stock Ownership Plan repurchase obligations.
(6). Adjustment to reflect the acquisition of LexaLite for 2,254,203 shares of Summa at an assigned value of $6.66 per share, less a discount of 30%.
(7).   Charge cost of sales with write-up of inventory to fair value.

                    SUMMA COMMON STOCK PRICES AND DIVIDENDS

    Summa's Common Stock is traded on The Nasdaq National Market under the symbol "SUMX." The following table sets forth the high and low closing prices for a share of Summa's Common Stock on The Nasdaq National Market for the periods indicated.

                                                   High          Low
            Quarter Ended                         -------       ------
            -------------
                 November 1994................      $6.50        $4.50
                 February 1995................       6.00         4.50
                 May 1995.....................       5.50         4.50
                 August 1995..................       5.25         4.75


            Quarter Ended
            -------------

                 November 1995................       5.25         3.75
                 February 1996................       5.50         3.75
                 May 1996.....................       6.25         4.81
                 August 1996..................

            Quarter Ended
            -------------

                 November 1996 (through October __)

    On October __, 1996, the date immediately prior to the mailing of this Joint Proxy Statement/Prospectus to the Summa shareholders and the LexaLite stockholders, the closing price for a share of Summa's Common Stock was $______.

    The approximate number of holders of record of Summa Common Stock as of October __, 1996, was ______. In addition, Summa estimates that there are approximately 600 additional shareholders whose shares are held in "street name."

    Summa has not paid a cash dividend since the fiscal year ended August 31, 1983. Summa intends to retain earnings, if any, for use in its business and currently does not intend to pay cash dividends on its Common Stock in the foreseeable future.

                           DESCRIPTION OF SECURITIES

                             Summa's Capital Stock

     The authorized capital stock of Summa consists of 10,000,000 shares of Common Stock, $.001 par value, of which 1,603,483 shares were issued and outstanding as of October __, 1996, and 5,000,000 shares of Preferred Stock, $.001 par value, of which no shares have been issued or are outstanding.

Common Stock
- ------------

     Holders of the Summa Common Stock are entitled to one vote per share on each matter submitted to a vote of the shareholders of Summa, and there is no cumulative voting for the election of directors. Subject to preferences that may be applicable to the holders of any outstanding Preferred Stock, each holder of Summa Common Stock is entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Summa Common Stock Prices and Dividends." Upon the liquidation, dissolution, or winding up of Summa, the holders of Summa Common Stock are entitled to share ratably in all assets of Summa which are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Summa Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Summa Common Stock are, and the shares to be issued to the stockholders of LexaLite as a consequence of the Merger will be, when issued and delivered, validly issued, fully paid and nonassessable.

Preferred Stock
- ---------------

     The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of California, but without further action by Summa's shareholders, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Summa. Summa has no current plans to issue any shares of Preferred Stock.

Transfer Agent and Registrar
- ----------------------------

     The transfer agent and registrar for Summa's Common Stock is U. S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204, telephone number, (818) 502-1404.


                            LexaLite's Capital Stock

     The authorized capital of LexaLite consists of 2,000,000 shares of Common Stock, $1.00 par value, of which _________ shares are issued and outstanding as of October __, 1996.

     Each share of LexaLite's Common Stock is entitled to participate equally in dividends as and when declared by the Board of Directors of LexaLite, after payment of any dividends on any shares of capital stock that may then be outstanding and subject to limitations on dividends imposed by applicable law and agreements with LexaLite's lenders, and is entitled to share equally in the distribution of assets in the event of liquidation, after payment of any liquidation preference on any shares of capital stock that may then be outstanding. All shares of LexaLite's Common Stock, when issued and fully paid, are nonassessable and not subject to redemption or conversion and have no conversion rights. Holders of LexaLite Common Stock have no preemptive right to subscribe for any additional shares of any class of capital stock of LexaLite, whether now or later authorized.

            Comparison of Rights of LexaLite and Summa Shareholders

     If the Merger is consummated, LexaLite stockholders will become holder of shares of Summa's Common Stock. LexaLite is incorporated under Delaware law. Summa is incorporated under California law. While the rights and privileges of stockholders of a Delaware corporation (such as LexaLite) are, in many instances, comparable to those of shareholders of a California corporation (such as Summa), there are differences. The following is a summary of some of these differences.

     Shareholder Vote Required for Extraordinary Transactions.  Both California
     --------------------------------------------------------
and Delaware generally require that a majority of the stockholders approve major corporate transactions such as mergers. However, with certain exceptions, California law requires that mergers, reorganizations, and similar transactions be approved by a majority vote of each class of shares outstanding. Therefore, if Summa issues shares of its Preferred Stock (see "Comparison of Rights of LexaLite and Summa Shareholders - Ability to Issue Preferred Stock"), the holders of such stock would vote separately as a class on mergers and other major transactions. In that event, such holders, even if not in the majority overall, would be able to control the outcome of voting. However, the California statute also provides that, with certain exceptions and unless otherwise required in the corporation's articles of incorporation, no class vote of preferred shares is required if their rights, preferences and privileges will not change in the transaction. Summa's Articles do not alter this rule.

     Dissenters' and Appraisal Rights.  Under both California and Delaware law,
     --------------------------------
a shareholder of a corporation participating in certain major corporate transactions, such as a merger, consolidation or sale of all or substantially all of the assets of a corporation, may, under varying circumstances, be entitled to dissenters' or appraisal rights pursuant to which he may receive cash in the amount of the fair market value of his shares in lieu of the consideration he would otherwise receive in the transaction. Under Delaware law, appraisal rights are not available to stockholders whose stock is publicly held will be converted in the transaction into stock that is publicly held. Shareholders of a California corporation that is publicly traded (such as Summa) generally do not have dissenters' rights unless the holders of at least five percent of the class claim the right or the corporation or any law restricts the transfer of such shares. Even in that event, however, dissenters' rights are unavailable if the corporation or its shareholders, or both, immediately before the reorganization or immediately after the reorganization will own more than five-sixths of the voting equity securities (including convertible securities) of the surviving corporation or its parent. With respect to the Merger, LexaLite stockholders have appraisal rights and Summa shareholders will not, unless the holders of five percent or more of Summa's outstanding Common Stock seek to perfect their dissenters' rights. See "Description of the Proposed Merger - Rights of Dissenting LexaLite Stockholders."

     Removal of Directors.  Under Delaware law, directors may be removed, with
     --------------------
or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. However, unless the corporation's certificate of incorporation provides otherwise, if the corporation's board of directors is classified, directors may be removed only for cause. LexaLite's Board of Directors is not classified. Also, in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at any election of the class of directors of which he is a part. LexaLite's Certificate of Incorporation does not provide for cumulative voting.

     Under California law, any director or the entire board of directors may be removed, with or without cause, upon the vote of a majority of the outstanding shares entitled to vote. However, in the case of a corporation, such as Summa, whose Board of Directors is classified, a director may not be removed if the number of votes cast against his removal would be sufficient to elect the director under cumulative voting at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and either the number of directors elected at the most recent annual meeting, or if greater, the number of directors for whom removal is being sought, were then being elected.

     Classified Board of Directors.  A classified board is one for which a
     -----------------------------
certain number, but not all, of the directors are elected on a rotating basis each year. A classified board makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation more difficult. Delaware law permits, but does not require, a classified board of directors, divided into as many as three classes. LexaLite's Board of Directors is not classified.

     California law permits a "listed" corporation to divide its Board of Directors into as many as three classes. Summa is a "listed" corporation and its Articles of Incorporation divide its Board into two classes, each of which will serve two-year terms. If the Merger is approved by Summa's shareholders and Consummated, Summa's Articles of Incorporation will be amended to establish a nine (9) member Board of Directors divided into three classes serving staggered three-year terms. See "Description of the Proposed Merger - Approval of the Merger."

     Ability to Issue Preferred Stock.  Summa is authorized to issue up to
     --------------------------------
5,000,000 shares of Preferred Stock in one or more series, the terms of which may be determined at the time of issuance by its Board of Directors, without further action by the shareholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. Although Summa has indicated that it has no present plans to issue any additional shares of Preferred Stock, the issuance of Preferred Stock in the future could affect the rights of the holders of Summa's Common Stock and thereby reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict Summa's ability to merge with or sell its assets to a third party, or otherwise delay, discourage or prevent a change in control of Summa. LexaLite has no authorized classes of capital stock other than the Common Stock.

     Other Differences.  Summa is subject to the information and reporting
     -----------------
requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), which requires Summa periodically to provide certain specified information to its shareholders and to file specified reports with the Securities and Exchange Commission. In addition, shares of Summa Common Stock are traded on The Nasdaq National Market. LexaLite is not subject to the informational and reporting requirements of the Exchange Act and no active market for its Common Stock exists.

                         INFORMATION CONCERNING SUMMA

                                   Business


General
- -------

     Summa Industries ("Summa") was incorporated in California in 1942. Through 1990, the principal business of Summa was limited to the design, manufacture and sale of chemical process equipment. In 1991, Summa adopted a strategy of growth through acquisitions, and completed the first such acquisition in November 1991 by acquiring all of the outstanding capital stock of GST Industries, Inc., a California corporation engaged in the manufacture and sale of industrial firefighting equipment and aerospace components and sub-assemblies. In fiscal 1992, Summa also formed another wholly-owned subsidiary, Morehouse-COWLES, Inc., a California corporation, to which all of the operating assets involved in the conduct of the chemical process equipment business were contributed. In July 1993, Summa acquired KVP Systems, Inc., a manufacturer of engineered plastic conveyer components. In May 1994, Summa acquired certain assets and operations of Armenco Engineering which were integrated into those of Morehouse-COWLES. On June 17, 1996, Summa completed a sale of all of the issued and outstanding stock of Morehouse-COWLES, Inc. Consequently, Summa currently serves as a holding company whose businesses are conducted primarily through its two wholly-owned subsidiaries, KVP Systems, Inc. and GST Industries, Inc.

     The principal executive offices of Summa are located at 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503, its telephone number is
(310) 792 7024, and its telecopier number is (310) 792 7079.


Products
- --------

     The principal products currently offered by Summa, through its two operating subsidiaries, include material handling components manufactured by KVP Systems, Inc., industrial firefighting equipment produced by the Stang division of GST Industries, Inc.("GST"), and aerospace assemblies fabricated by GST.

     Material Handling Components. Summa's material handling components business is conducted by its wholly-owned subsidiary, KVP Systems, Inc., located in Rancho Cordova, California. Its products are engineered plastic components which form conveyer belts and chains. The components in KVP's product line, many of which are patented, are constructed of non-toxic, non-corrosive plastic materials and are designed to be easily cleaned, meeting FDA-USDA requirements and specifications. The components are available in materials which can withstand temperatures ranging from 150 degrees Fahrenheit below zero to 350 degrees Fahrenheit, a temperature typically required for sterilization. The components do not require lubrication and thus offer the advantage of operation free from contaminants such as grease, oil, and metal particles. Because KVP's components are lightweight, they require less energy to operate than steel belts, and are quieter in operation and easier to service in place than metal belts.

     Industrial Firefighting Equipment. The industrial firefighting business is conducted by the STANG Industrial Products Division ("Stang") of GST Industries, Inc., which was acquired by Summa in November 1991. Stang products have been sold in the market for over 20 years. Stang designs, manufactures and sells monitors, also known as water cannons, that are used for firefighting and to disperse toxic gas clouds, as well as in hydraulic mining and digester cleaning. These monitors are designed to equalize reactive forces so that the monitors can be aimed with minimal force. Summa believes that Stang has proprietary designs which provide superior performance to products offered by competitive manufacturers. Stang monitors can be mounted on vehicles, standpipes, hydrants or vessels, including fireboats, and can be controlled manually or hydraulically via remote actuators provided by Stang as options.

     Aerospace Assemblies. Summa's aerospace business is conducted by GST Industries, Inc., a wholly-owned subsidiary located in Santa Ana, California, which was acquired in November 1991. GST has been in this business of designing, manufacturing and selling hydraulic actuators and other parts and sub-assemblies for use in aircraft and similar activities for more than 20 years.

     The following table sets forth certain information with respect to the contribution to consolidated sales and operating income generated by KVP and GST during the three years ended August 31, 1995, as well as the dollar value of the assets identified to each subsidiary:

                            Business Segment Summary

                         Material Handling     Firefighting        Aerospace
                                Components        Equipment       Assemblies
  ---------------------------------------------------------------------------

                          Fiscal Year Ended August 31, 1995

   Net Sales                     $6,567,000       $2,096,000       $1,584,000
   Operating Income                 903,000          158,000          388,000
   Identifiable Assets            4,554,000          683,000          669,000

                          Fiscal Year Ended August 31, 1994

   Net Sales                      5,061,000        3,075,000        2,143,000
   Operating Income                 591,000          260,000          435,000
   Identifiable Assets            3,903,000          729,000          884,000

                          Fiscal Year Ended August 31, 1993

   Net Sales                        404,000        2,627,000        2,253,000
   Operating Income                  37,000          178,000          459,000
   Identifiable Assets            2,637,000        1,054,000        1,156,000
  ===========================================================================

Marketing
- ---------

     Ultimate users of KVP components in food processing include companies such as Beatrice/Hunt Wesson, Campbell Soup, Comstock Food, Kellogg's and Jeno's. In bakery applications, the ultimate users include Sara Lee, Pepperidge Farms and Lenders. In poultry applications, ultimate users include Foster Farms, Tyson Foods, Pilgrims Pride and Con Agra. In freezing applications, ultimate users include Baskin Robbins, Tombstone Pizza, Stouffer's and Swanson's. The components also have applications in the pharmaceutical, industrial and electronics industries. Products are sold directly and through independent representatives and distributors, world-wide, including distribution in Europe and Asia by Ammeral Conveyor Belting, BV of Holland.

     The primary markets for the Stang products are the oil, gas and petrochemical industry, municipalities which use fireboats, the mining industry, and the municipal waste water treatment market. These products are sold through independent manufacturers' representatives world-wide.

     The principal customers for the GST products are large defense prime contractors, such as Lockheed Corporation, although additional sales are from time to time made directly to the U.S. Department of Defense, the U.S. Air Force, and foreign governments engaged in U.S. sanctioned cooperative aircraft manufacturing programs. Most of GST's sales are of products for the F-16 and derivative aircraft.

     Summa does not believe that revenues attributable to sales of any of the products manufactured by its industrial firefighting equipment or material handling component operating subsidiaries are dependent upon sales to one or a small number of customers, although in a given year one or a small number of customers may account for a significant portion of sales. In the fiscal year ended August 31, 1995, the largest customer in the above named segments accounted for 7% of total company sales, while in fiscal years 1994 and 1993, sales to a single customer accounted for 4% and 3% of total sales, respectively.

     The primary customers in the aerospace assemblies segment are large defense prime contractors, foreign governments engaged in U.S. sanctioned cooperative aircraft manufacturing programs and the Department of Defense. Sales to a single customer may be material and Summa faces a possible loss of most of its defense related business over the next several years. The sales of the aerospace assemblies segment represent 15%, 21% and 43% of consolidated sales of Summa for 1995, 1994 and 1993 respectively, and the sales to the largest customer for the years ended August 31, 1995, 1994 and 1993 were 7%, 10% and 14%, respectively.

     The following table sets forth the dollar amount of export sales by geographic area for the most recent three fiscal years ended August 31, 1995:

                                   1995        1994       1993
          ------------------------------------------------------
            Canada           $  341,000  $  220,000   $ 28,000

            Latin America           -0-     101,000    133,000

            Asia                800,000   1,868,000    637,000

            Europe              769,000     186,000     78,000

            Other               131,000      56,000     55,000
          ------------------------------------------------------

                             $2,041,000  $2,431,000   $931,000
          ======================================================

Raw materials
- -------------

     Summa purchases materials and parts, including pelletized plastic resins, castings, forgings, steel, valves and controls from various suppliers. Summa does not believe that it is dependent upon any single supplier or manufacturer for any of its present principal requirements for materials or parts, and experienced no significant difficulty in obtaining such parts and materials during the fiscal year ended August 31, 1995. Lead times for special components, such as custom hydraulic power units, can be as long as four months.


Backlog
- -------

     On August 31, 1995, Summa's continuing businesses had a backlog of orders, believed to be firm, in the amount of $2,924,000, as compared to a backlog of $2,449,000 as of August 31, 1994. Of the backlog at the end of fiscal 1995, $240,000 was attributable to orders for material handling components, $286,000 was attributable to orders for firefighting equipment and $2,398,000 was attributable to orders for aerospace assemblies. A portion of Summa's August 31, 1995 backlog consists of products to be manufactured to custom designs suited for a particular customer's application or physical requirements.
Because the length of time between entering an order, shipping the product and recording a sale can vary significantly from product to product, Summa believes that its backlog levels should not necessarily be relied upon as an indicator of sales volume for a specific future period. The aerospace assembly backlog is comprised of some long-term contracts, which are scheduled to ship through 1997.

Competitive Conditions
- ----------------------

     Summa faces vigorous competition with respect to each of the products manufactured by its operating subsidiaries, both from firms which market similar products nationally and internationally, and in certain geographic areas from local manufacturers. Many of these competitors have financial and marketing resources that are significantly greater than those available to Summa.

     In general, Summa believes that its trade names and reputation are significant to its competitive position in all segments. With respect to all segments, Summa believes that price is a significant element of competition. However, factors such as engineering, performance, availability and reliability are considered in the purchasing process.

Patents, Trademarks and Licenses
- --------------------------------

     Summa has been granted numerous U.S. patents (and related foreign patents) covering certain of its products. These patents expire on dates ranging from present to 2010. Summa has active patent applications. The expiration of these patents is not expected to have a material adverse effect on its business.

     Summa has foreign and domestic trade name and trademark registrations covering the names and logos which appear on its products. In its opinion, its trademarks are helpful in enabling it to maintain its present competitive position.

Legal proceedings
- -----------------

     At August 31, 1996, Summa was a party to one civil lawsuit, Laitram, et al.
                                                                 ---------------
v.  KVP Systems, Inc., and counterclaims filed in the U.S. District Court in
- ---------------------
Eastern Louisiana in September 1993. The plaintiffs claim KVP has infringed upon two patents. The venue has been changed to Federal District Court in Sacramento, California. Summa contends the claims are invalid, and has filed counterclaims that Laitram has sued in bad faith and has acted in restraint of free trade. The case is in the advanced stage of discovery and is expected to be heard in court during fiscal 1997. Since the case involves a number of complex factual and legal issues, it is impossible to predict the outcome. Although Summa believes it has a reasonable expectation of prevailing, because no reserve therefor has been established, and in the absence of applicable insurance, the consequences of an adverse determination would be borne by Summa.


Employees
- ---------

     At August 31, 1996, Summa employed 98 persons, including the three employees of the parent company, 64 employees at KVP, of whom 16 were involved in sales and marketing, 40 in manufacturing, 8 in general administration, and 29 employees at GST, of whom 4 were involved in sales and marketing, 21 in manufacturing, and 4 in general administration. None of Summa's employees is covered by a collective bargaining agreement. Summa considers its relationship with its employees to be good.


Facilities
- ----------

     Summa leases 28,000 square feet of office and manufacturing space in an industrial park in Santa Ana, California. The lease expires in October 1996 and includes an option to extend one year. Summa leases 48,000 square feet of office and manufacturing space in an industrial park in Rancho Cordova, California. The lease expires in February 2001. Summa's material handling component business, conducted by KVP Systems, Inc., relocated in January 1966 to this larger facility to provide for expanding operations. Summa leases approximately 300 square feet of office space in Torrance, California. The lease expires in June 1997.

     Summa believes that in general the facilities are adequate for present and foreseeable needs and that the expiring leases can be renegotiated or alternate facilities can be leased on favorable terms, as necessary.

     Summa owns approximately 63,000 square feet of factory and office space on approximately 3.9 acres in Fullerton, California which it leases to Morehouse-COWLES, Inc., a former subsidiary of Summa. The lease expires in July 2006.

                         Summa Selected Financial Data

     The selected financial data set forth below for the three years ended August 31, 1993, 1994 and 1995 has been derived from the audited consolidated financial statements of Summa included elsewhere herein and should be read in conjunction with those financial statements (including the notes thereto) and with the "Summa Management's Discussion and Analysis of Summa's Results of Operations and Financial Condition" also included elsewhere herein. The selected financial data set forth below for the years ended August 31, 1991 and 1992, and for the nine-month periods ended May 31, 1995 and 1996, has been derived from the unaudited consolidated financial statements of Summa and, in the opinion of management, includes all adjustments necessary for a fair presentation of the results for such periods. The results of operations for the nine months ended May 31, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year ending August 31, 1996.

                                                                                                              Nine months
                                                     Fiscal years ended August 31,                           ended May 31,
                                          --------------------------------------------------------           -------------
Statement of Income Data:                  1991       1992        1993        1994          1995             1995      1996
                                          ------     ------      ------      -------      --------          -------  --------
                                                 (in thousands, except per share amounts)

Net sales...........................      $  ---     $4,095      $5,284      $10,279      $10,247           $ 7,647  $ 8,903
Cost and expenses:
  Cost of sales.....................         ---      2,406       3,016        5,510        5,609             4,168    4,928
  Selling, general and
   administrative...................         ---      1,285       1,700        3,623        3,480             2,626    3,035
  Interest-net......................         ---         16         ---          ---          ---               ---      ---
  Total costs and expenses from           ------     ------      ------      -------      -------           -------  -------
   continuing operations............         ---      3,707       4,716        9,133        9,089             6,794    7,963
                                          ------     ------      ------      -------      -------           -------  -------
Income from continuing operations
  before provision for taxes,
  extraordinary item and cumula-
  tive effect of accounting change           ---        388         568        1,146        1,158               853      940
Provision for income taxes..........         ---        150         355          645          482               404      399
                                          ------     ------      ------      -------      -------           -------  -------
Income from continuing operations
  before extraordinary item and
  cumulative effect of accounting
  change............................         ---        238         213          501          676               449      541
Income (loss) from discontinued
  operations, net of the effect
  of income tax.....................         114        152         179          118          (28)                4     (235)
Extraordinary item, tax benefit of
  net operating loss carryforward             79        208         321          ---          ---               ---      ---
Cumulative effect of accounting
  change............................         ---        ---         ---          100          ---               ---      ---
                                          ------     ------      ------      -------      -------           -------  -------
Net income..........................      $  193     $  598      $  713      $   719      $   648           $   453  $   306
                                          ======     ======      ======      =======      =======           =======  =======
Weighted average number of shares            973        973       1,020        1,548        1,553             1,552    1,582
Income per common and equivalent
  shares:
   Income from continuing opera-
    tions before extraordinary
    item and cumulative effect of
    accounting change...............      $  ---     $  .24      $  .21      $   .32      $   .44           $   .29  $   .34
   Income (loss) from discon-
    tinued operations, net of
    the effect of income tax........         .12        .16         .18          .08         (.02)              ---     (.15)
   Extraordinary item...............         .08        .21         .31          ---          ---               ---      ---
   Cumulative effect of accounting
    change..........................         ---        ---         ---          .06          ---               ---      ---
                                          ------      ------     ------      -------      -------           -------  -------
Net income per common and
  equivalent share..................      $  .20     $  .61      $  .70      $   .46      $   .42           $   .29  $   .19
                                          ======     ======      ======      =======      =======           =======  =======

Balance Sheet Data:

Assets..............................      $3,134     $4,628      $8,758      $10,009      $11,278           $10,654  $11,941
Working capital.....................       1,444      1,315       2,203        2,086        1,882             2,187    2,202
Long-term debt......................          52        450         415          305          400               300      331
Net worth...........................       2,411      3,009       6,505        7,224        7,930             7,735    8,376

                 Summa Management's Discussion and Analysis of
             Summa's Results of Operations and Financial Condition

Results of Operations
- ---------------------

The following table sets forth certain statements of income information for continuing operations as a percentage of sales for the three years ended August 31, 1993, 1994 and 1995 and for the nine months ended May 31, 1995 and 1996, as well as Summa's effective income tax rate for each period presented. As discussed in more detail below, Summa's statements of income have been restated to reflect the discontinuance of operations and subsequent sale of the Morehouse-COWLES industrial process equipment business.

                                                             Nine months ended
                           Fiscal years ended August 31,          May 31,
                           -----------------------------     -----------------
                               1993    1994    1995          1995         1996
                               ----    ----    ----          ----         ----

Sales                         100.0%  100.0%  100.0%        100.0%       100.0%

Gross profit                   42.9%   46.4%   45.3%         45.5%        44.6%

S,G&A expense                  32.2%   35.3%   34.0%         34.3%        34.1%

Profit from continuing
 operations before tax         10.7%   11.1%   11.3%         11.1%        10.6%

Income from continuing
 operations before extra-
 ordinary item and cumula-
 tive effect of accounting
 change                         4.0%    4.9%    6.6%          5.9%         6.1%

Effective tax rate             62.5%   56.3%   41.6%         47.4%        42.4%

     Sales. Total sales for fiscal 1994 increased by $4,995,000, or 95%, over net sales for the year ended August 31, 1993. This increase was primarily attributable to the inclusion of the results of the newly acquired and growing KVP Systems, Inc. for a full 12 months, compared to only one month in fiscal 1993. Additionally, Stang benefitted by shipments of an unusually large contract. For the year ended August 31, 1995, sales were virtually unchanged from the prior years. A decrease in the sales of Stang (without benefit of the large 1994 contract) and a decrease in the shipments of the defense business were offset by strong growth in the material handling components business of KVP Systems, Inc. KVP's sales growth is attributable to growing acceptance of its products and the market for its products, an expanded sales organization and new product development.

     For the nine months ended May 31, 1996, sales increased by $1,256,000, or 16%, over the first three quarters of the prior fiscal year, primarily due to continued growth in sales in the material handling components business.

     Gross Profit. For the year ended August 31, 1994, gross profit was $2,501,000, or 110%, greater than for the prior fiscal year, due primarily to the effect of consolidating the operations of KVP Systems, Inc. for the full year, versus one month in the prior year. The overall gross margin as a percentage of sales for fiscal 1994 increased 3.5% from the prior year to 46.4% because of the inclusion of KVP at typically higher margins than the prior year businesses. Additionally, margins were benefitted by a large shipment by Stang at higher than normal margins. Gross profit decreased both in dollar amount (by $131,000, or 3%,) and as a percentage of sales (by 1%) during the year ended August 31, 1995. This decrease in the gross profit and gross margin was attributable primarily to the absence in fiscal 1995 of the higher than normal gross margin on the large Stang contract realized in fiscal 1994.

     Gross profit for the nine months ended May 31, 1996 was $3,975,000, an increase of $496,000, or 14%, over the level of gross profit generated during the nine months ended May 31, 1995. The increase in gross profit is primarily due to the growth in the material handling components business. As a percentage of sales, the gross profit margin decreased from 45.5% for the nine months ended May 31, 1995 to 44.6% for the nine months ended May 31, 1996, primarily due to increased material costs and increased facility costs resulting from the move of KVP Systems, Inc. to expanded facilities to accommodate anticipated growth.

     Selling, General and Administrative Expense. For the year ended August 31, 1994, selling, general and administrative expense increased by $1,923,000, or 113%, from the prior year's levels, and by 3% as a percentage of sales. These increases were attributable to the inclusion of KVP's operations for a full year in fiscal 1994, and an increase in contingent performance payments to the former shareholders of GST (see Note 6 of Notes to Consolidated Financial Statements). For the year ended August 31, 1995, selling, general and administrative expense decreased by $143,000, or 4%. This reduction in net selling, general and administrative expense was the result of a decrease of $442,000 in the amount of contingent performance payments accrued for the former shareholders of GST as a consequence of decreased sales and profitability of Stang and the GST defense business, along with a decrease in commissions on the reduced level of Stang sales, partially offset by increased sales and marketing costs incurred by KVP in expanding its sales organization.

     Although selling, general and administrative expenses for the nine months ended May 31, 1996 increased by $409,000, or 16%, when compared to total operating expenses for the first nine months of 1995, as a consequence of expanded sales and marketing activities in the material handling component business, the level of these expenditures as a percentage of sales (which increased for the nine months, as described above) remained at 34%.

     Effective Tax Rate. The effective income tax rate, which is a composite of federal and state taxes, decreased from 62.5% for fiscal 1993 to 56.3% in fiscal 1994, primarily as a result of the inclusion of KVP's earnings at a lower effective tax rate than the earnings of GST and Stang. The GST and Stang effective tax rate is higher because the contingent performance payments are only partially tax deductible. For the year ended August 31, 1995, the effective tax rate decreased further, to 41.6%, due to decreases in non-deductible contingent performance consideration accruals related to the defense business. (See Note 6 in Notes to Consolidated Financial Statements).

     Backlog. Summa's open order backlog, which consists primarily of defense related contracts, was $2,449,000 at August 31, 1994 compared to $4,529,000 at August 31, 1993. The decrease in the backlog was attributable primarily to decreased backlog in the defense business related to shipments against a large long term contract, and to a decrease in the Stang backlog related to a shipment against a large single contract referred to above. Backlog increased slightly during fiscal 1995, to $2,924,000 at August 31, 1995. By May 31, 1996, backlog had further increased to $3,299,000. The open order backlog, believed to be firm, is comprised of orders for components and spare parts, with scheduled deliveries from September 1995 through fiscal 1998. However, Summa faces a probable loss of most of its defense related business over the next several years, as mature programs are wound down. Because Summa has historically booked some disproportionately large orders during its fiscal years, and because backlog is usually not material except in the defense business, the amount of firm order backlog at year-end cannot necessarily be used as an indicator of future sales volume.


Liquidity and Capital Resources
- -------------------------------

     Cash provided by operating activities is Summa's most important source of liquidity. However, during the year ended August 31, 1995, Summa used $235,000 of cash, primarily because cash used by discontinued operations of $894,000 related to inventory growth more than offset cash provided by continuing operations of $659,000.

     Net cash provided by operating activities for the nine month period ended May 31, 1996 was $1,028,000, substantially from continuing operations. In the comparable prior year period, $364,000 was used primarily by discontinued operations. The improved cash flows are primarily attributable to lower growth in inventories related to improved turnover, lower required tax payments and improved accounts receivable aging.

     The investment in property, plant and equipment in the years ended August 31, 1994 and 1995 and the nine months ended May 31, 1996 relates primarily to the acquisition of molds for new products in the material handling components business. Summa expects to continue to invest heavily in tooling for new products.

     Summa has a revolving line of credit facility of $2,000,000 with an expiration date of January 1, 1997. The line of credit is secured by all the assets of Summa. The outstanding balance bears interest at one-quarter percentage point above the bank's prime rate. The amount outstanding under the Company's line of credit at May 31, 1996 was $582,000, a reduction of $356,000 from the August 31, 1995 amount due. Cash of $750,000 provided by the sale of Morehouse-COWLES, Inc. completed on June 17, 1996 was more than sufficient to pay off the line of credit.

     During the fiscal year ended August 31, 1995, working capital of Summa's continuing operations decreased by $204,000, or 10%, from $2,086,000 at August 31, 1994 to $1,882,000 at August 31, 1995. This decrease was attributable primarily to increased utilization of Summa's line of credit to finance the working capital needs of the discontinued business unit, which more than offset increases in inventories and accounts receivable associated with higher levels of sales by KVP Systems, Inc. By May 31, 1996, Summa's working capital had increased to $2,202,000, reflecting decreased utilization of the line of credit.

     Asset utilization for the years ended August 31, 1994 and 1995, and for the nine months ended May 31, 1996, is illustrated in the following table:

                                              Year ended August 31,          Nine Months ended
                                            -------------------------
                                            1994                 1995           May 31, 1996
                                            ----                 ----        -----------------

     Average working capital turnover       4.8 times            5.2 times      4.4 times
     Average accounts receivable turnover   8.3 times            7.8 times      7.8 times
     Average inventory turnover             3.8 times            3.7 times      3.4 times

     At May 31, 1996, Summa was not committed to any outside supplier for major capital expenditures, and it believes its present capacity, augmented by anticipated continued investment in new product tooling for the materials handling components business will be sufficient to meet demand for its products with a competitive lead time and to produce quality products in a cost-effective manner. Summa believes that cash flows from operations will be sufficient to fund working capital and planned capital expenditure requirements for the next twelve months.

     The Company has a strategy of growth by acquisition. Although there are no plans to make a specific acquisition for cash, in the event such a plan were adopted, an alternate source of funds to accomplish the acquisition would have to be developed. The Company has 10,000,000 shares of common stock authorized, of which 1,600,734 shares were outstanding at May 31, 1996 and 5,000,000 shares of "blank check" preferred stock authorized of which none is outstanding. The Company could issue additional shares of common or preferred stock to raise funds.

Pending Accounting Pronouncements
- ---------------------------------

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges). SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. Summa plans to adopt SFAS No. 121 as of September 1, 1996 and believes the effect of adoption will not be material to the financial statements.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation." Under SFAS No. 123, companies have the option to implement a fair value-based accounting method or continue to account for employee stock options and stock purchase plans using the intrinsic value-based method of accounting as prescribed by Accounting Principles Board
(APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Entitles electing to remain under APB Opinion No. 25 must make pro forma disclosures of net income or loss and earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company has determined it will continue to account for stock options under APB Opinion No. 25.

     In December 1991, the Financial Accounting Standard Boards issued SFAS No. 107 "Disclosure About Fair Value of Financial Instruments." This statement is effective for financial statements for fiscal years ending after December 15, 1995. Summa does not expect the effect of adoption to be material to the financial statements.

Sale of Discontinued Operations
- -------------------------------

     On June 17, 1996, Summa completed the sale of all of the issued and outstanding capital stock of Morehouse-COWLES, Inc. to a private investment group based in Michigan. In exchange for all of the capital stock of Morehouse-COWLES, Inc., Summa was paid $750,000 in cash and will be paid an additional $1,771,000 on the terms and conditions set forth in a subordinated promissory note. The subordinated note provides for the payment of interest monthly at the rate of 7% per annum through June, 2001, and at the rate of 9% per annum through June 2006, and provides for monthly principal payments commencing July 2001 utilizing a 10-year amortization schedule with all unpaid interest and principal due and payable by June 30, 2006. The note is subordinated to the investors' bank credit agreement, permits optional prepayments, contains certain covenants and default provisions and remedies, is secured by a pledge of all of the outstanding capital stock of Morehouse-COWLES purchased by the investors, as well as by the assets of Morehouse-COWLES, Inc. Additionally, the investment group entered into a new lease with the wholly-owned subsidiary of Summa that holds title to Summa's Fullerton facilities, in which the operations of Morehouse-COWLES also have been conducted. The lease is for a period of ten years, with an option to extend the term of the lease for an additional five years. The monthly rent, on a "triple-net basis" will be $4,000 during the first five years of the lease, increasing to $5,500 per month during the second five years of the original lease term.

     On January 30, 1996, Summa had previously announced that it had entered into a letter of intent to sell Morehouse-COWLES to another prospective purchaser. Accordingly, Morehouse-COWLES, Inc. has been treated for accounting purposes as a discontinued operation in the interim financial statements of Summa published since that date. For the nine months ended May 31, 1996, Morehouse-COWLES, Inc. lost $421,000 before income taxes, on sales of $5,638,000, compared to net income of $7,000 before taxes on sales of $6,048,000 for the nine months ended May 31, 1995.

                              Management of Summa


Executive Officers and Directors.
- ---------------------------------

     The following table sets forth certain information concerning Summa's executive officers and directors:

          Name                  Positions with Summa          Age
        --------                --------------------          ---

        James R. Swartwout      Chairman, President,          50
                                Chief Executive Officer
                                and Chief Financial Officer

        Coalson C. Morris       Director                      80

        Dale H. Morehouse       Director                      63

        Michael L. Horst        Director                      50

        William R. Zimmerman    Director                      69

        David McConaughy        Director                      64

        Karl V. Palmaer         Director                      75

        Byron C. Roth           Director                      33

        Paul A. Walbrun         Vice President, Controller    54
                                and Secretary

     James R. Swartwout has been Chairman of the Board of Directors since August 1990, and Chief Executive Officer since July 1990. Prior to that he was President and Chief Operating Officer since August 1989. He joined Summa in October 1988 as its Executive Vice President and Chief Operating Officer.
Before joining Summa, Mr. Swartwout was a principal in a private leveraged buyout venture. From April, 1985 to October, 1988, Mr. Swartwout was Executive Vice President of Delphian Corporation, Sunnyvale, California, a manufacturer of analytical instruments, and had held management positions at Farr Company, El Segundo, California, a manufacturer of industrial filtration systems.

     Coalson C. Morris has been a director of Summa since 1968. He currently serves as Chairman of the Board of PMC Mortgage Corporation.

     Dale H. Morehouse has served as a director since 1975 and as Chairman of the Board and Chief Executive Officer of Summa from February 1987 until August 1990. He held several offices with Summa from 1983 to 1987. Mr. Morehouse currently is retired.

     Michael L. Horst has been a director of Summa since 1978. He is an independent consultant specializing in strategic planning in real estate. He was formerly a Senior Vice President of PBR, a community planning consulting firm. In addition, Mr. Horst is a founding principal of International Tourism and Resort Advisors, a resort development consulting firm, serves as a lecturer at the University of Southern California, and is a founder of Shenoa, a retreat and learning center.

     William R. Zimmerman, the President of Zimmerman Holdings, Inc., a private investment company, has served on the Board of Summa since 1987. He is a former executive officer of Monogram Industries, Inc., Swedlow, Inc., and Avery International.

     David McConaughy has been on the Board of Summa since 1990. Mr. McConaughy is currently the majority owner and President of Data Management Resources, which supplies and maintains integrated business management systems.

Previously, Mr. McConaughy, who holds a PhD. in Administrative Science and Economics, was on the faculty of the University of Southern California Graduate School of Business, and has had a strategic planning consulting practice.

     Karl V. Palmaer is a founder of KVP Systems, Inc., and has been on the Board of Summa since 1993. Mr. Palmaer is active as a technical consultant to KVP Systems, Inc.

     Byron C. Roth has been President of Cruttenden Roth, Investment Bankers since 1993. Previously, he was Managing Director of Corporate Finance there. Prior to joining Cruttenden, Mr. Roth was Vice President, Corporate Finance, with R.G. Dickinson and Company.

     Paul A. Walbrun has been Vice President, Controller and Secretary of Summa since October 1994 and was Vice President, Controller of Summa's former subsidiary, Morehouse-COWLES, Inc., from July 1994 until June 1996 when it was sold. Before joining Summa, Mr. Walbrun was Director of Financial Reporting with Bird Medical Technologies, Inc. and Controller of Stackhouse, Inc., a Bird Medical Technologies manufacturing subsidiary.

     Dale H. Morehouse and Michael L. Horst are cousins. Karl V. Palmaer is the father of Eric K. Palmaer, a Vice President of Summa. There are no other family relationships among any of the executive officers and directors of Summa.

     The Board of Directors has an Audit Committee consisting of Messrs. McConaughy, Horst and Roth. There are no other committees. The function of the Audit Committee is to advise the Board on audit matters affecting Summa, including recommendations as to the appointment of independent auditors of Summa and reviewing with such auditors the scope and result of their examination of the financial statements of Summa. During the fiscal year ended August 31, 1995, this Committee held one meeting attended by all members.

Compensation of Officers and Directors.
- ---------------------------------------

     The following summary compensation table sets forth the information regarding compensation for services in all capacities paid or accrued for the fiscal years indicated by Summa to its Chief Executive Officer. No other executive officer of the Company or any of its subsidiaries received cash compensation in excess of $100,000 for the fiscal year ended August 31, 1996.

                           Summary Compensation Table

                                                                            Long-Term Compensation
                                                                        ------------------------------
                                    Annual Compensation                       Awards   Payouts
                                  -----------------------               ----------------------

                                                                         Long Term
                                                                        Compensation
                                      Salary    Bonus   Stock             Awards      All Other
Name and Principal Position    Year    $         $      Awards $/(1)/   Options (#)   Compensation ($)/(2)/
- -----------------------------  ----   ------    -----   -------------   ------------  ---------------------

James R. Swartwout,            1996   135,000    -        -                 -           9,152
  Chairman, Chief Executive    1995   132,083   26,250  23,750              -           9,150
  Officer and Chief            1994   121,792   33,600  12,000              -           8,934
  Financial Officer

- -----------------------------

(1) Includes stock award of 5,000 shares in 1995 and 2,000 shares in 1994, valued at the average of the high and low trading price of Summa's Common Stock on the date of the award.

(2) Includes payments for a long term disability insurance policy and contributions under Summa's 401(k) Plan.

     Non-employee directors receive a fee of $300 for each Board Meeting attended and are reimbursed for travel expenses connected with a Board Meeting. No additional fees are paid to directors for serving on committees. During the fiscal year ended August 31, 1995, each of the seven outside directors was awarded an option to purchase 2,500 shares of the Company's common stock at an exercise price of $4.75, the closing price of the stock on the date of the grant.

Employment Agreement.
- --------------------

     In March, 1994, the Company entered into an employment agreement with James
R. Swartwout under which he is to be paid an annual base salary to be determined by the Board of Directors, and an annual bonus of up to 40% of his base salary, to be determined by the Board of Directors based upon the performance of Summa during the preceding fiscal year, payable in cash or stock at his election. In the event of his termination, other than for cause, Mr. Swartwout is entitled to severance pay equal to six months of his current compensations. In the event of a "change in control" of Summa (defined as the acquisition by a person or group of either 30% or more of Summa's voting power or the right to elect a majority of the directors of Summa, the sale of 50% or more of the total fair market value of the Company's assets, or a specified change in the composition of Summa's Board of Directors), and regardless of whether his employment is terminated as a result of such event, Mr. Swartwout would be entitled to receive as a special bonus an amount equal to two year's base salary at the level then being paid to him. Mr. Swartwout has stated that such a special bonus will not be payable to him as a consequence of the Merger.


Stock Options
- -------------

     In 1984, the Board of Directors and shareholders of Summa approved the Summa Industries 1984 Stock Option Plan (the "1984 Plan"), under which options to acquire an aggregate of 25,000 shares of Summa's Common Stock may be granted to key employees, as determined by the Compensation Committee of the Board of Directors. At August 31, 1996, options to acquire 24,625 shares of Common Stock had been granted, including options to purchase 12,500 shares granted to Mr. Swartwout. The price at which the options may be exercised ranges from $1.50 to $5.00, the market price of the stock on the date of grant. During the fiscal year ended August 31, 1996, options for 1,125 shares became exercisable. At August 31, 1996, options for 14,875 shares were exercisable, and 5,375 had been exercised.

     In December 1991, the Board of Directors and shareholders approved the Summa Industries 1991 Stock Option Plan (the "1991 Plan") under which options to acquire an aggregate of 150,000 shares of Summa's Common Stock may be granted to key employees, directors, consultants, vendors, and others, as determined by the Board of Directors. At August 31, 1996, options to acquire 125,000 shares of Summa's Common Stock had been granted, including options to purchase 25,000 shares granted to Mr. Swartwout. Options to acquire 25,000 shares of Summa's Common Stock remain available for future grant. The price at which the options may be exercised ranges from 2.72 to 6.00, the market price of the stock on the date of grant. During the fiscal year ended August 31, 1996, options for 21,188 shares became exercisable. At August 31, 1996 options for 90,497 shares were exercisable, but none had been exercised.

     In December 1995, the Board of Directors and shareholders of Summa approved the Summa Industries 1995 Stock Option Plan (the "1995 Plan") under which options to acquire an aggregate of 250,000 shares of Summa's Common Stock may be granted to key employees, directors, consultants, vendors, customers and others, as determined by the Board of Directors. At August 31, 1996, options to acquire 101,223 shares of Summa's Common Stock have been granted to ten employees and seven directors. Options to acquire 148,777 shares of Summa's Common Stock remain available for future grant. The price at which options may be exercised ranges from $3.613 to $5.10. During the fiscal year ended August 31, 1996, options for 96,207 shares became exercisable. At August 31, 1996, options for 96,207 shares were exercisable, but none had been exercised.

     No options were granted to Mr. Swartwout under the 1984 Plan, the 1991 Plan or the 1995 Plan during the fiscal year ended August 31, 1996.

     The following table sets forth information regarding options exercised during the year ended August 31, 1995 by the executive officer of the Company identified in the Summary Compensation Table set forth above, as well as the aggregate value of unexercised options held by such executive officer at August 31, 1995. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

 Aggregated Option Exercises Last Fiscal Year and Fiscal Year End Option Values

                                                                             Value of Unexercised
                                                Number of Unexercised        in-the-money Options
                         Shares               Options at Fiscal Year End  at Fiscal Year End ($) (1)
                                              --------------------------  --------------------------
                      Acquired on    Value
       Name           Exercise (#)  Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
       ----           ------------  --------  -----------  -------------  -----------  -------------

James R. Swartwout      -0-         -0-        37,500          -0-        $113,350        -0-

- ------------------

(1) Calculated based on the closing price of the Company's Common Stock as reported on The NASDAQ National Market System on August 31, 1996, which was $6.00 per share.

401(k) Plan
- -----------

     Summa has adopted Section 401(k) Plans benefitting substantially all employees in compliance with relevant ERISA regulations. The plans allow employees to defer specified percentages of their compensation, as defined, in a tax-exempt trust. The Company is required to make matching contributions, as defined, to the plan and may make additional profit-sharing contributions at the discretion of the Board of Directors. The total company contribution to all employees' 401(k) accounts in fiscal 1995 was $85,000.

Limitation of Directors' and Officers' Liability and Indemnification
- --------------------------------------------------------------------

     Summa's Bylaws provide that Summa must indemnify its officers and directors, and may indemnify its employees and other agents, to the fullest extent permitted by California law. California law provides that directors of a California corporation will not be personally liable for monetary damages for breach of fiduciary duties as directors except for liability as a result of their duty of loyalty to the corporation for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or stock transactions, unauthorized distributions of assets, loans of corporate assets to an officer or director, unauthorized purchase of shares, commencing business before obtaining minimum capital, or any transaction from which a director derived an improper benefit. Such limitations do not affect the availability of equitable remedies such as injunctive relief or rescission. At present, there is no pending litigation or proceeding involving any director, officer, employee, or agent of the Company where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling Summa pursuant to the foregoing provisions, Summa has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Compensation Committee Report

Report on Annual Compensation of Executive Officers
- ---------------------------------------------------

     It is the policy of the Company's Compensation Committee to establish compensation levels for the executive officers, which reflect the Company's overall performance and their performance, responsibilities and contributions to the long-term growth and profitability of the Company. The committee determines compensation based on its evaluation of the Company's overall performance, including various quantitative factors, primarily the Company's financial performance, sales and earnings against the Company's operating plan, as well as various qualitative factors such as new product development, the Company's product and service quality, the extent to which the executive officers have contributed to forming a strong management team and other factors which the committee believes are indicative of the Company's ongoing ability to achieve its long-term growth and profit objectives.

     The principal component of the compensation of the executive officers is their base salaries. The committee also retains the discretion to award bonuses based on corporate or individual performance. The committee evaluates the practices of various industry groups, market data, including data obtained from time to time from outside compensation consultants, and other economic information to determine the appropriate ranges of base salary levels which will enable the Company to retain and incentivize the executive officers. Throughout the year, the committee members review the corporate and individual performance factors described above. The committee, based upon its review of performance for the previous year and its review of the Company's operating plan, establishes salary levels and awards any bonuses to the executive officers.

     The Compensation Committee also considers grants of stock options for the Company's key employees, including executive officers. The purpose of the stock option program is to provide incentives to the Company's management to work to maximize shareholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company. Individual amounts of annual stock option grants are derived based upon review of competitive compensation practices with respect to the same or similar executive positions, overall corporate performance and individual performance.

Stock Performance Graph

     The graph set forth below shows the Company's composite return as an index assuming $100 invested on August 31, 1991. Also depicted are the CRSP indices for The Nasdaq Stock Market (U.S. companies), and a peer group, Nasdaq Non-Financial Stocks. The graph is based upon information provided to the Company by the Center for Research in Security Prices ("CRSP").

                        INFORMATION CONCERNING LEXALITE

                                   Business


General
- -------

         LexaLite International Corporation was incorporated in Michigan in 1963 and subsequently reincorporated in Delaware. LexaLite designs, manufactures and markets plastic optical components (refractors and reflectors), and other molded plastic products.

       The principal executive office of LexaLite is located at 10163 US 31 North, Charlevoix, Michigan 49720-0498, and its telephone number is (616) 547-6584.

Products
- --------

       The original products of LexaLite were plastic lamp covers for street lights, used to replace glass covers which were subject to vandalism. Subsequently, LexaLite developed prismatic lenses, refractors and reflectors molded from clear plastic, which are used in commercial and industrial lighting fixtures and in similar applications such as lighted navigational aids, traffic signals and vehicles. On a selective basis, LexaLite also makes non-optical molded plastic products.

       Most of the products are injection molded from optical grade polycarbonate or acrylic. The principal advantages of the products made by LexaLite over more traditional glass or metal components are lighter weight, superior optical performance and in certain instances, lower cost. The design of optical components is very specialized, and LexaLite has developed an elite capability in this field. Additionally, LexaLite has an excellent tool manufacturing department which is necessary because tooling for injection molding is complex and must be manufactured to close tolerances.

Research and Development
- ------------------------

       LexaLite has consistently invested heavily in research and development of products and manufacturing methods. For the years ended June 30, 1994, 1995 and 1996, LexaLite spent $554,000, $671,000 and $885,000, respectively, on research and development. This activity is conducted at two facilities, located and staffed separately from the corporate headquarters:

       Lighting Research Center ("LRC"). The staff at LRC designs optical surfaces using computer aided design techniques. Prototypes of products are fabricated and photometric performance testing is conducted in one of the best equipped lighting test facilities in the world.

       LexaLite Scientific Center ("LSC"). This facility was created in 1994 to develop confidential products and methods. Currently, LexaLite is developing components for an innovative high-performance flat-screen display under contract to a unit of AlliedSignal. LexaLite is also developing an automated vapor-deposition coating process for its own use, which is expected to materially reduce the cost and increase the photometric performance of development plastic "canister" components to be used in recessed lighting fixtures. If successful, this product could result in a significant increase in LexaLite sales because these components are generally made of metal by others.

       Injection molds or tools are made by a LexaLite division known as Charlevoix Tool and Engineering ("CTE") which both contracts outside and has expert toolmakers on staff. CTE is located at the main plant in Charlevoix, Michigan.

Manufacturing
- -------------

       LexaLite has developed elite injection molding capability. Products are made on modern molding machines which range from 28 to 1500 tons clamping force. Ancillary equipment and special operations include automatic resin feed systems, two color molding, insert molding, robotics, painting, vacuum deposition coating with reflective metallic films, assembly, packaging and warehousing. LexaLite operates on a just-in-time system with many of its customers and inventories are managed to minimal levels. Inventory turns approximately 17 times a year. All of LexaLite's manufacturing plants are registered to ISO 9002.

Marketing
- ---------

       The majority of LexaLite's sales are to OEM lighting fixture manufacturers. LexaLite seeks to maintain a "strategic partnership" relationship with its customers and has a direct sales force of seven persons who operate out of two manufacturing plants in Michigan and Tennessee. Additionally, LexaLite sells some product through commissioned sales representatives in selected geographic areas and business situations, including international.

       For the year ended June 30, 1996, 91% of sales were made directly and 9% of sales were through commercial manufacturers' representatives. LexaLite differentiates between product sales and sales of tooling. Of product sales for June 30, 1996, 50.4% of sales were of products made from LexaLite proprietary tooling, 31.5% were of optical components manufactured for a single customer using tooling owned by others, and 14.6% of product sales were of non-optical components. Sales of all optical components are considered strategic. The non-optical products are manufactured to expand the business relationship with customers for strategic products or to balance the utilization of manufacturing capacity.

       LexaLite products are installed in high-bay manufacturing plants, warehouses, retail stores, gasoline stations, parking lots, and other types of buildings, in traffic signals, marine navigation aids and vehicles. Because the products are components, they are virtually always sold to OEM manufacturers. These include major industrial companies such as Hubbell, Lithonia division of National Service Industries, Inc., Cooper, Thomas Industries, and GE as well as many less well recognized companies. For the year ended June 30, 1996, LexaLite had 322 active accounts. Sales to the largest five customers were 15.4%, 12.8%, 9.6%, 8.5% and 3.6% of product and tooling sales, respectively. Product sales comprise 92.6% of total net sales. These customers have all been active accounts for more than ten years. Sales outside the United States were 8.2% of total sales.

       Sales are somewhat related to commercial building construction but are generally not seasonal.

Raw Materials
- -------------

       LexaLite purchases pelletized resins from major suppliers such as Bayer, GE Plastics, ICI and others. Certain of these resins may be in short supply from time to time, but LexaLite has been able to obtain an adequate supply of resin during such periods to meet its manufacturing commitments, because it is a significant consumer of the materials. LexaLite believes it is one of the largest users of optical grade polycarbonate and acrylic in the world. Occasionally, LexaLite uses smaller quantities of other resins such as ABS, polypropylene and nylon.

Backlog
- -------

       Since LexaLite's lead time for producing components is only two to four weeks, backlog is usually minimal and typically represents approximately one and one-half (1.5) months of product sales. The backlog of orders for tooling, as opposed to products, the lead time for which is four to ten months, varies widely. At June 30, 1996, the backlog of firm orders for new tooling was $804,000, approximately six months of planned tooling sales. Tooling sales typically are about 3.5% of product sales.

Competitive Conditions
- ----------------------

       A significant number of custom injection molders, some of which are larger than LexaLite, make optical components. Management believes that none of these companies regards optical components as a strategic business focus and none has developed optical design expertise to a significant extent. On the other hand, virtually all of LexaLite's customers have both optical design capability and injection molding machines and also conduct operations for themselves which LexaLite regards as within its strategic activity.

Patents, Trademarks and Licenses
- --------------------------------

       LexaLite has numerous domestic and foreign patents, some of which are believed by management to protect commercial products from imitative competition.

       LexaLite develops many products independently for sale to multiple customers. Products are also developed jointly with specific instructions under various arrangements which could include exclusivity, a license to LexaLite to make sales to third parties or other special agreements. The consultative nature of these development efforts is part of the strategic value-added nature of LexaLite's business and the confidentiality of these activities is ardently maintained.

Compliance with Environmental Regulations
- -----------------------------------------

       LexaLite monitors environmental compliance via a full-time environmental engineer, reporting directly to a vice-president. LexaLite believes that it is in compliance with all requirements set forth by the E.P.A. and the states of Michigan and Tennessee relating to air quality, water quality and hazardous waste management and disposal.

Legal Proceedings
- -----------------

       LexaLite was not a party to any material pending or threatened litigation at June 30, 1996.

Employees
- ---------

       At June 30, 1996, LexaLite had approximately 100 salaried and 168 hourly employees, none of whom is represented by a labor union. LexaLite considers its relationship with its employees to be excellent. The headquarters is located in a small town in Northwest Michigan with a limited labor pool, and is one of the largest employers in the area. Occasionally, LexaLite has had to recruit individuals for key positions from outside the area and has incurred some delays in filling these positions. In 1985, LexaLite opened a branch plant near Nashville, Tennessee, in an area which, at the time, had a labor surplus. Subsequently, a number of other employers have opened plants in that area and management does not currently consider a labor surplus to exist there.

Facilities
- ----------

          LexaLite owns four separate facilities. The original plant and corporate headquarters which has been expanded several times over the years, comprises 94,000 square feet of manufacturing and office space on 14 acres of land on the shore of Lake Michigan in Charlevoix, Michigan. The LexaLite Research Center comprises 14,700 square feet of office, testing and light manufacturing area on three-quarters of an acre of land in Charlevoix, Michigan. The LexaLite Scientific Center comprises 27,500 square feet of office and manufacturing area on 11 acres of land in a business park in Charlevoix, Michigan. The facility was constructed with utilities in place so that it can be modularly expanded as required. The Tennessee plant comprises 55,000 square feet of office and manufacturing area on 24 acres of land in Dickson, Tennessee. Substantially all of LexaLite's properties are pledged to secure debt. The LexaLite Scientific Center was built with the proceeds of a Michigan Industrial Revenue Bond.

                       LexaLite Selected Financial Data
                (thousands of dollars-except per share amounts)

       The selected financial data set forth below for the three years ended June 30, 1994, 1995 and 1996 has been derived from the audited financial statements of LexaLite included elsewhere herein. The selected financial data set forth below for the two years ended June 30, 1992 and 1993, has been derived from the unaudited financial statements of LexaLite and, in the opinion of management, includes all adjustments necessary for a fair presentation of the results for such periods. The selected financial data set forth below should be read in conjunction with those financial statements (including the notes thereto) and with the "LexaLite Management's Discussion and Analysis of LexaLite's Results of Operations and Financial Condition" also included elsewhere herein.

                                                                             Fiscal Years Ended June 30,
                                                        ----------------------------------------------------------------------
                                                             1992          1993          1994          1995          1996
                                                             ----          ----          ----          ----          ----
Statement of Income Data:
Net Sales................................................   $17,584       $22,210       $26,771       $33,235       $36,088

Costs and expenses:
 Cost of sales...........................................    13,496        16,346        20,100        25,321        26,963
 Selling, general and administrative.....................     2,348         3,490         3,833         4,518         5,002
 Research and development................................       387           413           554           671           885
 Interest - net..........................................       434           433           483           563           721
 Other Expense...........................................        93           180           (13)          (62)          (33)
 Total costs and expenses................................    16,758        20,862        24,957        31,011        33,538

Income before provision
 for income taxes........................................       826         1,348         1,814         2,224         2,550

Provision for income taxes...............................       334           624           631           802           962

Net income...............................................   $   492       $   724       $ 1,183       $ 1,422       $ 1,588
                                                            =======       =======       =======       =======       =======
Depreciation and amortization included in
 costs, above............................................   $   939       $   983       $ 1,168       $ 1,632       $ 1,773

Balance Sheet Data:

Assets...................................................   $10,000       $12,388       $17,147       $23,388       $24,109

Working Capital..........................................     1,613         2,549         2,249         3,060         3,599

Long-term debt...........................................     3,343         4,087         5,670        10,490         8,264

Net worth................................................   $ 4,192       $ 4,774       $ 5,983       $ 7,714       $ 9,505

              LexaLite's Management's Discussion and Analysis of
           LexaLite's Results of Operations and Financial Condition

Results of Operations
- ---------------------

       Net Sales. For the fiscal year ended June 30, 1996, net sales increased approximately 8.6%. A reduction in sales to one customer of non-optical components of $463,000 was more than offset by increases in sales of proprietary lighting products and revenues from design and development services. Sales of the proprietary "800 Series" products, large scale refractors for high-bay lighting fixtures, increased $2.4 million or 36% during 1996. Revenues from design and development services increased $425,000 or 94% in 1996.

       In 1995, net sales increased approximately 24.1%. Sales to the lighting industry as well as sales of consulting and development services, accounted for the increase. Sales of the "800 Series" products increased $2.4 million or 52% in 1995.

       Gross Margin. Gross margin as a percent of sales was 25.3%, 23.8% and 24.9% in the respective years. The modest decline in 1995 margins versus 1994 reflects increased resin prices that could not be immediately passed on to customers offset partially by the favorable impact of higher volumes on overhead allocation. The slight improvement in 1996 reflects the favorable impact of increased revenues in the higher margin proprietary products and service lines mentioned above.

       Operating Expenses. As a percentage of sales, selling, general and administrative expenses remained relatively stable at 13.9%, 13.6% and 14.3% in 1996, 1995 and 1994, respectively. The decline in selling, general and administrative expenses as a percentage of sales in 1995 reflects LexaLite's increased sales which outpaced increases in operating expenses in that year.

       Research and development costs were 2.5%, 2.0% and 2.1% of sales in 1996, 1995, and 1994, respectively. The increase in 1996 is attributable to LexaLite's investment in the LexaLite Scientific Center which was opened in the beginning of 1996.

       Interest Expense. In 1996, interest expense was $721,000, an increase of $185,000 from 1995, reflecting an increase in debt assumed to expand the LexaLite Scientific Center. Approximately $159,000 of interest costs were capitalized in 1995 during the construction of the facility. Approximately 53% of the debt is comprised of Michigan Industrial Revenue Bonds which bear an average interest rate of approximately 6%, substantially below commercial lending rates.

       Income Taxes. The effective tax rates were 37.7%, 36.1% and 34.8% in 1996, 1995, and 1994, respectively. The variance from the federal statutory rate is primarily due to the effect of state income taxes.

       Net Income. In 1996, LexaLite reported net income of $1,588,000 or 4.4% of sales versus $1,422,000 or 4.3% of sales in 1995, and $1,183,000 or 4.4% of sales in 1994.  Improvements in net income are primarily volume related.

Liquidity and Capital Resources.
- --------------------------------

       During 1996, working capital increased $539,000 or 18%. The current ratio remained constant at 1.6 and the quick ratio remained at 1.4 for 1996 and 1995.

       LexaLite's most important sources of liquidity are cash provided by operating activities and credit arrangements with a bank. Cash flow from operations has been $3,327,000 and $2,754,000 during 1996 and 1995, respectively. In addition, LexaLite has available credit facilities totaling $4,250,000. Plans for capital additions of approximately $2,600,000 in 1997 are anticipated to be financed through cash flows from operations and the existing credit facilities.

       If LexaLite were to increase its expansion of facilities and its sales were to continue to grow as they have in the last three years, LexaLite would approach its debt capacity, in which case an alternate source of funds would have to be developed. Management believes the proposed merger with Summa could provide the opportunity to raise additional equity capital for the future.

Inflation
- ---------

       Over the recent year, LexaLite has experienced pricing pressures on certain plastic resins. LexaLite has been relatively successful in negotiating price contracts with its vendors as well as passing on a portion of the price increases to its customers. Management does not expect inflation to have a significant impact on LexaLite's future gross margins.

                            Management of LexaLite

Executive Officers and Directors
- --------------------------------

       The following table sets forth certain information concerning LexaLite's executive officers and directors:


    Name                                            Position                               Age
    ----                                            --------                               ---

Arthur R. Marshall                      Chairman of the Board                               75

Josh T. Barnes                          Chief Executive Officer, and Director               68

Wilfred G. Cryderman                    Director                                            73

Ann R. Kendall                          Director                                            72

Stanley Lundsten                        Director                                            84

John Altman                             Director                                            58

Thomas M. Phillips                      President, Director                                 56

Patricia A. DeYoung                     Chief Administrative Officer, Secretary             42
                                        and Director

Sherwood Mitter                         Treasurer and Director of Corporate                 46
                                        Finance


       Arthur R. Marshall was an original investor in LexaLite and has been a director since 1963. He has owned several businesses, some jointly with Mr. Cryderman. Mr. Marshall is retired.

       Josh T. Barnes is the founder of LexaLite and has been the entrepreneurial driving force behind its growth and success and has been a director since 1963. Prior to forming LexaLite in 1963, Mr. Barnes and Stanley Lundsten were associated as product developers and sales representatives for various thermoset and thermoplastic manufacturers. Mr. Barnes is a registered professional mechanical engineer (Michigan), holds degrees from Lawrence Institute of Engineering (Civil) and the U.S. Army Corps of Engineers Officer Training School. Mr. Barnes is a member of the Illuminating Engineering Society, the Society of Plastic Engineers and holder of several lighting related patents. He has long been active in the community and is currently Mayor of Charlevoix.

       Wilfred G. Cryderman was an original investor in LexaLite and has been a director since 1963. He has owned several businesses, some jointly with Mr. Marshall. Mr. Cryderman is retired, although he has worked as an independent consultant (dba Imcon) to manufacturing for the past several years.

       Ann R. Kendall received her stock holdings through a marriage dissolution settlement, and has been on the LexaLite Board of Directors since 1974. Ms. Kendall is a retired librarian from a private school, Detroit Country Day, in Birmingham, Michigan.

       Stanley Lundsten was an original investor in LexaLite and has been a director since 1963. Mr. Lundsten owned Lundsten Plastics and is currently retired.

       John Altman holds degrees that include a BA and an Honorary Doctorate of Humane Letters from Miami University. He is also a graduate of Fuller Theological Seminary and the Harvard Graduate School of Business Management program. He was previously sole owner, founder, partner or significant shareholder in six businesses, including co-founder of Continental Polymers. A member of the LexaLite Board of Directors since 1994, Dr. Altman has had a long-standing business relationship with LexaLite.

       Thomas M. Phillips joined LexaLite in 1992 as its President and was elected to the Board of Directors in 1994. He is a graduate of the University of Wisconsin. His extensive career in quality control, manufacturing management and general management includes assignments at American Motors Corporation, Sheller Globe Corporation, The Becker Group and Signet Industries. Mr. Phillips is President of the Charlevoix Chamber of Commerce and Vice President of the Northwest Michigan Industrial Association.

       Patricia A. DeYoung joined LexaLite in 1979 as an administrative secretary and has assumed increased responsibility throughout her tenure. She has been Corporate Secretary of LexaLite since 1988, and in 1990, she was elected to the Board of Directors. Ms. DeYoung is Chairperson of the Northwest Michigan Industrial Association Workers Compensation Fund.

       Sherwood A. Mitter joined LexaLite in November 1994 as Director of Corporate Finance and Treasurer. Ms. Mitter is a graduate of Ferris State University with a Bachelor of Science degree in Accounting. She also attended and taught at Northwestern Michigan College, where she earned two (2) Associate of Applied Science degrees. Ms. Mitter is a C.P.A., certified in the State of Michigan since 1989. Her prior position was In Charge Accountant with a local C.P.A. firm.


Compensation of Officers and Directors
- --------------------------------------

       The following summary compensation table sets forth the information regarding compensation for services in all capacities paid or accrued for the fiscal years indicated by LexaLite to its Chief Executive Officer, President and Chief Administrative Officer. No other executive officer of LexaLite received cash compensation in excess of $100,000 for the fiscal year ended June 30, 1996.

                                                    Summary Compensation Table

                                             Annual Compensation                             Long Term Compensation
                                    -------------------------------------                -----------------------------
                                                                                               Awards    Payouts
                                                                                         -----------------------

                                                                                         Long Term
                                                                                         Compensation
                                              Salary       Bonus       Stock             Awards,           All Other
Name and Principal Position         Year        $            $         Awards($)(1)      Options($)        Compensation ($)
- ---------------------------         ----     --------     -------      ------------      ----------        ----------------

Josh T. Barnes, Chief               1996       60,000      64,248           ---               ---            168,918 (2)(3)
Executive Officer

Thomas M. Phillips,                 1996      102,000      76,516           83,453           125,619          53,804(3)
President

Patricia A. DeYoung,                1996       60,000      51,977           18,588            94,219          23,083(3)
Chief Administrative Officer

- ------------------------------

(1) Includes the dollar value of shares of LexaLite Common Stock awarded under Stock Award Bonus Plan described below and does not include options to purchase 3,500 and 2,500 shares granted to Mr. Barnes and Ms. DeYoung, respectively.
(2) Includes consulting fees and commission payments to Business Activities Corporation for the fiscal year ended June 30, 1996.
(3) Includes for the fiscal year ended June 30, 1996 (i) matching contributions by LexaLite under the LexaLite 401(k) Profit-Sharing Plan, (ii) matching contributions by LexaLite under the LexaLite Cafeteria Plan for insurance premium payments, (iii) amounts allocated under the LexaLite Employee Stock Ownership Plan, (iv) imputed income from premiums paid by LexaLite for term life insurance maintained by LexaLite, and (v) amounts paid to participants in the Stock Award Bonus Plan to pay withholding taxes relating to shares awarded.

 Directors' Compensation
- ------------------------

       All non-employee Directors are paid $5,000 per year, payable $1,250 per quarter, which includes the cost of travel to meetings held within the state which the Director is at the time residing, and is otherwise in addition to the actual cost of travel to and from the meetings. A fee of $1,250 applies to any special meetings or to meetings that exceed four (4) in any calendar year.


Employment Agreement
- --------------------

       Josh T. Barnes serves as Chief Executive Officer of LexaLite under the terms of an agreement dated September 17, 1993, with LexaLite. The agreement confirms Mr. Barnes as an "at-will" employee of LexaLite and grants both Mr. Barnes and LexaLite the right to terminate his employment at any time. The agreement does not obligate LexaLite to provide Mr. Barnes any specific severance compensation in the event his employment is terminated either by Mr. Barnes or LexaLite, except that Mr. Barnes' salary and benefits would continue for six months following termination. The agreement also includes a statement that each party expects that the manner, notice and terms of termination of Mr. Barnes' employment would recognize the many years of Mr. Barnes' service to LexaLite. The agreement provides for a salary of $60,000 per year, subject to annual review by LexaLite's Board of Directors, and for reimbursement of necessary costs and expenses and providing suitable transportation. The agreement also defines the terms under which Mr. Barnes will be paid incentive bonuses.

       Mr. Barnes has also entered into a Non-Compete Agreement with LexaLite, which will survive his termination of employment with LexaLite. The Non-Compete Agreement is described below under "Management of LexaLite - Certain Transactions."


Stock Options
- -------------

       LexaLite has two existing stock option programs, the intent of which is to retain and reward key employees for their performance and also to provide a means for ownership outside the ESOP.

       The original plan, a non-qualified stock option plan, has only one remaining open grant. In November 1993, the Board authorized options as of January 1994 to be granted to key employees. Options are exercisable beginning three years from the effective date of the grant for a period of six months. Options were granted at $5.89/share, the per share price at the time of the option grant. A total of 29,000 shares were granted to key employees, and as of June 30, 1996, 24,500 option shares were outstanding. Ms. DeYoung was granted an option to purchase 2,500 shares. No options were granted to Mr. Barnes or Mr. Phillips.

       In November 1995, the Board ratified a ten-year option plan pursuant to which qualified options to purchase up to an aggregate of 100,000 shares of LexaLite's Common Stock may be granted to certain key employees, effective January 1995. Options are exercisable beginning three years from the effective date of the grant for a period of six months. Options were granted effective at $7.85/share, the per share price at the time of the option grant. A total of 6,050 shares were granted to 15 employees, and as of June 30, 1996, 6,050 option shares were outstanding. Mr. Barnes was granted an option to purchase 1,000 shares at $8.64/share, a price which was 110% of current per share price at time of option grant due to his percentage ownership LexaLite. No options under this plan were granted to Mr. Phillips or Ms. DeYoung.

       In May 1996, the Board approved a second grant under the qualified stock option plan for key employees effective January 1996. Options were granted at $8.48/share, the per share price at the time of the option grant. A total of 20,000 shares were granted to 30 employees, and as of June 30, 1996, 20,000 option shares were outstanding. Mr. Barnes was granted an option to purchase 2,500 shares at $9.33/share, a price which was 110% of current per share price at time of option grant due to his percentage ownership LexaLite. No options under this plan were granted to Mr. Phillips or Ms. DeYoung.

       For a description of certain options granted in connection with termination of LexaLite's Stock Award Bonus Plan, effective July 1, 1996, in anticipation of the Merger, see "Stock Award Bonus Plan."

Stock Award Bonus Plan
- ----------------------

       The Board of Directors of LexaLite has established a Stock Award Bonus Plan, the purpose of which is to permit grants of shares to key officers of LexaLite, as a means of retaining and rewarding them for long-term performance and to increase their ownership in LexaLite. Shares awarded under the Plan are based on discretionary percentage of aggregate stock value growth, as defined by the Plan. The awards vest in three annual installments and are paid in the form of stock and cash. For the fiscal year ended June 30, 1996, an aggregate of 20,893 shares of LexaLite's Common Stock was granted to three key executives including 8,357 shares granted to Mr. Phillips and 6,268 shares granted Ms. DeYoung. In July 1996, non-qualified stock options to purchase 54,000 shares of Common Stock at the price of $9.00 per share were granted to four key executives in consideration of the termination of the Stock Award Bonus Plan described herein, including options to purchase 15,000, 15,000, 12,000 and 12,000 shares were granted to Mr. Barnes, Mr. Phillips, Ms. DeYoung and Ms. Mitter, respectively. The options will vest over a period of four years provided the key executives continue to serve as employees or consultants to LexaLite.

Certain Transactions
- --------------------

       Josh T. Barnes, LexaLite's Chief Executive Officer, owns and operates Business Activities Corporation (B.A.C.), a Michigan corporation. LexaLite pays commissions to B.A.C. for sales of "800 Series" proprietary product, pursuant to a Design and Consulting Agreement effective January 1, 1993. LexaLite paid B.A.C. commissions of $85,000, $107,000, and $131,000 for the fiscal years 1994, 1995 and 1996, respectively. In the opinion of the management of LexaLite, the commissions paid to B.A.C. are comparable to those that could be arranged with an unrelated party.

       Mr. Barnes currently has a Non-Compete Agreement with LexaLite to become effective in the event of termination of employment and/or the Consulting Agreement between LexaLite and B.A.C. This Agreement provides for payments equal to the higher of (1) the amount then currently being paid by LexaLite for similar covenants; (2) the amount last paid for such covenants if none now exist or; (3) $3,500 per month, payable the first day of each month. The Agreement expires ten (10) years following the date of the first such payment.

       Arthur R. Marshall, a Director and Chairman of the LexaLite Board of Directors, currently is paid $30,000 annually, in monthly payments, pursuant to a Non-Compete Agreement originally effective in 1989 and renewed annually thereafter. Mr. Marshall's Non-Compete Agreement will terminate upon consummation of the Merger.

       Wilfred G. Cryderman, a Director, is currently paid $30,000 annually, in monthly payments, pursuant to a Non-Compete Agreement originally effective in 1989 and renewed annually thereafter. Mr. Cryderman's Non-Compete Agreement will terminate upon consummation of the Merger.

       Deakin Business Services (D.B.S.) provides cleaning services to the LexaLite office facilities located in Charlevoix, Michigan. As outside contractors, the D.B.S. contracts are competitively bid annually and subject to only reasonable notice for termination. Thomas M. Phillips, President of LexaLite, has a relationship by marriage to the ownership of D.B.S. (parent of spouse).

       Patricia A. DeYoung, Chief Administrative Officer of LexaLite, owns Austrasia Export Corporation, originally started in 1980 by Josh T. Barnes (C.E.O.) and ultimately sold to Ms. DeYoung. Austrasia has a Sales Representation Agreement with LexaLite for certain non-O.E.M. sales not otherwise serviced by LexaLite, paying list price to LexaLite for product sold to these selected customers. Sales for fiscal year 1995 were $32,843 and for fiscal year 1996 were $11,674.

Employee Stock Ownership Plan
- -----------------------------

       LexaLite has an Employee Stock Ownership Plan, the primary purpose being to provide retirement benefits to substantially all of its employees. Benefits are payable in the form of LexaLite's Common Stock, which under specific conditions LexaLite is obligated to repurchase. LexaLite provides a discretionary contribution to the ESOP as determined by the Board of Directors which is then allocated to the participants' accounts annually based on hours of service, compensation and vesting parameters. An employee typically becomes 100% vested following five years of service. In fiscal year 1995, the total company contribution to the Plan was $278,000. In fiscal year 1996, the total company contribution to the Plan was $143,000, with 191 active participants.

       The LexaLite ESOP is administered by an Administrator, currently Josh T. Barnes, the Chief Executive Officer and a director of LexaLite. NBD Bank, N.A., serves as the trustee of the ESOP Trust, which holds shares of LexaLite Common

Stock for the ESOP. The trustee has voting and limited investment power over shares held by the ESOP Trust that have not been allocated to individual accounts. The Administrator has the power to direct the trustee as to the voting of shares held by the ESOP Trust that have not been allocated to individual accounts. The Administrator has the power to direct the trustee as to the voting of shares held by the ESOP Trust that have not been allocated to individual accounts. In addition, the Administrator has the power to direct the trustee as to the voting of shares held by the ESOP Trust that have been allocated to individual accounts unless the ESOP Trust receives a loan or other extension of credit to purchase LexaLite Common Stock or more than 10% of the ESOP's assets are invested in LexaLite Common Stock, in which event participants have the right to vote the shares allocated to their accounts on any corporate matter involving the merger, consolidation, recapitalization, reclassification, liquidation or dissolution of LexaLite or the sale of substantially all of LexaLite's assets or any similar transaction. The trustee and the Administrator disclaim beneficial ownership of shares held by the ESOP Trust (except shares allocated to the person's individual account under the ESOP), and the ESOP shares are not reported as beneficially owned by the trustee or the Administrator as individuals unless the shares have been allocated to the person's individual account under the ESOP.

       The LexaLite ESOP currently provides that the right of participants to receive cash (determined in accordance with a specified formula) in lieu of shares of LexaLite's Common Stock will terminate if the shares owned by the ESOP trust were publicly traded, a circumstance that would result upon issuance of registered shares of Summa's Common Stock in exchange therefor as a consequence of the Merger. However, the Reorganization Agreement specifies that the LexaLite ESOP will be modified following the Merger to provide current participants who receive distributions of shares of stock pursuant to the provisions of the ESOP during the three full years following the Merger with the option to cause the ESOP to purchase the shares of Summa's Common Stock issued for their respective accounts as a consequence of the Merger at a price determined in accordance with the existing formula, rather than receive a distribution of the shares which must then be sold in the public marketplace.
In addition, the Reorganization Agreement provides that the shareholders of Summa will be asked to approve the adoption by Summa of the LexaLite ESOP, modified as described above and as may further be required, in order to permit the employees of Summa and its other operating subsidiaries to participate therein. In accordance with such provisions for contribution as may be adopted by the respective boards of directors of Summa and its other operating subsidiaries, to provide that future contributions thereto may be made either in cash or in shares of Summa's Common Stock, and to authorize the ESOP to borrow money for the purchase of Common Stock either in the public market or directly from ESOP participants. Accordingly, by approving the Merger the shareholders of Summa will also approve the adoption by Summa of the LexaLite ESOP as a Summa ESOP with the modifications summarized above.

Limitation of Directors' and Officers' Liability and Indemnification
- --------------------------------------------------------------------

       As permitted by Delaware law, LexaLite's Certificate of Incorporation eliminates, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty as a director. A director's monetary liability is not limited, however, with respect to (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) unlawful dividends, stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit. A LexaLite director's monetary liability also is not limited with respect to violations of federal or state securities laws. The limitations on director liability included in LexaLite's Certificate of Incorporation do not affect the availability of non-monetary remedies such as injunctive relief or rescission.

       LexaLite's Bylaws provide that LexaLite must indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law. Delaware generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of disinterested directors (even though less than a quorum) or, if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or by the stockholders, that the person seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal proceedings, which he had no reasonable cause to believe his conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which the person is adjudged liable to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise. LexaLite's Bylaws provide that its indemnification requirements are not exclusive of any other rights to which an indemnified person may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the indemnified person's official capacity and as to action in another capacity while a director, officer, employee or agent of LexaLite. LexaLite's Bylaws further provide that its indemnification requirements continue with respect to a person who has ceased to be a director, officer, employee or agent of LexaLite and will inure to the benefit of the heirs, executors and administrators of that person.

                          ELECTION OF SUMMA DIRECTORS

       In the event that the shareholders of Summa approve the Merger, Summa's current Board of Directors will nominate three (3) individuals, Michael L. Horst, James R. Swartwout, and Josh T. Barnes, for election as directors of Summa at the Summa Annual Meeting, each to serve as such for a three-year term and until their respective successors are elected and qualified. Messrs. Horst and Swartwout are both members of Summa's Board of Directors whose current terms are expiring as of the Summa Annual Meeting. Mr. Barnes is the Chief Executive Officer and a director of LexaLite. In addition, three additional incumbents, Coalson C. Morris, Karl V. Palmaer and Byron C. Roth, will be nominated for re-election by Summa's current Board of Directors of Summa at the Summa Annual Meeting, each to serve as such for a two-year term and until their respective successors are elected and qualified.

       Should the shareholders of Summa fail to approve the Merger, only the four incumbent directors whose terms are expiring as of the Summa Annual Meeting, Messrs. Morris, Horst, Swartwout, and Palmaer will be nominated by Summa's current Board of Directors for re-election at the Summa Annual Meeting, each to serve a new two-year term and until their respective successors are elected and qualified.

       In accordance with Summa's Articles of Incorporation, there will be no cumulative voting for the election of directors. Accordingly, the six nominees (if the Merger is approved) or four nominees (if the Merger is not approved), as the case may be, receiving the highest number of votes at the Summa Annual Meeting, will be elected. In the event that the Merger is not consummated for any reason, despite the approval thereof by the shareholders of Summa, the amendment of Summa's Articles of Incorporation to establish a 9-member classified board of directors will not be implemented and only the four incumbent directors whose terms are expiring will deemed to have been elected to the Summa Board of Directors, each to serve a new 2-year term.

       For additional information regarding the incumbent directors of Summa who will be nominated for re-election as directors at the Summa Annual Meeting, see "Information Concerning Summa - Management of Summa." For additional information regarding Mr. Barnes, see "Information Concerning LexaLite - Management of LexaLite. Although it is not presently contemplated that any nominee will decline or be unable to serve as a Director, in either such event, the proxies will be voted by the proxy holders for such other persons as may be designated by the present Board of Directors should any nominee become unavailable to serve.

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act"), requires the executive officers and directors of Summa, and persons who own more than ten percent of a registered class of Summa's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Executive officers, directors and greater-than-ten-percent shareholders are required to furnish Summa with copies of all such forms which they file. To Summa's knowledge, based solely on Summa's review of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, Summa believes that during the year ended December 31, 1995, all filing requirements applicable to its executive officers, directors, and other persons subject to Section 16 of the Exchange Act were complied with.


                                 OTHER MATTERS

       Neither the Board of Directors of Summa nor the Board of Directors of LexaLite is aware of any other business to be presented for consideration at the Summa Annual Meeting or the LexaLite Special Meeting, respectively. If any other business should properly come before either meeting, the proxies will be voted in accordance with the best judgment of the proxy holders.

                                 LEGAL MATTERS

       Phillips & Haddan, Newport Beach, California, counsel to Summa, has rendered an opinion to Summa (which has been filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part), to the effect that Summa's Common Stock to be issued as a consequence of the Merger will, when issued the shares as described herein, be validly issued and fully paid and nonassessable. Pointner, Joseph & Corcoran, P.C. will pass on certain legal matters in connection with the Merger for the stockholders of LexaLite.


                                   EXPERTS

       The consolidated financial statements and schedules included in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



                            INDEPENDENT ACCOUNTANTS

       Arthur Andersen LLP served as Summa's independent certified public accountants for the fiscal year ending August 31, 1996. A representative of Arthur Andersen LLP is expected to be present at the Summa Annual Meeting, and to be available to respond to any shareholder questions directed to Arthur Andersen LLP. This representative will have an opportunity to make a statement if Arthur Andersen LLP so desires.


                             SHAREHOLDER PROPOSALS

       In order to be considered for inclusion in the Summa's proxy statement and form of proxy relating to the next annual meeting of Summa's shareholders, proposals by Summa's shareholders intended to be presented at such annual meeting must be received by the Company no later than ninety (90) days prior to October __, 1997.

                         INDEX TO FINANCIAL STATEMENTS


SUMMA INDUSTRIES                                                                                                            Page
                                                                                                                            ----

Report of Independent Public Accountants..................................................................................   F-1
Consolidated Balance Sheets as of August 31, 1994 and 1995 and
  May 31, 1996 (unaudited)................................................................................................   F-2
Consolidated Statements of Income for each of the three years ended August 31, 1993, 1994 and
  1995, and for the nine month periods ended May 31, 1995 and 1996 (unaudited)............................................   F-3
Consolidated Statements of Shareholders' Equity for each of the three years ended August 31, 1993, 1994
  and 1995, and the nine months ended May 31, 1996 (unaudited)............................................................   F-4
Consolidated Statements of Cash Flows for each of the three years ended August 31, 1993, 1994 and 1995,
  and for the nine month periods ended May 31, 1995 and 1996 (unaudited)..................................................   F-5
Notes to Consolidated Financial Statements................................................................................   F-6

LEXALITE INTERNATIONAL CORPORATION

Report of Independent Public Accountants..................................................................................  F-14
Balance Sheets as of June 30, 1996 and 1995................................................................................  F-15
Statements of Income for each of the three years ended June 30, 1994, 1995 and 1996........................................  F-17
Statements of Changes in Stockholders' Equity for each of the three years ended
  June 30, 1994, 1995 and 1996.............................................................................................  F-18
Statements of Cash Flows for each of the three years ended June 30, 1994, 1995 and 1996....................................  F-19
Notes to Financial Statements..............................................................................................  F-20

Report of Independent Public Accountants

TO:   THE BOARD OF DIRECTORS AND SHAREHOLDERS OF SUMMA INDUSTRIES

We have audited the accompanying consolidated balance sheets of SUMMA INDUSTRIES (a California corporation) and subsidiaries as of August 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SUMMA INDUSTRIES and subsidiaries as of August 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 4 to the consolidated financial statements, effective September 1, 1993, the Company changed its method of accounting for income taxes.

                                                             ARTHUR ANDERSEN LLP

Orange County, California
October 5, 1995 (except with
  respect to the matter
  discussed in Note 12, as to
  which the date is September 5, 1996)

SUMMA INDUSTRIES
Consolidated Balance Sheets

- ---------------------------------------------------------------------------------------------------------------
                                                                         August 31,     August 31,      May 31,
ASSETS                                                                         1994           1995         1996
                                                                                                    (unaudited)
- ---------------------------------------------------------------------------------------------------------------
Current assets:
 Cash and cash equivalents                                              $   234,000    $   182,000  $   238,000
 Accounts receivable, net of allowance for doubtful accounts
  of $75,000 in 1994, $59,000 in 1995 and $54,000 in 1996                 1,241,000      1,396,000    1,629,000
 Inventories                                                              1,402,000      1,685,000    2,151,000
 Prepaid expenses and other                                                 138,000        318,000      192,000
 Deferred tax asset                                                         431,000        381,000      381,000
- ---------------------------------------------------------------------------------------------------------------
  Total current assets                                                    3,446,000      3,962,000    4,591,000
- ---------------------------------------------------------------------------------------------------------------
Property, plant and equipment, at cost:
 Land                                                                       550,000        550,000      550,000
 Building and leasehold improvements                                      1,080,000      1,208,000    1,272,000
 Machinery and equipment                                                  2,628,000      3,153,000    3,779,000
 Office furniture and equipment                                             195,000        247,000      342,000
- ---------------------------------------------------------------------------------------------------------------
                                                                          4,453,000      5,158,000    5,943,000
 Less: Accumulated depreciation and amortization                          1,138,000      1,554,000    1,939,000
- ---------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment                                      3,315,000      3,604,000    4,004,000
- ---------------------------------------------------------------------------------------------------------------
Net assets of discontinued operations                                     2,205,000      2,702,000    2,369,000
- ---------------------------------------------------------------------------------------------------------------
Other assets:
 Goodwill, net of accumulated amortization of $51,000 in 1994,
   $75,000 in 1995 and $93,000 in 1996                                      564,000        540,000      522,000
 Other intangibles, net of accumulated amortization of $34,000
   in 1994, $66,000 in 1995 and $100,000 in 1996                            479,000        470,000      455,000
- ---------------------------------------------------------------------------------------------------------------
   Total other assets                                                     1,043,000      1,010,000      977,000
- ---------------------------------------------------------------------------------------------------------------
                                                                        $10,009,000    $11,278,000  $11,941,000
===============================================================================================================
- ---------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
- ---------------------------------------------------------------------------------------------------------------
Current liabilities:
 Revolving line of credit                                               $       ---    $   938,000  $   582,000
 Accounts payable                                                           222,000        486,000      930,000
 Accrued salaries, wages and benefits                                       145,000        311,000      280,000
 Accrued performance payments                                               595,000        178,000      171,000
 Other accrued liabilities                                                  289,000        167,000      325,000
 Current maturities of long-term debt                                       109,000            ---      101,000
- ---------------------------------------------------------------------------------------------------------------
  Total current liabilities                                               1,360,000      2,080,000    2,389,000
 Long-term debt, net of current maturities                                  305,000        400,000      330,000
 Deferred income taxes                                                      687,000        794,000      794,000
 Other long-term liabilities                                                433,000         74,000       52,000
- ---------------------------------------------------------------------------------------------------------------
  Total liabilities                                                       2,785,000      3,348,000    3,565,000
- ---------------------------------------------------------------------------------------------------------------
Commitments and contingencies
- ---------------------------------------------------------------------------------------------------------------
Shareholders' equity:
 Preferred stock, par value $.001; 5,000,000 shares authorized,
    none outstanding                                                            ---            ---
 Common stock, par value $.001; 10,000,000 shares authorized,
     1,529,957, 1,541,930 and 1,600,734 shares issued and outstanding
     at August 31, 1994 and 1995 and May 31, 1996, respectively.          5,953,000      6,011,000    6,151,000
 Retained earnings                                                        1,271,000      1,919,000    2,225,000
- ---------------------------------------------------------------------------------------------------------------
  Total shareholders' equity                                              7,224,000      7,930,000    8,376,000
- ---------------------------------------------------------------------------------------------------------------
                                                                        $10,009,000    $11,278,000  $11,941,000
===============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

SUMMA INDUSTRIES
Consolidated Statements of Income
- --------------------------------------------------------------------------------

                                                                     Fiscal year ended August 31         Nine months ended May 31
                                                                     ---------------------------         ------------------------
                                                                                                                    (unaudited)
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                   1993            1994           1995           1995         1996
- ----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                  $5,284,000       $10,279,000    $10,247,000    $ 7,647,000  $ 8,903,000
Cost of sales                                                3,016,000        5,510,000      5,609,000      4,168,000    4,928,000

- ----------------------------------------------------------------------------------------------------------------------------------
     Gross profit                                             2,268,000       4,769,000      4,638,000      3,479,000    3,975,000
Selling, general and administrative expenses                  1,700,000       3,623,000      3,480,000      2,626,000    3,035,000
- ----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
   provision for taxes, extraordinary item
   and cumulative effect of accounting
   change                                                       568,000       1,146,000      1,158,000        853,000      940,000
Provision for income taxes                                      355,000         645,000        482,000        404,000      399,000
- ----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
   extraordinary item and cumulative effect
   of  accounting change                                        213,000         501,000        676,000        449,000      541,000

Income (loss) from discontinued operations,
   net of the effect of income tax                              179,000         118,000        (28,000)         4,000     (235,000)

Extraordinary item, tax benefit of net
   operating loss carryforward                                  321,000             ---            ---            ---          ---
Cumulative effect of accounting change                              ---         100,000            ---            ---          ---
- ----------------------------------------------------------------------------------------------------------------------------------
Net income                                                 $    713,000     $   719,000    $   648,000    $   453,000  $   306,000
==================================================================================================================================
Income per common and equivalent shares
   Income from continuing operations
     before extraordinary item and
     cumulative effect of accounting
     change                                                $        .21     $       .32    $       .44    $       .29  $       .34
   Income (loss) from  discontinued
     operations, net of the effect of
     income tax                                                     .18             .08           (.02)           .00         (.15)
   Extraordinary item                                               .31             ---            ---            ---          ---
   Cumulative effect of accounting change                           ---             .06            ---            ---          ---

- ----------------------------------------------------------------------------------------------------------------------------------
Net Income per common and equivalent
  shares                                                   $        .70     $       .46    $       .42    $      $.29  $       .19
==================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

SUMMA INDUSTRIES
Consolidated Statements of Shareholders' Equity

- -------------------------------------------------------------------------------
                                Common        Common     Retained       Total
                                Shares        Stock      Earnings
- -------------------------------------------------------------------------------
Balance at August 31, 1992      972,745   $3,170,000   $ (161,000)  $3,009,000
Exercise of Options               1,875        7,000          ---        7,000
Acquisition of KVP              555,275    2,776,000          ---    2,776,000
Net Income                          ---          ---      713,000      713,000
- -------------------------------------------------------------------------------
Balance at August 31, 1993    1,529,895    5,953,000      552,000    6,505,000
Cashout of odd lots              (1,938)     (12,000)         ---      (12,000)
Management bonus                  2,000       12,000          ---       12,000
Net Income                          ---          ---      719,000      719,000
- -------------------------------------------------------------------------------
Balance at August 31, 1994    1,529,957    5,953,000    1,271,000    7,224,000
Cashout of odd lots                 (27)         ---          ---          ---
Exercise of options               7,000       34,000          ---       34,000
Management bonus                  5,000       24,000          ---       24,000
Net Income                          ---          ---      648,000      648,000
- -------------------------------------------------------------------------------
Balance at August 31, 1995    1,541,930    6,011,000    1,919,000    7,930,000
Cashout of odd lots                  (1)         ---          ---          ---
Exercise of options              27,973      140,000          ---      140,000
Reserved shares,
 acquisition of KVP              30,832          ---          ---          ---
Net Income                          ---          ---      306,000      306,000
===============================================================================
Balance at May 31, 1996
 (unaudited)                  1,600,734   $6,151,000   $2,225,000   $8,376,000
===============================================================================
The accompanying notes are an integral part of these consolidated financial statements.


SUMMA INDUSTRIES
Consolidated Statements of Cash Flows
- --------------------------------------------------------------------------------

                                                                     Fiscal year ended August 31        Nine months ended May 31
                                                                     ---------------------------        ------------------------

                                                                                                                (unaudited)

                                                                     1993          1994          1995          1995          1996
- ------------------------------------------------------------------------------------------------------------------------------------

Operating activities:
Net income                                                       $713,000      $719,000      $648,000      $453,000      $306,000
- ------------------------------------------------------------------------------------------------------------------------------------

Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Cumulative effect of change in accounting
     principle                                                        ---      (100,000)          ---           ---           ---
   Depreciation and amortization                                  224,000       616,000       727,000       533,000       596,000
   Provision for doubtful accounts receivable                      17,000        22,000       (15,000)        6,000        18,000
   Deferred income taxes                                              ---           ---       327,000           ---           ---
   (Gain) loss on disposition of property, plant
     and equipment                                                 (4,000)       13,000       (10,000)      (15,000)      (55,000)
   Net change in assets and liabilities, net of
     effects from purchase of KVP Systems, Inc.
     in fiscal 1993 and Armenco Engineering
     in fiscal 1994:
   Accounts receivable                                            (74,000)     (644,000)       (6,000)     (231,000)       67,000
   Inventories                                                    286,000       349,000    (1,617,000)   (1,263,000)      (38,000)
   Prepaid expenses and other assets                               42,000      (146,000)     (203,000)       38,000       174,000
   Accounts payable                                                (8,000)     (389,000)      759,000       618,000         4,000
   Accrued liabilities                                            269,000       365,000      (845,000)     (503,000)      (44,000)
- ------------------------------------------------------------------------------------------------------------------------------------
      Total adjustments                                           752,000        86,000      (883,000)     (817,000)      722,000
- ------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities             1,465,000       805,000      (235,000)     (364,000)    1,028,000
- ------------------------------------------------------------------------------------------------------------------------------------

Investing activities:
Acquisition of KVP Systems, Inc. in fiscal 1993
     and Armenco Engineering in fiscal 1994, net
     of cash acquired                                             (31,000)     (400,000)          ---
Capital expenditures:
     Property, plant and equipment                               (220,000)     (834,000)     (836,000)     (572,000)     (870,000)
     Patents                                                       (4,000)       (3,000)      (16,000)      (12,000)       (8,000)
Net proceeds from the sale of equipment                             8,000        21,000        53,000        53,000        91,000
- ------------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                      (247,000)   (1,216,000)     (799,000)     (531,000)     (787,000)
- ------------------------------------------------------------------------------------------------------------------------------------

Financing activities:
Net proceeds (payments) on line of credit                        (300,000)          ---       938,000       811,000      (356,000)
Proceeds from long term debt                                      400,000           ---           ---           ---           ---
Proceeds (payments) on long term debt                            (650,000)       (7,000)          ---           ---        31,000
Principal payments under capital leases                           (56,000)      (41,000)      (14,000)       (8,000)          ---
Exercise of stock options                                           7,000           ---        34,000        33,000       140,000
Issuance of common stock                                              ---           ---        24,000        24,000           ---
- ------------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities        (599,000)      (48,000)      982,000       860,000      (185,000)
- ------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                   619,000      (459,000)      (52,000)      (35,000)       56,000
Cash and cash equivalents, beginning of year                       74,000       693,000       234,000       234,000       182,000
- ------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of the year                       $693,000      $234,000      $182,000      $199,000      $238,000
====================================================================================================================================

The accompanying notes are integral part of these consolidated financial statements.

SUMMA INDUSTRIES
Notes to Consolidated Financial Statements

For the years ended August 31, 1993, 1994 and 1995 and the nine months ended May 31, 1995 and 1996.

1.  Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements of the Company include SUMMA INDUSTRIES and its wholly-owned subsidiaries, Morehouse-COWLES, Inc., GST Industries, Inc., and KVP Systems, Inc. All intercompany account balances and transactions have been eliminated in consolidation. Certain reclassifications of 1994 amounts have been made to conform to 1995 presentations.

Inventories

Inventories are stated at the lower of cost (determined on a first in, first out basis) or market. Cost includes material, labor and manufacturing overhead.

Property, plant and equipment

Depreciation is charged against earnings principally using the straight line method over the estimated useful lives of the related assets as follows:

               Building and improvements                  10-20 years
               Machinery and equipment                    3-15 years
               Office furniture and equipment             3-10 years
               Leasehold improvements                     Term of Lease

Maintenance, repairs and minor renewals are charged directly to expense as incurred. Additions and betterments to property, plant and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts, and any gain or loss is included in operations.

Net income per common and equivalent share

Per share amounts are based on the weighted average number of common shares and common equivalent shares outstanding during each year. Common equivalent shares relate to shares issuable upon the exercise of stock options (Note 8). Income per common and equivalent share is the same as fully diluted earnings per share for all years presented. Weighted average common and equivalent shares outstanding were 1,020,000, 1,548,000 and 1,553,000 for 1993, 1994 and 1995,
respectively, and were 1,552,000 and 1,582,000 for the nine month periods ended May 31, 1995 and 1996, respectively. The number of shares outstanding has been adjusted to reflect the one for four reverse stock split in December 1993 (Note
7).

Other assets

Other assets primarily include goodwill and other intangibles such as trade names, patents and customer relationships capitalized in connection with acquisitions. Other intangibles are being amortized over their estimated useful lives of 10-17 years. Goodwill is amortized over 25 years. Accumulated amortization was $85,000 at August 31, 1994, $141,000 at August 31, 1995 and $193,000 at May 31, 1996.

Statements of cash flows

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Cash payments related to interest and income taxes are as follows:


                     Fiscal years ended August 31   Nine months ended May 31
                       1993      1994      1995        1995          1996
- --------------------------------------------------------------------------------
Interest expense     $59,000   $49,000   $88,000     $53,000        $89,000

Income taxes         127,000   681,000   427,000     423,000        156,000


The Company purchased all of the capital stock of KVP Systems, Inc. for $2,855,000, primarily in stock, on July 30, 1993. The Company purchased certain assets of Armenco Engineering on May 20, 1994 for cash of $400,000. In conjunction with these acquisitions, liabilities of $1,337,000 and $337,000 respectively were assumed.

2.  Inventories

Inventories were as follows:


                                           August 31                  May 31
- --------------------------------------------------------------------------------
                                     1994              1995             1996
- --------------------------------------------------------------------------------
Finished goods                   $660,000          $538,000         $587,000

Work in process                    42,000            71,000           94,000

Materials and parts               700,000         1,076,000        1,470,000
- --------------------------------------------------------------------------------
                               $1,402,000        $1,685,000       $2,151,000
================================================================================

3.  Acquisitions

The acquisitions described below were accounted for as purchases and accordingly the results of operations of the acquired entities have been included in the consolidated financial statements from their respective acquisition dates.

On May 20, 1994, subsidiary Morehouse-COWLES, Inc., acquired certain assets of Armenco Engineering for $912,000. The $338,000 excess of acquisition cost over the fair value of the net assets was assigned to goodwill, customer list, trade name and drawings and designs which are being amortized over 3 to 15 years.

On July 30, 1993, the Company acquired KVP Systems, Inc. for $2,855,000, primarily in common stock. The $702,000 excess of the acquisition cost (including transaction costs of $206,000) over the fair value of KVP's net assets was assigned to customer list, trade name, and business relationships which are being amortized over 15 years, and to goodwill, which is being amortized over 25 years.

Pro forma operating results of the company, assuming that the acquisitions of KVP Systems, Inc. and Armenco Engineering had been made as of September 1, 1992, follow. Such information includes adjustments to reflect interest expense incurred on acquisition debt, change in operating expenses, amortization of costs in excess of net assets, tax provision of Armenco Engineering, which was a Subchapter S corporation and the benefit of the federal net operating loss carryforward. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented, nor are they intended to be a reflection of future results.

Year ended August 31                           1993          1994
- -------------------------------------------------------------------
Net sales                                 $15,245,000   $17,328,000
- -------------------------------------------------------------------
Income before provision
 for taxes and extraordinary item             809,000     1,402,000
Provision for taxes                          (474,000)     (748,000)
Extraordinary item, tax benefit of net
 operating loss carryforward                  264,000
Cumulative effect of accounting change                      100,000
- -------------------------------------------------------------------
Net income                                $   599,000       754,000
===================================================================
Net income per share                      $       .39   $       .49
===================================================================


4.  Taxes based on income

The following table provides a reconciliation between the provision for taxes based on income included in the accompanying consolidated statements of income and a provision for taxes computed by applying the statutory income tax rate to income before taxes and extraordinary item.


                                            1993      1994      1995
- ----------------------------------------------------------------------
Provision for taxes at statutory rates    $194,000  $388,000  $394,000
State tax, net of  federal benefit          70,000   107,000    70,000
Effect of performance payments              89,000   126,000    26,000
Other-net                                    2,000    24,000    (8,000)
- ----------------------------------------------------------------------
                                          $355,000  $645,000  $482,000
======================================================================

The provision for income taxes consists of the following:


                                                     1993       1994      1995
- --------------------------------------------------------------------------------
Current:
   Federal                                          $  9,000  $433,000  $244,000
   State                                              75,000   140,000    81,000
- --------------------------------------------------------------------------------
                                                      84,000   573,000   325,000
- --------------------------------------------------------------------------------
Deferred:                                            271,000    72,000   157,000
- --------------------------------------------------------------------------------
                                                    $355,000  $645,000  $482,000
================================================================================

Effective September 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This new standard requires income taxes to be accounted for under the liability method and calculates deferred tax balances using tax rates in effect when the taxes will be paid. Included in the consolidated statement of income for the year ended August 31, 1994, is a cumulative benefit of $100,000, or $.06 per share, which represents a catch-up adjustment to recalculate deferred tax balances. Prior years' financial statements have not been restated as a result of this change.

The components of the Company's deferred tax asset (liability) at August 31, 1994 and 1995 are as follows:

                                                       1994                1995
- -------------------------------------------------------------------------------
Effect of performance payments                    $ 109,000           $  40,000
State taxes                                          57,000              33,000
Reserves                                            194,000             308,000
Other items                                          71,000                 ---
- -------------------------------------------------------------------------------
Total deferred tax assets                           431,000             381,000
- -------------------------------------------------------------------------------
Depreciation                                       (528,000)           (626,000)
Amortization                                       (159,000)           (147,000)
Other items                                             ---             (21,000)
- -------------------------------------------------------------------------------
Total deferred tax liabilities                     (687,000)           (794,000)
- -------------------------------------------------------------------------------
Net deferred tax liability                        $(256,000)          $(413,000)
================================================================================
Changes in components of the Company's deferred tax balances are as follows:

Reserves                                          $  39,000           $ 114,000
Effect of performance payments                      (32,000)            (69,000)
State taxes                                         (26,000)            (24,000)
Amortization                                        (13,000)             12,000
Depreciation                                         (7,000)            (98,000)
Other                                               (33,000)            (92,000)
- -------------------------------------------------------------------------------
                                                  $ (72,000)          $(157,000)
================================================================================

5.  Notes payable and long-term debt

The Company has a term loan from an officer of a subsidiary in the amount of $400,000, secured by the Company's real estate in Fullerton, California. Interest payments on the term loan are due monthly at 8 1/2%.

Principal payments on the term loan are due in subsequent years as follows:

                                 1997                                    100,000
                                 1998                                    100,000
                                 1999                                    100,000
                                 2000                                    100,000
                                ------------------------------------------------
                                 Total                                  $400,000
                                ================================================

In January 1995, the Company entered into an agreement with a bank for a $2,000,000 line of credit of which $938,000 was in use at August 31, 1995. Interest is due monthly at the rate of Prime plus 1/4%. The line of credit is secured by all the assets of the Company. The line of credit requires the maintenance of certain financial ratios and minimum levels of working capital and net worth, as defined.

6.  Commitments and contingencies

The Company is involved in certain legal actions, including, patent, product liability and warranty claims, which occur in the normal course of business. The Company has insurance policies in varying amounts covering some of the outstanding lawsuits. In the event a judgement were awarded in excess of the insurance coverage, the burden would be borne by the Company. The Company does not expect that the ultimate outcome of an unfavorable judgement in any of the legal matters would result in a material adverse effect on the Company's consolidated financial position. Such an unfavorable judgement could, however, depending on the amount and the year, have a material impact on future results of operations.

In connection with the acquisition of GST Industries, Inc. in fiscal 1992, the Company is required to make annual payments to former shareholders of GST related to GST's performance through October 29, 1996. Payments are equal to 75 percent of the amount by which annual operating profit of the subsidiary GST Industries, Inc. exceeds a threshold of $500,000, up to an aggregate amount of $1,500,000. Thereafter, additional consideration for covenants not to compete with the Company can be earned at the rates of 75% of the amount by which annual operating profit of subsidiary GST Industries, Inc. exceeds $500,000 up to an aggregate amount of $500,000 and thereafter, 25%, up to a cumulative aggregate amount of an additional $1,500,000. In the event that operating profit for any fiscal year does not exceed the threshold for that year, the threshold for the subsequent year will be increased by the amount of such deficit. No additional performance payments shall be earned either after the aggregate of $1,500,000 has been earned or after November 1996. No additional non-compete covenant consideration shall be earned either after the aggregate of $1,500,000 has been earned or after October 1996. Payments of $178,000, $620,000 and $440,000 were earned in fiscal 1995, 1994 and 1993, respectively. The cumulative amount earned at August 31, 1995 is $1,548,000. Of the amounts of performance payments paid, only 40 1/2% is deductible for income tax purposes. The amount of non-compete covenant consideration paid is fully tax deductible.

The Company leases office and manufacturing facilities and certain vehicles under noncancelable operating leases which expire at various dates through July 1997. Rental expense charged to operations was approximately $154,000, $199,000 and $266,000 for the years ended August 31, 1993, 1994 and 1995, respectively.

The aggregate minimum future lease payments under these leases at August 31, 1995 are approximately as follows:


                                                      Amount
        1996                                          $198,000

        1997                                            35,000
       -------------------------------------------------------
                                                      $233,000
       =======================================================


7.  Capital stock

On December 14, 1993, the shareholders of the Company approved the amendment and restatement of the articles of incorporation. In what effectively was a reverse stock split, each shareholder of record on December 22, 1994 received one share of newly issued common stock for every four shares of common stock held. This reverse stock split resulted in $12,000 paid in lieu of fractional shares. The amount of shares authorized to be issued did not change. The consolidated financial statements and notes thereto, and the financial information appearing elsewhere in this report have been restated to give retroactive effect to the reverse split. In the restatement of the articles of incorporation, preferred stock was amended for the authorization of 5,000,000 shares with a par value of $.001. No preferred shares have been issued.

During the nine month period ended May 31, 1996, 30,832 shares of common stock were issued to former directors of KVP Systems, Inc. The shares represented a portion of the purchase price in the July 1993 acquisition of KVP by the Company, which had been reserved but which were not issued pending the resolution of a certain lawsuit. The lawsuit was resolved during the period.

8.  Stock option plans and employee's benefit plans

Stock option plans

The Company has adopted Stock Option Plans (the "1984 Plan" and the "1991 Plan"), under which options to acquire an aggregate of 175,000 shares of the Company's Common Stock may be granted to key employees, directors, vendors, and consultants, as determined by the Board of Directors. The following is a summary of stock options activity:

                                              1994                       1995
- ------------------------------------------------------------------------------
Options outstanding at beginning of year   132,625                    162,750
Granted                                     30,500                     42,500
Cancelled                                     (375)                    (7,000)
Exercised                                      ---                     (7,000)
- ------------------------------------------------------------------------------
Options outstanding at end of year         162,750                    191,250
- ------------------------------------------------------------------------------
Exercisable                                119,292                    151,582
==============================================================================
Option prices                                   $1.50 to $6.50 $1.50 to $6.00
==============================================================================

The above table includes options issued in connection with the acquisition of KVP Systems, Inc. in July 1993. The Company granted options of 55,000 shares of stock at $5.20 to former directors and officers of KVP Systems, Inc. Of these, 47,083 were excersizable at August 31, 1995.

401(k) plan

The Company has employee savings and investment plans at each of its subsidiaries covering substantially all of its employees. The plans, which qualify under Section 401(k) of the Internal Revenue Code, allow employees to defer specified percentages of their compensation, as defined, in a tax-exempt trust. The Company is required to make matching contributions, as defined, to the plan and may make additional profit-sharing contributions at the discretion of the Board of Directors. The cost of the Company matching contribution is partially offset by a reduction in payroll taxes. Company contributions to the plan totaled $8,000, $42,000 and $81,000 for the years ended August 31, 1993, 1994 and 1995, respectively.

9.  Sales

Sales to the largest single customer represented 7.6%, 6.9%, and 4.3% of total sales during 1993, 1994, and 1995, respectively.

Export sales by geographic area were as follows:


                                 (in thousands)
                                       1993              1994              1995
- --------------------------------------------------------------------------------
Canada                                 $ 28             $ 220             $ 341
Latin America                           133               101               ---
Asia                                    637             1,868               800
Europe                                   78               186               769
Other                                    55                56               131
- --------------------------------------------------------------------------------
                                       $931            $2,431            $2,041
================================================================================

10. Business segment information

The following table sets forth certain information with respect to the contribution to consolidated sales and operating income generated by KVP and GST during the three years ended August 31, 1995, as well as the dollar value of the assets identified to each subsidiary:

                            Business Segment Summary

                       Material Handling      Firefighting          Aerospace
                              Components         Equipment         Assemblies
- -------------------------------------------------------------------------------
                     Fiscal Year Ended August 31, 1995
Net Sales                     $6,567,000        $2,096,000         $1,584,000

Operating Income                 903,000           158,000            388,000

Identifiable Assets            4,554,000           683,000            669,000

                     Fiscal Year Ended August 31, 1994

Net Sales                     $5,061,000        $3,075,000         $2,143,000

Operating Income                 591,000           260,000            435,000

Identifiable Assets            3,903,000           729,000            884,000

                     Fiscal Year Ended August 31, 1993

Net Sales                       $404,000        $2,627,000         $2,253,000

Operating Income                  37,000           178,000            459,000

Identifiable Assets            2,637,000         1,054,000          1,156,000

11. Unaudited quarterly results


                                                         Quarters ended
- ------------------------------------------------------------------------------
                                       November    February     May    August
- ------------------------------------------------------------------------------
                                      (in thousands, except per share amounts)
Fiscal 1994:
 Net sales                                $2,306      $2,328   $2,996   $2,649
 Gross profit                              1,028       1,020    1,413    1,308
 Income from continuing operations           122         112      108      159
 Net income                                  231          70      185      233
Per Share:
 Income from continuing operations        $  .08      $  .07   $  .07   $  .10
 Net income                               $  .15      $  .04   $  .12   $  .15
==============================================================================
Fiscal 1995:
 Net sales                                $2,376      $2,503   $2,768   $2,600
 Gross profit                              1,308       1,394    1,466    1,441
 Income from continuing operations           115         148      186      227
 Net income                                  152          99      202      195
Per Share:
 Income from continuing operations        $  .07      $  .10   $  .12   $  .15
 Net income                               $  .10      $  .06   $  .13   $  .13
==============================================================================

12. Discontinued Operations

Subsequent to May 31, 1996, the Company completed the divestiture of its industrial process equipment subsidiary, Morehouse-COWLES, Inc. Accordingly, this business unit has been accounted for as a discontinued operation and results of its operations are segregated in the accompanying consolidated statements of income. As a consequence of holding Morehouse-COWLES for sale, the assets and liabilities of discontinued operations have been classified in the consolidated balance sheets as, "Net assets of discontinued operations." Discontinued operations have not been segregated in the consolidated statements of cash flow. The preceding notes to consolidated financial statements have been revised, as necessary, to reflect the change in reporting due to discontinued operations.

The sales from these discontinued operations were $4,481,000, $5,555,000 and $8,097,000 for the years ended August 31, 1993, 1994 and 1995, respectively and were $6,048,000 and $5,638,000 for the nine month periods ending May 31, 1995 and 1996.

The components of net assets of discontinued operations included in the consolidated balance sheets at August 31, 1994 and 1995 and May 31, 1996 are as follows:


                                         August 31, 1994        August 31, 1995        May 31, 1996
ASSETS

Accounts receivable, net                      $1,120,000               $986,000            $668,000

Inventory                                      1,038,000              2,372,000           1,944,000

Prepaid expenses and other                       247,000                 89,000              30,000

Property, plant and equipment, net               519,000                388,000             303,000

Goodwill and intangibles, net                    329,000                297,000             272,000
                                              ----------             ----------           ---------
Total assets                                   3,253,000              4,132,000           3,217,000

LIABILITIES

Accounts payable                                 208,000                703,000             263,000

Accrued liabilities                              840,000                727,000             585,000
                                              ----------             ----------          ---------
Total liabilities                              1,048,000              1,430,000             848,000
                                              ----------             ----------           ---------
Net assets of discontinued  operations        $2,205,000             $2,702,000          $2,369,000
                                              ==========             ==========          ==========

                    Report of Independent Public Accountants
                    ----------------------------------------



To the Shareholders and Board of Directors of LexaLite International Corporation:

We have audited the accompanying balance sheets of LEXALITE INTERNATIONAL CORPORATION (a Delaware corporation) as of June 30, 1996 and 1995, and the related statements of income, shareholders' equity and cash flows for the three years in the period ended June 30, 1996, as restated, see Note 9. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LexaLite International Corporation as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

As explained in Note 9 to the financial statements, the Company has given retroactive effect to the change from the last-in, first-out to the first-in, first-out method of determining the cost of its inventories.



Grand Rapids, Michigan
August 15, 1996

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------


                                 BALANCE SHEETS
                                 --------------

                                 AS OF JUNE 30,
                                 --------------


             ASSETS                            1 9 9 6         1 9 9 5
             ------                            -------         -------
CURRENT ASSETS:
  Cash and cash equivalents                  $   620,023     $    72,884
  Accounts receivable, less allowance
    of approximately $77,000 and $60,000
    in 1996 and 1995, respectively             6,364,820       5,385,821
  Inventories                                  1,510,553       1,586,386
  Deferred income taxes                          253,300         265,000
  Prepaid expenses and other                     425,064         329,894
                                             -----------     -----------
                                               9,173,760       7,639,985
                                             -----------     -----------

PROPERTY, PLANT AND EQUIPMENT:
  Land, buildings and improvements             8,412,041       6,297,451
  Machinery and equipment                     13,687,609      11,784,761
  Office furniture and fixtures                1,203,858       1,165,952
  Construction in progress                     1,149,616       2,107,313
                                             -----------     -----------
                                              24,453,124      21,355,477
  Less- Accumulated depreciation             (11,427,542)     (9,794,478)
                                             -----------     -----------
                                              13,025,582      11,560,999
                                             -----------     -----------


OTHER ASSETS:
  Bond proceeds held in trust                  1,071,649       3,275,928
  Cash surrender value of life
    insurance, face value of $2,400,000          622,500         555,000
  Other                                          215,260         355,715
                                             -----------     -----------
                                               1,909,409       4,186,643
                                             -----------     -----------
                                             $24,108,751     $23,387,627
                                             ===========     ===========

             The accompanying notes to financial statements are an
                     integral part of these balance sheets.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------


                                 BALANCE SHEETS
                                 --------------

                                 AS OF JUNE 30,
                                 --------------
                                  (continued)



  LIABILITIES AND SHAREHOLDERS' EQUITY       1 9 9 6       1 9 9 5
  ------------------------------------     -----------    ----------
CURRENT LIABILITIES:
  Current portion of long-term debt        $ 1,200,000   $ 1,003,000
  Accounts payable                           2,026,426     1,566,561
  Accrued expenses -
    Compensation                             1,517,689     1,373,260
    Taxes                                      134,764       295,837
    Other                                      356,423       206,637
  Billings on uncompleted tooling
   projects in excess of cost                  339,100       135,000
                                           -----------   -----------
                                             5,574,402     4,580,295
                                           -----------   -----------


LONG-TERM DEBT, less current portion         8,263,784    10,489,906
                                           -----------   -----------

DEFERRED INCOME TAXES                          765,300       603,900
                                           -----------   -----------


SHAREHOLDERS' EQUITY:
  Common stock, par value $1 per share,
    2,000,000 shares authorized,
    1,459,478 and 1,426,160 shares
    issued and outstanding for
    1996 and 1995, respectively              1,459,478     1,426,160
  Additional paid-in capital                   699,252       528,979
  Retained earnings                          7,346,535     5,758,387
                                           -----------   -----------
                                             9,505,265     7,713,526
                                           -----------   -----------

                                           $24,108,751   $23,387,627
                                           ===========   ===========

             The accompanying notes to financial statements are an
                     integral part of these balance sheets.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                              STATEMENTS OF INCOME
                              --------------------

                          FOR THE YEARS ENDED JUNE 30,
                          ----------------------------

                                                      1 9 9 6        1 9 9 5        1 9 9 4
                                                   -----------    -----------    -----------
NET SALES                                          $36,088,738    $33,235,276    $26,770,782

COST OF GOODS SOLD                                  26,963,328     25,321,031     20,099,640
                                                   -----------    -----------    -----------

          Gross profit                               9,125,410      7,914,245      6,671,142
                                                   -----------    -----------    -----------
OPERATING EXPENSES:
  Selling, general and administrative                5,001,779      4,517,922      3,833,190
  Research and development                             884,706        671,350        554,074
                                                   -----------    -----------    -----------
                                                     5,886,485      5,189,272      4,387,264
                                                   -----------    -----------    -----------

          Income from operations                     3,238,925      2,724,973      2,283,878
                                                   -----------    -----------    -----------
OTHER INCOME (EXPENSE):
  Interest expense                                    (721,276)      (562,711)      (482,579)
  Other, net                                            32,899         62,018         12,849
                                                   -----------    -----------    -----------
                                                      (688,377)      (500,693)      (469,730)
                                                   -----------    -----------    -----------
          Income before provision for
            income taxes                             2,550,548      2,224,280      1,814,148

PROVISION FOR INCOME TAXES                             962,400        802,500        630,700
                                                   -----------    -----------    -----------
          Net income                               $ 1,588,148    $ 1,421,780    $ 1,183,448
                                                   ===========    ===========    ===========

          Earnings per share                             $1.08          $1.00          $0.85
                                                   ===========    ===========    ===========

               The accompanying notes to financial statements are
                     an integral part of these statements.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                       ----------------------------------

               FOR THE YEARS ENDED JUNE 30, 1996, 1995, AND 1994
               -------------------------------------------------



                                                                                                                     Total
                                             Common           Treasury        Additional           Retained        Shareholders'
                                             Stock             Stock        Paid-in Capital        Earnings          Equity
                                           ----------        ----------     ---------------       ----------      ------------
BALANCES July 4, 1993,
  as restated (Note 9)                     $1,400,000        $(141,752)          $362,694        $3,153,159         $4,774,101
  Treasury shares reissued, net                     -           25,736                  -                 -             25,736
  Net income, as restated
    (Note 9)                                        -                -                  -         1,183,448          1,183,448
                                           ----------        ---------           --------        ----------         ----------

BALANCES, June 30, 1994                     1,400,000         (116,016)           362,694         4,336,607          5,983,285
  Issuance of common stock and
    tax benefit of stock
    plan transactions                          26,160                -            166,285                 -            192,445
  Treasury shares reissued, net                     -          116,016                  -                 -            116,016
  Net income, as restated
    (Note 9)                                        -                -                  -         1,421,780          1,421,780
                                           ----------        ---------           --------        ----------         ----------

BALANCES, June 30, 1995                     1,426,160                -            528,979         5,758,387          7,713,526
  Issuance of common stock and
    tax benefit of stock
    plan transactions                          33,318                -            170,273                 -            203,591
  Net income                                        -                -                  -         1,588,148          1,588,148
                                           ----------        ---------           --------        ----------         ----------
BALANCES, June 30, 1996                    $1,459,478        $       -           $699,252        $7,346,535         $9,505,265
                                           ==========        =========           ========        ==========         ==========

               The accompanying notes to financial statements are
                     an integral part of these statements.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------
                            STATEMENTS OF CASH FLOWS
                            ------------------------
                          FOR THE YEARS ENDED JUNE 30,
                          ----------------------------

                                                       1 9 9 6              1 9 9 5              1 9 9 4
                                                     -----------          -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $ 1,588,148          $ 1,421,780          $ 1,183,448
  Adjustments to reconcile net income to net
    cash provided by operating activities-
      Depreciation and amortization                    1,773,094            1,632,023            1,167,562
      Gain on sale of assets                              (6,500)             (85,506)            (109,675)
      Deferred income taxes                              173,100              (74,000)              32,200
      Decrease (increase) in current
       assets:
        Accounts receivable                             (978,999)            (700,030)          (1,683,793)
        Inventories                                       75,833              152,720             (348,578)
        Prepaid expenses and other                       (95,170)             158,464               41,739
      Increase (decrease) in current
       liabilities:
        Accounts payable                                 459,865               (3,057)             635,344
        Billings on uncompleted tooling
         projects in excess of costs                     204,100               49,000               86,000
        Accrued expenses                                 133,142              202,445              257,445
                                                     -----------          -----------          -----------
          Net cash provided by                         3,326,613            2,753,839            1,261,692
           operating activities
                                                     -----------          -----------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                (3,199,322)          (3,813,536)          (3,188,423)
  Net decrease (increase) in unexpended
   industrial revenue bond proceeds                    2,204,279           (3,275,928)                   -
  Decrease (increase) in other assets                    102,100             (310,197)              14,847
  Proceeds from sale of assets                             6,500              141,863               52,465
  Increase in cash surrender value of
   life insurance                                        (67,500)             (67,000)             (74,764)
                                                     -----------          -----------          -----------
          Net cash used for investing                   (953,943)          (7,324,798)          (3,195,875)
           activities
                                                     -----------          -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt                           365,000            6,448,604            2,000,000
  Payments on long-term debt                          (2,394,122)          (2,225,367)          (1,027,483)
  Issuance of common stock and tax
   benefit of stock plan transactions                    203,591              192,445                    -
                                                     -----------          -----------          -----------
          Net cash (used for) provided
           by financing activities                    (1,825,531)           4,415,682              972,517
                                                     -----------          -----------          -----------

NET INCREASE (DECREASE) IN CASH AND                      547,139             (155,277)            (961,666)
 CASH EQUIVALENTS

CASH AND CASH EQUIVALENTS, beginning of                   72,884              228,161            1,189,827
 year
                                                     -----------          -----------          -----------
CASH AND CASH EQUIVALENTS, end of year               $   620,023          $    72,884          $   228,161
                                                     ===========          ===========          ===========

               The accompanying notes to financial statements are
                     an integral part of these statements.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

      Description of Business
      -----------------------

       LexaLite International Corporation (the "Company") is engaged in the manufacture and sale of plastic molded injection parts and providing design and development services. The majority of the Company's net sales and accounts receivable are with customers in the lighting industry.

      Cash and Cash Equivalents
      -------------------------

       The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates current market value.

      Property, Plant and Equipment
      -----------------------------

       Property, plant and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and primarily accelerated methods for income tax purposes.

       Estimated lives used to depreciate fixed assets for book purposes are as follows:

                                                   Years
                                                   -----

                Building and improvements           10-40
                Machinery and equipment              3-7
                Office furniture and fixtures        5-10

       During fiscal year 1995, the Company constructed a 27,500 square foot industrial facility ("the Facility") to be used for the research, development and manufacture of plastic injection molded products.

      Bond Proceeds Held in Trust
      ---------------------------

       Unexpended bond proceeds are restricted for use to finance the construction of the Facility and related equipment. The unexpended proceeds are invested in short-term marketable securities, and are stated at cost which approximates market, together with accrued interest. Investments must be rated at least A-1 by Standard and Poor's or an equivalent rating by a similarly recognized rating service.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                  (Continued)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES, continued


      Long-Term Assets
      ----------------

       In March 1995, the Financial Accounting Standards Board issued Statement
         No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). The Company is required to adopt the provisions of SFAS 121 beginning in fiscal 1997. Based on the information currently available, the Company does not expect the adoption to have a material effect on its financial condition or results of operations.

      Research and Development
      ------------------------

       Research and development costs related to the planning and development of new and existing products are charged to operations as incurred.

      Earnings Per Share
      ------------------

       The earnings per share are computed based on the weighted average number of common shares outstanding and, to the extent dilutive, common share equivalents. The weighted average number of shares outstanding were approximately 1,477,000, 1,427,000, and 1,385,000 in 1996, 1995, and
         1994, respectively.

      Use of Estimates
      ----------------

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                  (Continued)


(2)  INVENTORIES

      Inventories are stated at the lower of cost or market and include materials, labor and manufacturing overhead. Cost is determined using the first, first-out (FIFO) method. Inventories consisted of the following as of June 30,:


                                   1 9 9 6      1 9 9 5
                                ----------   ----------
        Raw materials           $  938,638   $1,229,985
        Finished goods and
          work-in-process          571,915      356,401
                                ----------   ----------
                                $1,510,553   $1,586,386
                                ==========   ==========

(3)  LONG-TERM DEBT AND FINANCING ARRANGEMENTS

      During fiscal 1995, the Company issued $5,000,000 of Michigan Strategic
        Fund Limited Obligation Revenue Bonds Series 1994 to finance the construction of the Facility and certain related equipment. The bonds mature at various dates from November 1997 through November 2001 at an average effective interest rate of 6.09% and are secured by substantially all assets of the Company and an irrevocable letter of credit.

      The Company has available a secured line of credit with a bank which provides for $3,000,000 in maximum borrowings and matures on October 1, 1996. No borrowings were outstanding under this agreement at June 30, 1996. Interest is payable at the bank's prime rate (8.25% at June 30, 1996). The weighted average interest rate on borrowings was 6.8% and 8.4% in 1996 and 1995, respectively.

      The Company also has a credit agreement with a bank to borrow up to $1,250,000 for the purchase of equipment. The agreement expires December 1, 1996. No borrowings have been made against this arrangement. Interest is payable at the bank's prime rate.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                  (Continued)



(3)  LONG-TERM DEBT AND FINANCING ARRANGEMENTS, continued

       Long-term debt consisted of the following as of June 30,:

                                                    1 9 9 6       1 9 9 5
                                                  ----------    ----------

      Michigan Strategic Fund Limited
        Obligation Revenue Bonds Series 1994     $ 5,000,000    $ 5,000,000

      Note payable to bank, due in monthly
        installments of $29,334 including
        interest at 7.9%, , through October
        2000, secured by related equipment         1,525,328      1,395,000

      Notes payable to bank, secured by
        substantially all assets of the
        Company, due in monthly installments
        totaling $72,902, with interest
        rates ranging between 6.75% and
        9.75%, maturing between 1998
        and 2001                                   2,879,149      3,617,126

      Revolving credit note                                -      1,400,000

      Other                                           59,307         80,780
                                                 -----------    -----------
                                                   9,463,784     11,492,906
      Less: - current portion                     (1,200,000)    (1,003,000)
                                                 -----------    -----------
                                                 $ 8,263,784    $10,489,906
                                                 ===========    ===========


     Future maturities of long-term debt are as follows:

            1997                           $ 1,200,000
            1998                             2,218,000
            1999                             2,088,000
            2000                             1,529,000
            2001                             1,307,000

      Under the terms of certain of its loan agreements, the Company must maintain specified levels of net worth and certain other performance ratios. The Company was in compliance with all covenants throughout the year.

      Cash expended for interest on debt was approximately $704,000, $719,000, and $496,000 in 1996, 1995, and 1994, respectively. Capitalization of interest related to the project discussed in Note 1 reduced interest expense by approximately $185,000 in 1995. No interest was capitalized in 1996 or 1994.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                  (Continued)


(4)  FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amount of the Company's financial instruments included in assets and current liabilities approximates the fair value due to their short-term nature. As of June 30, 1996 and 1995, carrying value approximated the fair value of the Company's long-term debt.

(5)  LEASE COMMITMENTS

      The Company has various operating leases for certain equipment. Future minimum rental payments at June 30, 1996 under noncancellable operating leases with initial terms of one year or more are approximately as follows:


                   1997              $168,300
                   1998                81,500
                   1999                54,400
                   2000                44,700
                   2001                 4,100

      Rental expense under all operating leases was approximately $244,000, $182,000 and $179,000 in 1996, 1995, and 1994, respectively.

(6)  INCOME TAXES

      The Company applies the "liability" method of accounting for income taxes.
        Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to be reversed.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                  (Continued)

(6)  INCOME TAXES, continued

      The components of the provision for income taxes consisted of the following for the years ended June 30,:

                                               1 9 9 6     1 9 9 5     1 9 9 4
                                              --------    --------    --------

   Current                                    $789,300    $876,500    $598,500
   Deferred                                    173,100     (74,000)     32,200
                                              --------    --------    --------
   Provision for income taxes                 $962,400    $802,500    $630,700
                                              ========    ========    ========

     The effective income tax rate differs from the statutory federal income tax rate for the following reasons:

                                               1 9 9 6     1 9 9 5     1 9 9 4
                                               --------    --------    --------

   Statutory federal income tax rate             34.0%        34.0%       34.0%
     State taxes                                  2.6          1.5          .8
     Other                                        1.1          0.6           -
                                               ------       ------      ------
   Effective income tax rate                     37.7%        36.1%       34.8%
                                               ======       ======      ======

     The major components of deferred income taxes at June 30, 1996 and 1995 are as follows:

                                                        1 9 9 6     1 9 9 5
                                                       --------    --------
   Deferred tax assets:
     Financial accruals and reserves
       not currently deductible:
         Compensation                                  $274,800    $258,000
         Inventory                                       64,800      50,300
         Other                                           37,900      16,500
     Valuation allowance                                      -           -
                                                       --------    --------
                                                       $377,500    $324,800
                                                       ========    ========
   Deferred tax liability:
     Book basis of property in excess
       of tax basis                                    $755,000    $594,200
     Book basis of inventory in excess
       of tax basis                                     124,200      59,800
     Other                                               10,300       9,700
                                                       --------     -------
                                                       $889,500    $663,700
                                                       ========    ========

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                  (Continued)

(6)  INCOME TAXES, continued

      Cash expended for income taxes totaled approximately $909,000, $860,000, and $641,000 for the years ended June 30, 1996, 1995, and 1994, respectively.

(7)  EMPLOYEE BENEFIT PLANS

       Stock Ownership Plan
       --------------------

         The Company has an Employee Stock Ownership Plan ("ESOP")which provides retirement, death and disability benefits to substantially all of its employees. Benefits are payable in the form of the Company's common stock. A trustee has been designated to administer the Employee Stock Ownership Trust established under the Plan. The Company provides a discretionary contribution to the ESOP as determined by the Board of Directors. Contributions are allocated to participants based on their proportionate share of compensation, within certain limitations. Contributions, for the years ended June 30, 1996, 1995 and 1994 are charged to operations and approximate $143,000, $278,000, and $269,000, respectively. The ESOP owned 501,998 and 503,298 shares of the Company's stock as of June 30, 1996 and 1995, respectively. For earnings per share purposes, all shares are considered outstanding.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                  (Continued)

(7)  EMPLOYEE BENEFIT PLANS, continued

       Nonqualified Stock Option Plan
       ------------------------------

        The Company has a nonqualified stock option plan for certain salaried employees. Options are granted at a price not less than the market price on the date of grant, and are exercisable beginning three years from the effective date of grant, for a period of six months to one year. No charges to operations are made under this plan. A summary of stock option activity is as follows:



                                          Options     Price Range
                                          -------     -----------
        Outstanding at July 4, 1993        94,500    $3.75 - $4.50
          Options granted                  29,000        $5.89
          Options exercised               (24,529)   $3.75 - $4.50
          Options canceled                 (5,271)   $4.30 - $5.89
                                          -------
        Outstanding at June 30, 1994       93,700    $4.07 - $4.30
          Options granted                       -          -
          Options exercised               (34,000)   $4.07 - $4.30
          Options canceled                (10,400)   $4.30 - $5.89
                                          -------
        Outstanding at June 30, 1995       49,300    $4.50 - $5.89
          Options granted                       -          -
          Options exercised               (22,760)       $4.50
          Options canceled                 (2,040)   $4.50 - $5.89
                                          -------
        Outstanding at June 30, 1996       24,500        $5.89
                                          =======

       Qualified Stock Option Plan
       ---------------------------

       In 1996, the Company adopted a qualified stock option plan for certain salaried employees. Options are granted at a price not less than the market price on the date of grant, and are exercisable beginning three years from the effective date of grant, for a period of six months. During 1996, 26,050 shares were granted and are outstanding under the plan at options prices between $7.85 and $8.48.

       As of June 30, 1996, no options were exercisable and 100,000 shares were authorized to be granted under either the stock ownership plan or the qualified stock option plan.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                  (Continued)


(7)  EMPLOYEE BENEFIT PLANS, continued

      Stock Bonus Plan
      ----------------

       The Company has a stock bonus plan, the purpose of which is to permit grants of shares to key employees of the Company, as a means of retaining and rewarding them for long-term performance and to increase their ownership in the Company. Shares awarded under the plan are based on discretionary percentage of aggregate stock growth, as defined by the Plan. The awards vest in three annual installments and are paid in the form of stock and cash. Awards are charged to operations in the year granted and totaled approximately $267,000, $286,000, and $330,000 in 1996, 1995, and 1994, respectively.

      Profit Sharing Plan
      -------------------

       The Company maintains a profit sharing plan which covers substantially all of its employees. The discretionary payment, charged to operations, as determined by the board of directors, was approximately $820,000, $543,000, and $457,000 in 1996, 1995, and 1994, respectively.

      Incentive Bonus Plan
      --------------------

       The Company also maintains an incentive bonus plan paid to certain key employees. The discretionary bonus, charged to operations, as determined by the board of directors, was approximately $758,000, $636,000, and $573,000 in 1996, 1995, and 1994, respectively.

(8)  SIGNIFICANT CUSTOMERS

      During the years ended June 30, 1996, 1995, and 1994, the Company had four customers which individually accounted for 10% or more of net sales.

              Customer        1 9 9 6    1 9 9 5    1 9 9 4
              --------        -------    -------    -------
                 #1            15.4%      14.1%      12.4%
                 #2            12.8%      14.3%      10.7%
                 #3             9.6%      11.7%      16.9%
                 #4             8.5%      10.8%       8.9%

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                  (Continued)


(9)  CHANGES IN PRIOR PERIOD FINANCIAL STATEMENTS

      During 1996, the Company changed its method of accounting for inventory from the last-in, first-out (LIFO) method to the FIFO method. Under the current economic environment, the Company believes that the FIFO method will result in a better measurement of operating results. During 1996, the Company also corrected the amount charged to operations for the stock bonus in 1995 as well as the accounting for deferred taxes in 1994. As a result, the Company has retroactively restated the accompanying financial statements.

      The following effects of the change in accounting principle and the corrections discussed above have been reflected in the accompanying financial statements as follows:



                                            Net Income                Retained
                                 -------------------------------      Earnings
                                  1 9 9 6    1 9 9 5     1 9 9 4    July 4, 1993
                                 --------   --------    --------    ------------
      Inventory methodology      $111,500   $(23,100)   $(13,200)     $ 152,500
      Stock bonus                       -    139,000           -              -
      Deferred taxes                    -          -     138,000       (138,000)
                                 --------   --------    --------      ---------
                                 $111,500   $115,900    $124,800      $  14,500
                                 ========   ========    ========      =========

      Effect on earnings
        per share                $   0.08   $   0.08    $   0.09
                                 ========   ========    ========

(10)  RELATED PARTY TRANSACTIONS

      The Company pays commissions on certain proprietary products to a company owned by an officer of the Company. The commissions are based upon a design and consulting agreement which became effective in January, 1993. Commissions paid were approximately $131,000, $107,000 and $85,000 in 1996, 1995 and 1994, respectively. In management's opinion, the fees paid are comparable to those that could be arranged with an unrelated party.

                       LEXALITE INTERNATIONAL CORPORATION
                       ----------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                  (Continued)


(11) SUBSEQUENT EVENT

      On July 18, 1996, the Company entered into a definitive agreement pursuant to which Summa Industries (Summa) will acquire all of the outstanding common stock of LexaLite. Under the terms of the agreement, Summa, through a wholly-owned subsidiary, will convert each LexaLite share to
        1.5 Summa shares, subject to adjustment as provided in the agreement. The transaction remains subject to shareholder approval of each Company and to certain other conditions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers
          -----------------------------------------

       As allowed by the California General Corporation Law, the Articles of incorporation of Summa provide that the liability of the directors of Summa for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of Summa for breach of a director's duties to Summa or its shareholders, except for liability for acts or omissions that involve intentional misconduct or knowing and culpable violation of law, for acts or omissions that a director believes to be contrary to the best interests of Summa or its shareholders or that involve the absence of good faith on the part of the director, for any transaction from which the director derived an improper personal benefit, for acts or omissions that show a reckless disregard for the director's duty to Summa or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Summa or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Summa or its shareholder, with respect to certain contracts in which a director has a material financial interest, and for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not limit or eliminate the rights of Summa or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

       Summa's ByLaws require Summa to indemnify its officers, directors, employees and other agents to the full extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules
          ------------------------------------------

(a)    Exhibits
       --------

  Exhibit
  Number          Description
  ------          -----------

  2.1 Conformed Agreement and Plan of Reorganization by and between Summa Industries and LexaLite International Corporation.

  2.2 Agreement of Merger (included as Appendix I to the Joint Proxy Statement/Prospectus.)

  3.1             Articles of Incorporation of Summa Industries *

  3.2             Certificate of Amendment of Articles of Incorporation of Summa
                  Industries***

  3.3             Bylaws of Summa Industries *

  5               Opinion of Phillips & Haddan (to be filed by amendment)

  22              Subsidiaries *

  24.1            Consent of Arthur Andersen LLP

  24.2            Consent of Arthur Andersen LLP.

  24.3 Consent of Phillips & Haddan (to be contained in the opinion to be filed as Exhibit 5)

  25              Power of Attorney **

  99.1            Form of Proxy for shareholders of Summa Industries ***

  99.2            Form of Proxy for stockholders of LexaLite International
                  Corporation. ***
- ----------------------

  * Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended August 31, 1995, previously filed with the Commission by Summa Industries under the Securities and Exchange Act of 1934 (File No. 1-7755)

  ** The Power of Attorney follows the signature page to the Registration Statement.

 ***              To be filed by amendment

(b)  Financial Statement Schedules
     -----------------------------

Schedule VIII     Valuation and qualifying accounts.

Item 22.  Undertakings
          ------------

  (1) Summa hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Summa undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) Summa undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) Summa hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (4) Summa hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Summa has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Torrance, State of California, on the 6th day of September, 1996.

                                      SUMMA INDUSTRIES



                                      By:  s/James R. Swartwout
                                           ------------------------------------
                                         James R. Swartwout, President




                                    POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

  That the undersigned officers and directors of Summa Industries, a California corporation, do hereby constitute and appoint James R. Swartwout and Paul A. Walbrun, and either of them, the lawful attorneys and agents or attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments and supplements thereto, and to any and all instruments or documents filed as part of or in connection with such Registration Statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

  IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the 6th day of September, 1996.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 6th day of September, 1996.

 Signature                       Title                     Date
 ---------                       -----                     ----


/s/James R. Swartwout
- ------------------------         Chairman, Chief     September 6, 1996
James R. Swartwout               Executive Officer
                                 and Chief Financial
                                 Officer

/s/Coalson C. Morris
- ------------------------         Director             September 6, 1996
Coalson C. Morris


/s/Dale H. Morehouse
- ------------------------         Director             September 6, 1996
Dale H. Morehouse


/s/Michael L. Horst
- ------------------------         Director             September 6, 1996
Michael L. Horst



- ------------------------         Director             September __, 1996
William R. Zimmerman


/s/David McConanghy
- ------------------------         Director             September 6, 1996
David McConanghy


/s/Karl V. Palmaer
- ------------------------         Director             September 6, 1996
Karl V. Palmaer



/s/Byron C. Roth                 Director             September 6, 1996
- ------------------------
Byron C. Roth


/s/Paul A. Walbrun               Vice President,      September 6, 1996
- -------------------------        Controller
Paul A. Walbrun                  and Secretary

                                Summa Industries

                               INDEX TO EXHIBITS

                                                                                                          Sequential
Exhibit No.                                                                                                  Page
- -----------                                                                                               ----------

2.1                     Conformed Agreement and Plan of Reorganization by and between Summa Industries and LexaLite International Corporation.

2.2                     Agreement of Merger (included as Appendix I to the Joint Proxy
                        Statement/Prospectus.)

3.1                     Articles of Incorporation of Summa Industries *

3.2                     Certificate of Amendment of the Articles of Incorporation of Summa Industries ***

3.3                     Bylaws of Summa Industries *

5                       Opinion of Phillips & Haddan (to be filed by amendment)

22                      Subsidiaries *

24.1                    Consent of Arthur Andersen LLP

24.2                    Consent of Arthur Andersen LLP.

24.3                    Consent of Phillips & Haddan (to be contained in the opinion to be filed as
                        Exhibit 5)

25                      Power of Attorney **

99.1                    Form of Proxy for shareholders of Summa Industries ***

99.2                    Form of Proxy for stockholders of LexaLite International Corporation. ***

- ---------------------------

* Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended August 31, 1995, previously filed with the Commission by Summa Industries under the Securities and Exchange Act of 1934 (File No.1-7755)

**  The Power of Attorney follows the signature page to the Registration
    Statement.

*** To be filed by amendment.

                                       1